Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
by and among
PHILLIPS 66 COMPANY
PHILLIPS 66 PROJECT DEVELOPMENT INC.
PHILLIPS 66 PARTNERS GP LLC
and
PHILLIPS 66 PARTNERS LP
dated as of
February 17, 2016

-i-

ARTICLE V. COVENANTS, ETC.		20
5.1	Conduct of the Businesses	20
5.2	Opco Formation Transactions	21
5.3	Independent Investigation	21
5.4	Post-Closing Payments	21
5.5	Further Assurances	21
5.6	NYSE Listing	22
5.7	Tax Covenants	22
5.8	Assignment of Construction Contracts	23
5.9	Construction	23
5.1	Financial Statements	23
ARTICLE VI. CONDITIONS TO CLOSING		24
6.1	Conditions to Each Party’s Obligation to Effect the Transactions	24
6.2	Conditions to the Obligation of the Partnership	24
6.3	Conditions to the Obligation of the P66 Parties	25
ARTICLE VII. CLOSING		26
7.1	Closing	26
7.2	Deliveries by the P66 Parties	26
7.3	Deliveries by the Partnership	26
ARTICLE VIII. INDEMNIFICATION		27
8.1	Indemnification of P66 Company and Other Parties	27
8.2	Indemnification of the Partnership and other Parties	28
8.3	Demands	28
8.4	Right to Contest and Defend	28
8.5	Cooperation	29
8.6	Right to Participate	29
8.7	Payment of Damages	29
8.8	Limitations on Indemnification	30
8.9	Survival	30
8.10	Sole Remedy	31
8.11	Express Negligence Rule	31
8.12	Knowledge	31
8.13	Consideration Adjustment	31
ARTICLE IX. TERMINATION		31
9.1	Events of Termination	31
9.2	Effect of Termination	32
ARTICLE X. MISCELLANEOUS		32
10.1	Expenses	32
10.2	Deed; Bill of Sale; Assignment	32
10.3	Right of Offset	32

10.4	Notices	33
10.5	Governing Law	33
10.6	Public Statements	33
10.7	Form of Payment	33
10.8	Entire Agreement; Amendments and Waivers	33
10.9	Binding Effect and Assignment	34
10.10	Severability	34
10.11	Interpretation	34
10.12	Headings and Schedules	34
10.13	Counterparts	34
10.14	Consent of Conflicts Committee	34

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Membership Interest

Exhibit B	Form of Assignment of Note

Exhibit C	Form of Clemens Caverns Storage Agreement

Exhibit D	Form of Lease

Exhibit E	Form of Omnibus Agreement Amendment
Exhibit F            Form of Operational Services Agreement Amendment

Exhibit G	Form of Shared Services Agreement (Sweeny Frac)

Exhibit H	Form of Sweeny Frac Agreement

Exhibit I	Governance Terms

Schedule 1.1(a)	Excluded Assets

Schedule 3.9(b)	Permitted Liens

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of February 17, 2016 by and among Phillips 66 Company, a Delaware corporation (“P66 Company”), Phillips 66 Project Development Inc., a Delaware corporation (“PDI” and, together with P66 Company, the “P66 Parties”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”). P66 Company, PDI, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, P66 Company owns 100% of the common stock of PDI, and PDI owns 100% of the limited liability company interests in each of: (a) Phillips 66 Sweeny Frac Alpha LLC, a Delaware limited liability company (“Alpha LLC”), (b) Phillips 66 Sweeny Frac Bravo LLC, a Delaware limited liability company (“Bravo LLC”), (c) Phillips 66 Sweeny Frac Charlie LLC, a Delaware limited liability company (“Charlie LLC”), and (d) Phillips 66 Sweeny Frac Delta LLC, a Delaware limited liability company (“Delta LLC” and, together with Alpha LLC, Bravo LLC and Charlie LLC, the “Sponsor Entities”), each of which is disregarded as an entity separate from PDI for U.S. federal income tax purposes;
WHEREAS, each of the Sponsor Entities owns a 25% limited liability company interest (collectively, the “Sweeny Interests”) in Phillips 66 Sweeny Frac LLC, a Delaware limited liability company (“Sweeny Frac LLC”), and Sweeny Frac LLC owns the Contributed Assets (as defined below);
WHEREAS, prior to the Closing Date (as defined below), (a) PDI will form a new Delaware limited liability company (“Opco General Partner” and, together with Alpha LLC, the “Contributed Entities”) and will be issued 100% of the limited liability company interests in Opco General Partner and (b) the Sponsor Entities and Opco General Partner will form a new Delaware limited partnership (“P66 Opco”), each of the Sponsor Entities will contribute its respective Sweeny Interests in exchange for a 25% limited partner interest in P66 Opco, and Opco General Partner will be issued a noneconomic general partner interest in P66 Opco and will be the sole general partner of P66 Opco (collectively, the “Opco Formation Transactions”);
WHEREAS, PDI intends to contribute 100% of the limited liability company interests in each of the Contributed Entities to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement; and
WHEREAS, on the Closing Date (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to P66 Company, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include P66 Company or any of its Subsidiaries (other than a Group Member).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Amended Partnership Agreement” has the meaning set forth in Section 5.2.
“ASC 805-50” has the meaning set forth in Section 5.11(a).
“Alpha LLC” has the meaning set forth in the recitals to this Agreement.
“Assignment of Membership Interest” means that certain Assignment of Membership Interest Agreement in the form attached as Exhibit A hereto.
“Assignment of Note” means an Assignment and Assumption of Note, in substantially the form attached as Exhibit B hereto.
“Assumed Debt” has the meaning set forth in Section 2.2.
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Bravo LLC” has the meaning set forth in the recitals to this Agreement.
“Businesses” means, collectively, the operations and business (a) as historically conducted by the P66 Parties and their Affiliates using the Contributed Assets, and (b) as contemplated to be conducted, consistent with prudent industry practice, beginning on the Effective Time, by P66 Opco using the Contributed Assets.
“Cap” has the meaning set forth in Section 8.8(a).
“Carrier” means Phillips 66 Carrier LLC, a Delaware limited liability company.

“caverns” has the meaning set forth below in the definition of “Clemens Cavern Assets.”
“Caverns Budget” has the meaning set forth in Section 3.18.
“Charlie LLC” has the meaning set forth in the recitals to this Agreement.
“Clemens Cavern Assets” means (a) those certain below ground storage facilities including the appurtenant and related piping, meters, and disposal wells, located on land owned by P66 Company in Brazoria, Texas (the “Clemens Real Property”), that are suitable for receiving and storing natural gas liquids and other permitted hydrocarbons (“caverns”), e.g. crude and condensate, including (i) three caverns that went in-service in the fourth quarter of 2015 (the “Initial Caverns”), and (ii) two additional caverns that will be in-service by the second quarter of 2016 (the “In-Process Caverns”) and which caverns will, in each case, require additional capital expenditures by P66 Opco as provided in the Caverns Budget, (b) the plans to expand such caverns in the future and/or develop up to three additional caverns on the Clemens Real Property that will require additional capital expenditures by P66 Opco as provided in the Caverns Budget, and (c) all other assets (other than Excluded Assets) owned, held, used or held for use by the P66 Parties in connection with the operation, construction, development, completion or expansion of the foregoing or that are otherwise necessary in order for P66 Opco to use and operate the caverns described in clauses (a) and (b) beginning on the Effective Time in a manner substantially similar to the planned use and operation of such caverns and in the manner contemplated by the Transaction Documents.
“Clemens Cavern Construction Contracts” means those Contracts relating to the construction of the Clemens Cavern Assets.
“Clemens Cavern Construction Costs” means all Liabilities (other than the P66 Opco Construction Obligation) incurred in connection with, arising out of or relating to the construction of the Clemens Cavern Assets prior to the time that the Clemens Cavern Assets are fully complete and ready in all respects for commercial operations at a capacity specified in the Caverns Budget, including costs under the Clemens Cavern Construction Contracts.
“Clemens Cavern Storage Agreement” means that certain Natural Gas Liquids Storage Agreement in substantially the form attached as Exhibit C hereto.
“Clemens Real Property” has the meaning set forth above in the definition of “Clemens Cavern Assets.”
“Closing” has the meaning set forth in Section 7.1.
“Closing Date” has the meaning set forth in Section 7.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in Section 3.6.
“Construction Contracts” means the Sweeny Frac Construction Contracts and the Clemens Cavern Construction Contracts, collectively.
“Construction Costs” means the Sweeny Frac Construction Costs and the Clemens Cavern Construction Costs, collectively.
“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit or other legally binding agreement.
“Contributed Assets” means the Sweeny Frac Assets and the Clemens Cavern Assets, collectively.
“Contributed Entities” has the meaning set forth in the recitals to this Agreement.
“Contributed Interests” has the meaning set forth in Section 2.1(c).
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Damages” has the meaning set forth in Section 8.1.
“Deductible” has the meaning set forth in Section 8.8(a).
“Delta LLC” has the meaning set forth in the recitals to this Agreement.
“Effective Time” means 12:01 a.m. local time in Houston, Texas on the Closing Date, or such other time and date mutually agreed to by the Parties in writing.
“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.
“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.
“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Financial Advisor” has the meaning set forth in Section 3.6.
“Financial and Operational Information” has the meaning set forth in Section 3.6.
“Financial Statements” has the meaning set forth in Section 5.11(b).
“Fundamental Representations” has the meaning set forth in Section 8.9(a).

“General Partner” has the meaning set forth in the preamble to this Agreement.
“General Partner Units” has the meaning set forth in the Partnership Agreement.
“Governmental Approval” has the meaning set forth in Section 3.4.
“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“GP Contribution” has the meaning set forth in Section 2.1(a).
“Group Member” means a member of the Partnership Group.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.
“Holdings” has the meaning set forth in Section 2.1(d).
“Indemnity Claim” has the meaning set forth in Section 8.3.
“Initial Caverns” has the meaning set forth above in the definition of “Clemens Cavern Assets.”
“In-Process Caverns” has the meaning set forth above in the definition of “Clemens Cavern Assets.”
“Lease” means that certain Lease Agreement with Option to Purchase, relating to the lease of real property at the location of the Sweeny Frac Assets, in substantially the form attached hereto as Exhibit D.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.
“Litigation” has the meaning set forth in Section 3.5.

“LP Contribution” has the meaning set forth in Section 2.1(c).
“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Businesses or the Contributed Assets, taken as a whole, or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, P66 Company’s ability to satisfy its obligations under the Transaction Documents or the Construction Contracts.
“Material Contract” means (a) the Construction Contracts, (b) any Contract relating to the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets that, as of the date hereof, is reasonably expected to provide for revenues to or commitments of P66 Company or its Affiliates in an amount greater than $1,000,000 during any calendar year, and (c) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect.
“New Common Units” has the meaning set forth in Section 2.2.
“New GP Units” means a number of General Partner Units having an aggregate value equal to the amount required to maintain the General Partner’s 2% interest in the Partnership as of the Closing.
“NYSE” has the meaning set forth in Section 5.5.
“Opco Assumed Liabilities” has the meaning set forth in Section 2.4.
“Opco General Partner” has the meaning set forth in the recitals to this Agreement.
“Omnibus Agreement” means that certain Omnibus Agreement dated effective July 26, 2013, as amended as of the date of this Agreement, by and among P66 Company, Partnership, Carrier, Holdings, Pipeline and the General Partner.
“Omnibus Agreement Amendment” means that certain Fourth Amendment to the Omnibus Agreement in substantially the form attached as Exhibit E hereto.
“Operational Services Agreement” means that certain Operational Services Agreement, dated effective July 26, 2013, as amended as of the date of this Agreement, by and among Carrier, Holdings and Pipeline.
“Operational Services Agreement Amendment” means that certain Third Amendment to the Operational Services Agreement in the form attached as Exhibit F hereto.
“P66 Closing Certificate” has the meaning set forth in Section 6.2(c).
“P66 Company” has the meaning set forth in the preamble to this Agreement.

“P66 Indemnitees” has the meaning set forth in Section 8.1.
“P66 Opco” has the meaning set forth in the recitals to this Agreement.
“P66 Opco Construction Obligation” means the Liabilities incurred in connection with, arising out of or relating to the construction and expansion of the Caverns following the Effective Time and prior to the time that the Caverns are ready for commercial operations at a capacity of 7 to 8.5 million barrels and certain costs associated with the Sweeny Frac Assets associated with post-start up activities, but, in each case, (i) only to the extent such Liabilities are contemplated in the Caverns Budget or are required to operate the Contributed Assets at the planned capacity and in the manner contemplated by the Transaction Documents, as applicable, (ii) only to the extent such Liabilities do not exceed the P66 Opco Construction Obligation Cap in the aggregate and (iii) excluding any Liabilities relating to a breach, default or noncompliance with the Construction Contracts or any other contract that the P66 Parties are party to (other than such contracts between the P66 Parties and the Group Members). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any amount of Liabilities related to this definition of P66 Opco Construction Obligation that is in excess of the P66 Opco Construction Obligation Cap will be considered Construction Costs.

“P66 Opco Construction Obligation Cap” means an amount equal to $28,302,498, as the same may be reduced pursuant to Section 2.7.
“P66 Parties” has the meaning set forth in the preamble to this Agreement.
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of July 26, 2013.
“Partnership Assumed Liabilities” has the meaning set forth in Section 2.4.
“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).
“Partnership Group” means, collectively, the Partnership and its Subsidiaries, including, after the Closing, the Contributed Entities and P66 Opco.
“Partnership Indemnitees” has the meaning set forth in Section 8.2.
“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“PDI” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges.
“Permitted Liens” has the meaning set forth in Section 3.9(b).
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline” means Phillips 66 Pipeline LLC, a Delaware limited liability company.
“Securities Act” has the meaning set forth in Section 3.13.
“Shared Services Agreement (Sweeny Frac)” means that certain Shared Facilities and Services Agreement (Sweeny Frac) in substantially the form attached as Exhibit G hereto.
“Sponsor Entities” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Sweeny Frac Agreement” means that certain Fractionation Agreement in substantially the form attached as Exhibit H hereto.
“Sweeny Frac Assets” means, collectively, the Sweeny Fractionator (G0044) located at Phillips 66’s Sweeny Refinery, the associated cooling tower (G0054022), flare (G0056044), substation (G0060MID), offplots (G0068044) and all other assets (other than the Excluded Assets) owned, held, used or held for use in connection with the operation of the Sweeny Fractionator (including the completion or maintenance thereof) after the Effective Time in a manner substantially similar to the use and operation of the Sweeny Fractionator prior to the Effective Time (but, in any event, in a manner allowing the Sweeny Frac Assets to operate at the planned capacity) and in the manner contemplated by the Transaction Documents.
“Sweeny Frac Construction Contracts” means those Contracts relating to the construction of the Sweeny Frac Assets.

“Sweeny Frac Construction Costs” means all Liabilities (other than the P66 Opco Construction Obligation) incurred in connection with, arising out of or relating to the construction of the Sweeny Fractionator prior to the time that the Sweeny Fractionator is fully complete and ready in all respects for commercial operations at its planned capacity, including under the Sweeny Frac Construction Contracts.
“Sweeny Frac LLC” has the meaning set forth in the recitals to this Agreement.
“Sweeny Interests” has the meaning set forth in the recitals to this Agreement.
“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.7(b).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Transaction Documents” means this Agreement, the Omnibus Agreement Amendment, the Operational Services Agreement Amendment, the Lease, the Sweeny Frac Agreement, the Clemens Cavern Storage Agreement and the Shared Services Agreement (Sweeny Frac).
“Transaction Taxes” has the meaning set forth in Section 2.6.
“Working Capital Statement” has the meaning set forth in Section 2.7(a).
ARTICLE II
CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1.Contributions. On the Closing Date, on the terms and subject to the conditions of this Agreement, each of the following shall occur:

(a)PDI shall contribute, assign, transfer and convey to the General Partner, as a capital contribution, limited liability company interests in Alpha LLC with an aggregate value equal to an amount such that, immediately following the Closing, the General Partner will maintain its 2% general partner interest in the Partnership (the “GP Contribution”), and the General Partner shall accept the contribution of the GP Contribution;
(b)the General Partner shall contribute, assign, transfer and convey the GP Contribution to the Partnership in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the GP Contribution;

(c)PDI shall contribute, assign, transfer and convey to the Partnership 100% of the limited liability company interests in Opco General Partner and its remaining limited liability company interests in Alpha LLC (collectively, the “LP Contribution” and, together with the GP Contribution, the “Contributed Interests”), in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the LP Contribution; and
(d)the Partnership shall contribute, assign, transfer and convey the Contributed Interests to Phillips 66 Partners Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“Holdings”), and Holdings shall accept the contribution of the Contributed Interests.
2.2.Consideration. At the Closing, in consideration for the contribution of the Contributed Interests, the Partnership shall: (a) deliver to PDI a duly executed Assignment of Note pursuant to which the Partnership shall assume $212,000,000 of debt (as such amount may be adjusted pursuant to Section 2.7, the “Assumed Debt”), in the aggregate, under which Alpha LLC is currently the primary obligor, (b) issue to the General Partner the New GP Units, and (c) issue to PDI a number of Common Units equal to 421,248 less the number of New GP Units (the “New Common Units”).
2.3.Effective Time of Conveyances. Notwithstanding anything to the contrary contained herein, to the extent the Closing occurs in accordance with the terms and conditions of this Agreement, the Parties acknowledge and agree that the Partnership shall be entitled to all of the rights of ownership of the Contributed Interests and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Time.
2.4.Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.5, at the Effective Time, the Partnership Group agrees (a) to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the ownership of the Contributed Interests or other activities occurring in connection with and attributable to the ownership of the Contributed Interests (the “Partnership Assumed Liabilities”) and (b) to cause P66 Opco, solely from the assets of P66 Opco and/or its Subsidiaries (including any capital contribution made by the limited partners of P66 Opco in accordance with the Amended Partnership Agreement), to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with and attributable to the operation of the Businesses from and after the Effective Time (the “Opco Assumed Liabilities” and, collectively with the Partnership Assumed Liabilities, the ”Assumed Liabilities”). The term “Partnership Assumed Liabilities” shall also include the P66 Opco Construction Obligation. Notwithstanding anything to the contrary set forth in this Agreement, the term “Assumed Liabilities” shall not include any Liabilities directly or indirectly incurred by, or attributable to, the P66 Parties by virtue of the ownership of limited partner interests of P66 Opco by Bravo LLC, Charlie LLC and/or Delta LLC, all of which Liabilities shall be “Excluded Liabilities.” For the avoidance of doubt, neither this Section 2.4 nor any other provision of the Contribution Agreement shall be deemed to limit a limited partner’s obligation to make capital contributions to P66 Opco following a valid capital call made by Opco General Partner in accordance with the Amended Partnership Agreement.
2.5.Excluded Liabilities. The Parties agree that any Liabilities arising out of or attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses or other activities occurring in connection with and attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses prior to the Effective Time that are not expressly identified as Assumed Liabilities in Section 2.4 are not part of the Assumed Liabilities, and neither P66 Opco nor the Partnership Group nor any member thereof has assumed, and shall not assume or become obligated with respect to, any Liability first incurred, accrued or arising out of or attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses or other activities occurring in connection with and attributable to the ownership of the Contributed Interests, the ownership, use, operation, construction, development, completion or expansion of the Contributed Assets or the operation of the Businesses prior to the Effective Time, including any Liabilities of the P66 Parties or their Affiliates existing immediately prior to the Effective Time, whether or not described specifically in this Section 2.5 (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, the P66 Parties or their Affiliates from and after the Effective Time; provided, that, notwithstanding the foregoing, the term “Excluded Liabilities” shall not include the portion of 2016 property taxes owed by the Sponsor Entities prior to the Effective Time to the extent Sweeny Frac LLC receives from the P66 Parties aggregate Service Fees (as such term is defined in each of the Clemens Cavern Storage Agreement and Sweeny Frac Agreement) in 2016 of not less than the aggregate property taxes owed by the Sponsor Entities for 2016. The term “Excluded Liabilities” shall also include (a) the Construction Costs, (b) any cost or expense associated with updating or amending the existing Fractionator permit to the extent necessary to reflect the operation of the Fractionator as of the Effective Time and (c) all Liabilities directly or indirectly incurred by, or attributable to, the P66 Parties by virtue of the ownership of limited partner interests of P66 Opco by Bravo LLC, Charlie LLC and/or Delta LLC.
2.6.Transaction Taxes. All sales, use, transfer, real property transfer, filing, recordation, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by PDI and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.
2.7.Adjustment for Assumed Debt and P66 Opco Construction Obligation Cap. If, on the Closing Date, the Assumed Debt is more than $212,000,000, then the amount of the P66

Opco Construction Obligation Cap shall be decreased by an amount equal to the product of (i)(a) the aggregate amount of Assumed Debt minus (b) $212,000,000, and (ii) four (4).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF P66 COMPANY

The P66 Parties, jointly and severally, hereby represent and warrant to the Partnership that, as of the date hereof and as of Closing:
3.1.Organization and Existence.
(a)P66 Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. P66 Company is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(b)PDI has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. PDI is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(c)Each of Alpha LLC and Sweeny Frac LLC has been and, as of the Closing each of P66 Opco and Opco General Partner will be, duly organized and is validly existing and is in good standing under the laws of the State of Delaware, with full limited liability company or limited partnership, as applicable, power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Sweeny Frac LLC is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect. None of the Contributed Entities nor P66 Opco is or will be qualified to transact business as a foreign entity in any jurisdiction. The P66 Parties have delivered to the Partnership correct and complete copies of the organizational documents of each of Alpha LLC and Sweeny Frac LLC, each as amended to date and, prior to the Closing, the P66 Parties will deliver to the Partnership correct and complete copies of the organizational documents of each of P66 Opco and Opco General Partner. There is no pending or, to the knowledge of the P66 Parties, threatened action for the dissolution, liquidation or insolvency of Alpha LLC or Sweeny Frac LLC.

(d)Alpha LLC is a holding company formed for the sole purpose of (directly or indirectly) owning a 25% limited liability company interest in Sweeny Frac LLC, and Sweeny Frac LLC is a holding company formed for the sole purpose of owning the Contributed Assets. Since its respective date of formation, neither Alpha LLC nor Sweeny Frac LLC has (i) conducted any business or owned any assets (other than its ownership of (A) limited partner interests in P66 Opco, (B) limited liability company interests in Sweeny Frac LLC or (C) the Contributed Assets, as applicable) or (ii) incurred any material Liabilities (other than the Assumed Debt).
(e)As of the Closing, from and after the date of its formation, (i) P66 Opco will be a holding company formed for the sole purpose of owning a 100% interest in Sweeny Frac LLC and (ii) Opco General Partner will be a holding company formed for the sole purpose of owning the noneconomic general partner interest in P66 Opco. As of the Closing, since its respective date of formation, neither P66 Opco nor Opco General Partner has (i) conducted any business or owned any assets (other than its ownership of (A) limited partner interests in P66 Opco or (B) limited liability company interests in Sweeny Frac LLC, as applicable) or (ii) incurred any material Liabilities.
3.2.Authority and Approval; Enforceability.
(a)P66 Company has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by P66 Company of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of P66 Company. Each of this Agreement and any Transaction Document to which P66 Company is or will be a party constitutes or will constitute, upon execution and delivery by P66 Company, the valid and binding obligation of P66 Company, enforceable against P66 Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)PDI has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by PDI of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of PDI. Each of this Agreement and any Transaction Document to which PDI is or will be a party constitutes or will constitute, upon execution and delivery by PDI, the valid and binding obligation of PDI, enforceable against PDI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3.No Conflict. This Agreement, the Transaction Documents to which any P66 Party is or will be a party and the execution and delivery hereof and thereof by such P66 Party do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)conflict with any of the provisions of the certificate of incorporation or bylaws of any P66 Party or with any of the provisions of the organizational documents of any of the Contributed Entities, P66 Opco or Sweeny Frac LLC;
(b)conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any P66 Party, any of the Contributed Entities, P66 Opco or Sweeny Frac LLC;
(c)conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which any P66 Party, any of the Contributed Entities, P66 Opco or Sweeny Frac LLC is a party or by which any of them is bound or to which any of the Contributed Assets are subject;
(d)result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of any P66 Party, any of the Contributed Entities, P66 Opco or Sweeny Frac LLC under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or
(e)result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by any P66 Party, any of the Contributed Entities, P66 Opco or Sweeny Frac LLC that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law; except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.
3.4.Consents. Except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to any of the P66 Parties, any Contributed Entity, P66 Opco, Sweeny Frac LLC or any of the Contributed Interests or Contributed Assets in connection with:
(a)the execution, delivery, and performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b)the enforcement against the P66 Parties of their obligations hereunder and thereunder; or
(c)following the Closing, the ownership of the Contributed Entities by the Partnership, the conduct by P66 Opco of the Businesses or the ownership of Sweeny Frac LLC by P66 Opco;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.
3.5.Laws and Regulations; Litigation. As of the date hereof, there are no pending or, to P66 Company’s knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against any of the P66 Parties, the Contributed Entities, P66 Opco or Sweeny Frac LLC, or against or affecting the Businesses or Contributed Interests or Contributed Assets or the ownership of the Contributed Interests, ownership or operation of the Contributed Assets or the operation of the Businesses (other than Litigation under any Environmental Law, which is the subject of Section 3.7) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Businesses or the Contributed Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) none of the Contributed Entities, P66 Opco or Sweeny Frac is the subject of any violation of or default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.7) of any Governmental Authority and (y) there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.7) pending or, to the P66 Parties’ knowledge, threatened against or affecting the Businesses or Contributed Assets or the Contributed Entities, P66 Opco or Sweeny Frac or PDI’s ownership of the Contributed Interests, at law or in equity, by or before any Governmental Authority having jurisdiction over the P66 Parties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to the P66 Parties’ knowledge, threatened to which any P66 Party is or may become a party that questions or involves the validity or enforceability of any of their respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.
3.6.Management Projections and Budgets. The projections and budgets (the “Financial and Operational Information”) provided to the Partnership (including those provided to Evercore Partners (“Financial Advisor”), the financial advisor to the conflicts committee of the Board of Directors of the General Partner (the “Conflicts Committee”), and including the Caverns Budget) by P66 Company as part of the Partnership’s review of the Businesses and the Contributed Assets in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with P66 Company’s management’s current expectations. The other financial and operational information provided by P66 Company to Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of P66 Company.
3.7.Environmental Matters. Except as does not (individually or in the aggregate) have a Material Adverse Effect, (i) the P66 Parties’, Sponsor Entities’ and Sweeny Frac LLC’s

ownership and operation of the Contributed Assets as presently owned and operated is in compliance with Environmental Laws, (ii) none of the P66 Parties, the Contributed Entities, P66 Opco, Sweeny Frac LLC or the Contributed Assets is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Contributed Assets and requiring remediation, the payment of a fine or penalty or a change in method of operation, (iii) each of the P66 Parties, the Contributed Entities, P66 Opco and Sweeny Frac LLC has received all Permits required under applicable Environmental Laws necessary to operate the Businesses and to own and operate the Contributed Assets as presently owned or operated or in light of the current stage of development or construction, (iv) each of the P66 Parties, the Contributed Entities, P66 Opco and Sweeny Frac LLC is in compliance with all terms and conditions of any such Permits, (v) none of the P66 Parties, the Contributed Entities, P66 Opco or Sweeny Frac LLC is subject to any pending Litigation under any Environmental Law with respect to the ownership or operation of the Contributed Assets, and (vi) none of the P66 Parties with respect to the Contributed Assets, and none of the Contributed Entities, P66 Opco or Sweeny Frac LLC, have any Liability in connection with the release of any Hazardous Material into the environment.
3.8.Contributed Interests.
(a)The Contributed Interests (i) constitute 100% of the limited liability company interests in the Contributed Entities and (ii) were duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Sweeny Interests (i) constitute 100% of the limited liability company interests in Sweeny Frac LLC and (ii) were duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). None of the Contributed Interests, the Sweeny Interests or the partnership interests in P66 Opco are subject to or were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Contributed Interests, Sweeny Frac LLC or P66 Opco, as applicable, the organizational documents of any Contributed Entity, Sweeny Frac LLC or P66 Opco, or any contract, arrangement or agreement to which P66 Company, PDI, any Contributed Entity, Sweeny Frac LLC, P66 Opco or any of their respective Subsidiaries is a party or to which it or any of their respective properties or assets (including the Contributed Assets) is otherwise bound.
(b)PDI has good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other organizational or governance documents of any Contributed Entity, the Securities Act or applicable securities laws, the Contributed Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of the Contributed Entities or any other commitments or agreements providing for the issuance of additional equity interests in the Contributed Entities or P66 Opco, or for the repurchase or redemption of the Contributed Interests, or any agreements of any kind that may obligate any Contributed Entity or P66 Opco to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to the Contributed Interests, free and clear of any Liens.
(c)As of the Closing, Opco General Partner and Alpha LLC will have good and valid record and beneficial title to the noneconomic general partner interest and a 25% limited partner interest, respectively, in P66 Opco, free and clear of any and all Liens, and, except as provided or created by the limited partnership agreement or other organizational or governance documents of P66 Opco, the Securities Act or applicable securities laws, such general partner interest and limited partner interest will be free and clear of any restrictions on transfer, Taxes or claims. As of the Closing, there will not be any options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of P66 Opco or any other commitments or agreements providing for the issuance of additional equity interests in P66 Opco, or for the repurchase or redemption of the general partner interest or limited partner interest in P66 Opco held by Opco General Partner and Alpha LLC, respectively, or any agreements of any kind that may obligate P66 Opco to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. As of the Closing, Opco General Partner will be the sole general partner of P66 Opco.
(d)The Sponsor Entities have, and as of the Closing, P66 Opco will have, good and valid record and beneficial title to the Sweeny Interests, free and clear of any and all Liens, and, except as provided or created by the limited liability company agreement or other organizational or governance documents of Sweeny Frac LLC, the Securities Act or applicable securities laws, the Sweeny Interests are free and clear of any restrictions on transfer, Taxes or claims. Except as expressly contemplated by this Agreement, there are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of Sweeny Frac LLC or any other commitments or agreements providing for the issuance of additional equity interests in Sweeny Frac LLC, or for the repurchase or redemption of the Sweeny Interests, or any agreements of any kind that may obligate Sweeny Frac LLC to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests.
3.9.Contributed Assets.
(a)The Contributed Assets, when considered together with the Lease and the services provided by P66 Company and its Affiliates pursuant to the Omnibus Agreement, the Operational Services Agreement, and the Shared Services Agreement (Sweeny Frac), are sufficient to conduct the Businesses in a manner materially consistent with the Financial and Operational Information (including to provide the services in the manner contemplated by the Transaction Documents).
(b)The P66 Parties or their Affiliates are the owners, and as of the Effective Time, Sweeny Frac LLC will be the owner, of such valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands on which any Contributed Assets are located that, when considered together with the Lease and the services provided by P66 Company and its Affiliates pursuant to the Omnibus Agreement, the Operational Services Agreement, and the Shared Services Agreement (Sweeny Frac), are sufficient to enable Sweeny

Frac LLC to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets were used and operated historically by P66 Company and its Affiliates or as such Contributed Assets are intended to be used and operated as of the Effective Time or when fully constructed as contemplated by the Transaction Documents, P66 Company or its Affiliates have, and as of the Effective Time, Sweeny Frac LLC will have, valid and indefeasible title in fee to all real property and interests in real property constituting part of the Contributed Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Contributed Assets, in each case except as would not have a Material Adverse Effect. Neither P66 Company nor its Affiliates has any knowledge of any default or breach (or event which, with the giving of notice or passage of time, or both, would become a default or breach) under any lease, right of way or similar instrument pursuant to which it holds any such non-fee real property interest, in each case except as would not have a Material Adverse Effect. P66 Company or its Affiliates own or lease, as applicable, and as of the Effective Time, Sweeny Frac LLC will own or lease, as applicable, all such real property and interests in real property free and clear of any Liens except (i) those set forth in Schedule 3.9(b), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of [P66 Company and provided in the Financial and Operational Information] in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of [P66 Company and provided in the Financial and Operational Information] in accordance with U.S. generally accepted accounting principles and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Businesses (the Liens described in clauses (i), (ii), (iii) and (iv) above, being referred to collectively as “Permitted Liens”). The P66 Parties or their Affiliates have, and as of the Effective Time, Sweeny Frac LLC will have, all material consents, licenses and permits necessary to (x) own and operate the Business in the manner contemplated by the Transaction Documents (including to develop up to three caverns on the Clemens Real Property in addition to the Initial Caverns and the In-Process Caverns) and (y) allow for ingress and egress to and from the Clemens Cavern Assets and the Sweeny Frac Assets.
(c)The P66 Parties or their Affiliates have, and as of the Effective Time, Sweeny Frac LLC will have, good and marketable title to all tangible personal property included in the Contributed Assets, free and clear of all Liens except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Contributed Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

3.10.Permits
(a)The P66 Parties or their Affiliates hold or have a valid right to use, and as of the Effective Time, Sweeny Frac LLC will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.7) that are necessary for the conduct of the Businesses and the ownership or operation of the Contributed Assets, each in compliance with applicable laws and regulations of applicable Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, does not have a Material Adverse Effect. The P66 Parties or their Affiliates have complied in all material respects with all terms and conditions thereof.
3.11.Insurance. The P66 Parties or their Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Contributed Assets and the Businesses in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Businesses and the Contributed Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the P66 Parties’ knowledge, the activities and operations of the Businesses have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.
3.12.Brokerage Arrangements. None of the P66 Parties or any of their Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
3.13.Investment. PDI is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). PDI is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. PDI is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. PDI has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that PDI deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. PDI has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as PDI deems adequate. PDI acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.
3.14.Taxes.
(a)All Tax Returns that are required to be filed by or with respect to the Contributed Entities, P66 Opco, Sweeny Frac LLC or the Contributed Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.
(b)All Taxes due and payable with respect to the Contributed Entities, Sweeny Frac LLC, P66 Opco or the Contributed Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by the applicable Contributed Entity, Sweeny Frac LLC or P66 Opco.
(c)No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.14(a) or any Taxes with respect to the Contributed Entities, Sweeny Frac LLC, P66 Opco or the Contributed Assets are currently pending or have been proposed in writing or have been threatened.
(d)No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes with respect to the Contributed Entities, Sweeny Frac LLC, P66 Opco or the Contributed Assets or any Tax Returns with respect to the Contributed Entities, Sweeny Frac LLC, P66 Opco or the Contributed Assets.
(e)For U.S. federal income Tax purposes, each of the Contributed Entities, Sweeny Frac LLC and P66 Opco is currently, and has been since its respective inception, properly classified as an entity disregarded as separate from its owner.
3.15.Material Contracts. The P66 Parties have made available to the Partnership a correct and complete copy of each Material Contract. Each Material Contract is in full force and effect, and none of the P66 Parties, any Contributed Entity, Sweeny Frac, P66 Opco or, to the knowledge of the P66 Parties, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. None of the P66 Parties, the Contributed Entities, Sweeny Frac or P66 Opco has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.
3.16.No Adverse Changes. To the knowledge of the P66 Parties, since September 30, 2015:
(a)there has not been a Material Adverse Effect;
(b)the Businesses and the Contributed Assets have been operated and maintained (and, in the case of the Contributed Assets, have been constructed) in the ordinary course of business consistent with past practices and, as applicable, prudent industry standards; and
(c)there has not been any material damage or destruction to any material portion of the Contributed Assets other than such damage or destruction that has been repaired.
3.17.Sweeny Frac. The Sweeny Frac Assets have been operated, constructed, and developed in accordance with the terms of the Construction Contracts in all material respects, are mechanically complete, have commenced commercial operations, and are capable of operating at the planned capacity.
3.18.Clemens Cavern Assets. The construction budget for the Initial Caverns and In-Process Caverns included in the Financial and Operational Information (the “Caverns Budget”) is based on the estimated remaining construction and completion costs of the Initial Caverns and the In-Process Caverns as of the date hereof. As of the date hereof, the In-Process Caverns are under construction in accordance with the terms of the Clemens Cavern Construction Contracts and the Caverns Budget in all material respects, and as of Closing, the In-Process Caverns will have undergone construction in accordance with the terms of the Clemens Cavern Construction Contracts and the Caverns Budget in all material respects. Upon completion of construction of the Initial Caverns and In-Process Caverns in accordance with the Clemens Cavern Construction Contracts, the Initial Caverns and In-Process Caverns will be sufficient to conduct the portion of the Businesses relating to the Clemens Cavern Assets consistent with prudent industry practice.
3.19.No Other Representations or Warranties; Schedules. The P66 Parties make no other express or implied representation or warranty with respect to the Businesses, the Contributed Entities, P66 Opco, the Contributed Assets or the transactions contemplated by this Agreement, and disclaim any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to the P66 Parties that as of the date hereof:
4.1.Organization and Existence. The Partnership is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power and authority to own the Contributed Interests and the Contributed Assets. The Partnership is duly qualified to transact business as a limited partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.
4.2.Authority and Approval; Enforceability. The Partnership has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the

Partnership of this Agreement and any Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership. Each of this Agreement and any Transaction Document to which the Partnership is a party constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3.Delivery of Fairness Opinion. Financial Advisor has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Partnership as consideration for the Contributed Interests pursuant to this Agreement is fair to the Partnership and to the common unitholders of the Partnership (other than the P66 Parties) from a financial point of view.
4.4.Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the P66 Parties or any of their Affiliates (other than the Partnership) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
4.5.New Common Units and New GP Units. The New Common Units and the New GP Units being issued at Closing will be, when issued in consideration for the contribution by the P66 Parties of the Contributed Interests, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).

ARTICLE V
COVENANTS, ETC.

5.1.Conduct of the Businesses. The P66 Parties covenant and agree that from and after the execution of this Agreement and until the Closing:
(a)without the prior written consent of the Partnership, the P66 Parties will not, and will not permit any of the Contributed Entities, P66 Opco or Sweeny Frac LLC to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests, partnership interests in P66 Opco or the Contributed Assets;
(b)the P66 Parties will, and will cause P66 Opco, Opco General Partner and Sweeny Frac LLC to, maintain the Contributed Assets in as good working order and condition as they are as of the date of this Agreement, ordinary wear and tear excepted;
(c)the P66 Parties will, and will cause P66 Opco, Opco General Partner and Sweeny Frac LLC to, operate the Contributed Assets in the ordinary course consistent with past practices; and

(d)the P66 Parties will not, and will not permit P66 Opco or any of the Contributed Entities to, permit any Lien to be imposed on the Contributed Interests or the Contributed Assets, other than Permitted Liens.
5.2.Opco Formation Transactions. Prior to the Closing Date, the P66 Parties shall, and shall cause the Sponsor Entities and Opco General Partner to, as applicable, (a) effect the Opco Formation Transactions and (b) amend and restate the initial limited partnership agreement of P66 Opco to be in a form acceptable to the Partnership and to reflect substantially the governance terms set forth in Exhibit I (the “Amended Partnership Agreement”).
5.3.Independent Investigation. The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Businesses, P66 Opco, the Contributed Assets and the Contributed Interests and upon the express written representations, warranties and covenants in this Agreement or in the other Transaction Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT THE P66 PARTIES HAVE NOT MADE, AND THE P66 PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED INTERESTS, P66 OPCO, THE CONTRIBUTED ASSETS OR THE BUSINESSES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), other than the representations and warranties in this Agreement and the other transaction documents.
5.4.Post-Closing Payments. Should any of the P66 Parties or any of their respective Subsidiaries, after Closing, receive any payments or distributions related to the Contributed Entities, P66 Opco or the Contributed Assets to which the Partnership or any of its Subsidiaries is entitled pursuant to this Agreement, then such P66 Party or its applicable Subsidiary shall, within thirty (30) days of receipt of such payments, forward such payments or distributions to the Partnership. If any demand is made on the P66 Parties or any of their respective Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Entities on or after the Effective Time, the Partnership shall pay the same to the extent such invoice or obligation constitutes a Partnership Assumed Liability. If any demand is made on the P66 Parties or any of their respective Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership or operation of the Contributed Assets or the operation of the Businesses on or after the Effective Time, the Partnership shall cause P66 Opco, solely from the assets of P66 Opco and/or its Subsidiaries (including any capital contribution made by the limited partners of P66 Opco in accordance with the Amended Partnership Agreement), to pay the same to the extent such invoice or obligation constitutes an Opco Assumed Liability. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Contributed Entities or Contributed Interests, the ownership or operation of the Contributed Assets or the operation of the Businesses prior to the Effective Time, the P66 Parties shall be responsible for the same.

5.5.Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.
5.6.NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, the New Common Units on the New York Stock Exchange (the “NYSE”).
5.7.Tax Covenants.
(a)The Parties agree that the income related to the Contributed Assets for the period up to and including the Closing Date will be reflected on the federal income Tax Return of PDI and that PDI shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the Contributed Assets for the period after the Closing Date will be reflected on the federal income Tax Return of P66 Opco and that the limited partners of P66 Opco shall bear the liability for any Taxes associated with such income.
(b)The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to Section 5.7(a), requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and the P66 Parties will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Entities, P66 Opco and the Contributed Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and the P66 Parties each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
(c)To the extent that the assumption of the Assumed Debt as provided for in Section 2.2 results in a deemed distribution of cash by the Partnership to PDI for U.S. federal income Tax purposes, such deemed distribution of cash is intended to represent a reimbursement of pre-formation capital expenditures with respect to the Contributed Assets to the maximum extent provided by Treasury regulations section 1.707-4(d).
5.8.Assignment of Construction Contracts. Upon a mutual determination by the Parties that all of the P66 Parties’ obligations have been satisfied and no P66 Party has any further Liability under the Construction Contracts, the P66 Parties shall, or shall cause their Subsidiaries to, assign the Construction Contracts to Sweeny Frac LLC, unless assignment automatically occurs as a matter of law.
5.9.Construction.
(a)During the period from the date hereof and continuing until the Closing Date, the P66 Parties shall make, and shall cause their respective Affiliates to make, all payments required to be made under the Construction Contracts in respect of the Sweeny Frac Assets and the Clemens Cavern Assets, and any other payments required to achieve final completion of construction on the Sweeny Frac Assets and the Clemens Cavern Assets or to prevent the attachment or creation of any Liens (other than Permitted Liens) thereto or thereon (it being understood that such obligations to make such payments shall be Excluded Liabilities). From and after the date hereof, the P66 Parties shall, and shall cause their respective Affiliates to, use all commercially reasonable efforts to ensure that the construction of the Sweeny Frac Assets and the Clemens Cavern Assets continues in all material respects in accordance with the milestones, scope, budget and other terms and provisions of the Construction Contracts.
(b)From and after the date hereof, without the consent of the Partnership, none of the P66 Parties shall materially amend, modify or terminate, and each shall cause its respective Affiliates not to materially amend, modify or terminate, the Construction Contracts or waive any material rights under the Construction Contracts.
(c)Prior to and (if applicable) following the Closing, the P66 Parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to (i) achieve final completion of construction on the Sweeny Frac Assets and the Clemens Cavern Assets as promptly as practical, (ii) comply with their obligations under the Construction Contracts and (iii) enforce all rights and/or remedies under the Construction Contracts.
(d)Prior to and (if applicable) following the Closing, the P66 Parties shall, and shall cause their respective Affiliates to, assume and discharge all Construction Costs that are required to achieve full completion of the Sweeny Frac Assets and the Clemens Cavern Assets (it being understood that such obligations shall be Excluded Liabilities); provided, that P66 Opco shall be required to pay costs that constitute the P66 Opco Construction Obligation. In the event the P66 Opco Construction Obligation exceeds the P66 Opco Construction Obligation Cap, the P66 Parties shall be required to pay 100% of such excess costs.
5.10.Financial Statements.
(a)The P66 Parties and the Partnership contemplate the transactions contemplated by this Agreement will be subject to the provisions of the Financial Accounting

Standards Board’s Accounting Standards Codification, section 805-50, Business Combinations, Related Issues (“ASC 805-50”), as a transaction between entities under common control.
(b)The P66 Parties will cooperate with the Partnership to deliver on a timely basis the unaudited financial statements (including balance sheets, and statements of income, cash flows and changes in net investment), in each case with respect to the Businesses and the Contributed Assets, necessary for the Partnership to comply with the provisions of ASC 805-50, (the “Financial Statements”).
(c)The Financial Statements will be prepared from the books and records of the P66 Parties and their Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.
ARTIVE VI
CONDITIONS TO CLOSING
6.1.Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:
(a)all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents.
(b)no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect; and
(c)the New Common Units shall have been approved for listing upon notice of issuance on the NYSE.
6.2.Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:
(a)the P66 Parties shall have performed the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;
(b)(i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the P66 Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein, except in the case of the representation and warranty contained in Section 3.16(a)) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;
(c)the P66 Parties shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of the P66 Parties confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “P66 Closing Certificate”);
(d)the Sweeny Frac Assets and the Initial Clemens Caverns shall be in commercial operations in accordance with the Construction Contracts, and the Sweeny Frac Assets and the Initial Clemens Caverns shall be mechanically complete and shall be ready in all respects to operate at their planned capacities;
(e)the P66 Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;
(f)the Opco Formation Transactions shall have been completed in accordance with Section 5.2(a) and the Amended Partnership Agreement shall have been executed and delivered by the parties thereto in accordance with Section 5.2(b) and shall be in full force and effect in accordance with its terms; and
(g)between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.
6.3.Conditions to the Obligation of the P66 Parties. The obligation of the P66 Parties to proceed with the Closing is subject to the satisfaction or waiver by the P66 Parties on or prior to the Closing Date of the following conditions:
(a)the Partnership shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;
(b)the representations and warranties of the Partnership made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;
(c)the Partnership shall have delivered to the P66 Parties a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d)the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and
(e)between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.
ARTICLE VII
CLOSING
7.1.Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the P66 Parties and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on March 1, 2016, or such other time and date mutually agreed to by the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
7.2.Deliveries by the P66 Parties. At the Closing, the P66 Parties will deliver (or cause to be delivered) the following:
(a)a counterpart to the Assignment of Membership Interest, duly executed by PDI;
(b)a counterpart to the Clemens Cavern Storage Agreement, duly executed by P66 Company;
(c)a counterpart to the Sweeny Frac Agreement, duly executed by P66 Company;
(d)a counterpart to the Omnibus Agreement Amendment, duly executed by P66 Company and Pipeline;
(e)a counterpart to the Operational Services Agreement Amendment, duly executed by Pipeline;
(f)a counterpart to the Shared Services Agreement (Sweeny Frac), duly executed by P66 Company;
(g)a counterpart to the Lease, duly executed by P66 Company;
(h)the P66 Closing Certificate, duly executed by an officer of the P66 Parties;
(i)an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that PDI is neither a disregarded entity nor a foreign person within the meaning of the Code; and
(j)such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.3.Deliveries by the Partnership. At the Closing, the Partnership will deliver (or cause to be delivered) the following:
(a)the New Common Units, by issuance of such New Common Units (in book-entry form) to PDI, by instruction to the Partnership’s transfer agent or otherwise;
(b)the New GP Units, by issuance of such New GP Units (in certificated or book-entry form) to the General Partner, by instruction to the Partnership’s transfer agent or otherwise;
(c)an Assignment of Note evidencing the Partnership’s assumption of the Assumed Debt held by Alpha LLC, duly executed by the Partnership and Alpha LLC;
(d)a counterpart to the Assignment of Membership Interest, duly executed by the Partnership, the General Partner and Holdings;
(e)a counterpart to the Clemens Cavern Storage Agreement, duly executed by Sweeny Frac;
(f)a counterpart to the Sweeny Frac Agreement, duly executed by Sweeny Frac;
(g)a counterpart to the Omnibus Agreement Amendment, duly executed by the Partnership, the General Partner, Holdings and Carrier;
(h)a counterpart to the Operational Services Agreement Amendment, duly executed by Holdings and Carrier;
(i)a counterpart to the Shared Services Agreement (Sweeny Frac), duly executed by Sweeny Frac;
(j)a counterpart to the Lease, duly executed by Sweeny Frac;
(k)the Partnership Closing Certificate, duly executed by an officer of the General Partner; and
(l)such other documents, certificates and other instruments as may be reasonably requested by the P66 Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1.Indemnification of P66 Company and Other Parties. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold the P66 Parties and their respective Affiliates, directors, officers, employees, agents and representatives (together with the P66 Parties, the “P66 Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the P66 Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership or (c) any of the Partnership Assumed Liabilities. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall cause P66 Opco, solely from the assets of P66 Opco and/or its Subsidiaries (including any capital contribution made by the limited partners of P66 Opco in accordance with the Amended Partnership Agreement), to indemnify and hold the P66 Indemnitees harmless from and against any and all Damages suffered by the P66 Indemnitees as a result of, caused by, arising out of, or in any way relating to any of the Opco Assumed Liabilities.
8.2.Indemnification of the Partnership and other Parties.
(a)Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of the P66 Parties in this Agreement (other than the representation and warranty contained in Section 3.16(a)) shall be deemed to have been made without regard to any materiality or Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the P66 Parties shall, jointly and severally, indemnify and hold the Group Members and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees (including indirectly as a result of any Partnership Indemnitee’s ownership of partnership interests of P66 Opco) as a result of, caused by, arising out of, or in any way relating to (i) any breach of a representation or warranty of the P66 Parties in this Agreement, (ii) any breach of any agreement or covenant in this Agreement on the part of the P66 Parties or (iii) any of the Excluded Liabilities.
(b)To the extent that the Partnership Indemnitees are entitled to indemnification and to the extent such indemnification relates solely to Damages suffered by P66 Opco or Sweeny Frac LLC or any other Subsidiaries of P66 Opco, then (i) the P66 Parties shall make any and all indemnification payments to P66 Opco or Sweeny Frac LLC or such other Subsidiary of P66 Opco (as directed by Opco General Partner) and (ii) the calculation of Damages (A) for purposes of determining the Deductible and Cap (to the extent applicable to such indemnification claim) shall be (x) 100% of the amount of the Damages so suffered by such Partnership Indemnitee multiplied by (y) twenty-five percent (25%) and (B) for all other purposes of this Article VIII (including in determining the amount payable by the P66 Parties to P66 Opco or Sweeny Frac LLC or such other Subsidiary of P66 Opco) shall be 100% of the amount of the Damages so suffered by P66 Opco or Sweeny Frac LLC or such other Subsidiary of P66 Opco.
(c)To the extent that the Partnership Indemnitees are entitled to indemnification and to the extent such indemnification relates solely to Damages suffered by a

Partnership Indemnitee other than P66 Opco or Sweeny Frac LLC, then (i) the P66 Parties shall make any and all indemnification payments to the applicable Partnership Indemnitee suffering such Damages (or as otherwise directed by the Partnership but, in any event, not to P66 Opco or Sweeny Frac LLC or any other Subsidiaries of P66 Opco) and (ii) the calculation of Damages for all purposes of this Article VIII (including in determining the Deductible or the Cap and/or the amount payable by the P66 Parties to the applicable Partnership Indemnitee) shall be 100% of the amount of the Damages so suffered by such Partnership Indemnitee.
8.3.Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.
8.4.Right to Contest and Defend.
(a)The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
(b)Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
8.5.Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
8.6.Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
8.7.Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.
8.8.Limitations on Indemnification.
(a)To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), the P66 Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds $2,360,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that the P66 Parties shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $23,600,000 (the “Cap”) less the Deductible.
(b)Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, Damages for breach of the representations or warranties in Section 3.14), the P66 Parties shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the P66 Parties shall be fully liable for Damages pursuant to Sections 8.2(b) or 8.2(c) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.
(c)To the extent the P66 Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.
(d)Notwithstanding clause (c) above, to the extent the P66 Indemnitees are entitled to indemnification for Damages arising from fraud, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) without regard to the Deductible or the Cap.
8.9.Survival.
(a)The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Sections 3.1, 3.2, 3.8 and 3.9 (the “Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is three years after the Closing Date. The liability of the P66 Parties for the breach of any of the representations and warranties of the P66 Parties set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is eighteen months after the Closing Date. The liability of the P66 Parties for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of the representations or warranties in Section 3.14) shall be limited to claims for which the Partnership delivers written notice to the P66 Parties on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.
(b)The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which the P66 Parties delivers written notice to the Partnership on or before the date that is eighteen (18) months after the Closing Date.
8.10.Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents)).
8.11.Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL

EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP AND P66 COMPANY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
8.12.Knowledge. The Partnership Indemnitees’ and the P66 Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.
8.13.Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the consideration set forth in Section 2.2 for U.S. federal income Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.
ARTICLE IX
TERMINATION
9.1.Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by mutual written consent of the P66 Parties and the Partnership;
(b)by either the P66 Parties or the Partnership in writing after May 1, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;
(c)by either the P66 Parties or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or
(d)by either the P66 Parties or the Partnership in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.
9.2.Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Section 10.4. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).
ARTICLE X
MISCELLANEOUS
10.1.Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.
10.2.Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.
10.3.Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.
10.4.Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:
If to any of the P66 Parties, addressed to:
Phillips 66 Company
3010 Briarpark Drive
Houston, Texas 77042

Attention: General Counsel

If to the Partnership or the General Partner, addressed to:
Phillips 66 Partners LP
c/o Phillips 66 Partners GP LLC
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
10.5.Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.
10.6.Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.
10.7.Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.
10.8.Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.9.Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.
10.10.Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
10.11.Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.12.Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”
10.13.Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
10.14.Consent of Conflicts Committee. Any amendment or waiver by the Partnership made prior to Closing shall be approved by the Conflicts Committee.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PHILLIPS 66 COMPANY
By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	Executive Vice President, Midstream

PHILLIPS 66 PROJECT DEVELOPMENT INC.
By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	Vice President

PHILLIPS 66 PARTNERS GP LLC
By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP LLC, its general partner
By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS
Phillips 66 Sweeny Frac Alpha LLC
[Opco General Partner]

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Agreement”) is made effective as of March ___, 2016 (the “Effective Time”), by and between Phillips 66 Project Development Inc., a Delaware corporation (“PDI”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), and Phillips 66 Partners Holdings LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement (as defined below).
RECITALS
WHEREAS, reference is made to that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”), dated as of February ___, 2016, by and among Phillips 66 Company, a Delaware corporation (“P66 Company”), PDI, the General Partner, and the Partnership;
WHEREAS, reference is also made to that certain Amended and Restated Limited Liability Company Agreement (the “Alpha LLC Agreement”) of Phillips 66 Sweeny Frac Alpha LLC, a Delaware limited liability company (“Alpha LLC”), effective as of December 18, 2013;
WHEREAS, reference is also made to that certain Limited Liability Company Agreement (the “GP LLC Agreement” and, together with the Alpha LLC Agreement, the “LLC Agreements”) of [  ], a Delaware limited liability company (“Opco General Partner” and, together with Alpha LLC, the “Contributed Entities”), dated ____________, 2016;
WHEREAS, pursuant to the LLC Agreements, PDI is the sole member of the Contributed Entities;
WHEREAS, pursuant to this Agreement:
(a)PDI desires to assign all of its right, title and interest in and to (i) [2]% of the limited liability company interests in Alpha LLC (the “GP Membership Interests”) to the General Partner and (ii) (A) 100% of the limited liability company interests in Opco General Partner and (B) the remaining limited liability company interests in Alpha LLC (such limited liability company interests referenced in clauses (A) and (B), the “LP Membership Interests” and, together with the GP Membership Interests, the “Membership Interests”) to the Partnership; and the Partnership desires to accept PDI’s assignment of the LP Membership Interests;

(b)the General Partner desires to (i) accept the GP Membership Interests and (ii) effective immediately following such acceptance (the “Interim Effective Time”), assign all of its right, title and interest in and to the GP Membership Interests to the Partnership; and the Partnership desires to accept the General Partner’s assignment of the GP Membership Interests; and
(c)effective immediately following the Partnership’s acceptance of the GP Membership Interests (the “New Effective Time”), the Partnership desires to assign all of its right, title and interest in and to the Membership Interests to Holdings, and Holdings desires to accept the Partnership’s assignment of the Membership Interests (collectively, the “Assignments”);

WHEREAS, after giving effect to (a) PDI’s assignment of the GP Membership Interests and LP Membership Interests to the General Partner and the Partnership, respectively, and the admission of the General Partner and Partnership as substitute members of Alpha LLC and Opco General Partner, as applicable, PDI shall cease to be a member of the Contributed Entities, (b) the General Partner’s assignment of the GP Membership Interests to the Partnership, the General Partner shall cease to be a member of Alpha LLC, and (c) the Partnership’s assignment of the Membership Interests to Holdings and the admission of Holdings as a substitute member of the Contributed Entities, the Partnership shall cease to be a member of the Contributed Entities; and
WHEREAS, after giving effect to the Assignments, Holdings will hold all of the Membership Interests and be the sole member of the Contributed Entities.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Assignment.
(a)Effective as of the Effective Time, PDI hereby irrevocably assigns, transfers, and conveys (i) to the General Partner all of its right, title and interest in and to the GP Membership Interests and (ii) to the Partnership all of its right, title and interest in and to the LP Membership Interests, together with, in the case of clauses (i) and (ii), all such rights and obligations as set forth in the LLC Agreements and the Delaware Limited Liability Company Act, as amended (the “Act”).
(b)Effective as of the Interim Effective Time, the General Partner hereby irrevocably assigns, transfers, and conveys to the Partnership all of its right, title and interest in and to the GP Membership Interests, together with all such rights and obligations as set forth in the Alpha LLC Agreement and the Act.
(c)Effective as of the New Effective Time, the Partnership hereby irrevocably assigns, transfers, and conveys to Holdings all of its right, title and interest in and to the Membership Interests, together with all such rights and obligations as set forth in the LLC Agreements and the Act.

2.Acceptance, Assumption and Acknowledgment.
(a)    Effective as of the Effective Time, the General Partner hereby accepts PDI’s assignment of the GP Membership Interests pursuant to Section 1(a) and hereby acknowledges and agrees to be bound by the terms of the Alpha LLC Agreement as a member of Alpha LLC and assumes and agrees to perform all of PDI’s agreements and obligations existing or arising with respect to the GP Membership Interests.
(b)    Effective as of the Effective Time, the Partnership hereby accepts PDI’s assignment of the LP Membership Interests pursuant to Section 1(a) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as a member of the Contributed Entities and assumes and agrees to perform all of PDI’s agreements and obligations existing or arising with respect to the LP Membership Interests.
(c)    Effective as of the Interim Effective Time, the Partnership hereby accepts the General Partner’s assignment of the GP Membership Interests pursuant to Section 1(b) and hereby acknowledges and agrees to be bound by the terms of the Alpha LLC Agreement as a member of Alpha LLC and assumes and agrees to perform all of the General Partner’s agreements and obligations existing or arising with respect to the GP Membership Interests.
(d)    Effective as of the New Effective Time, Holdings hereby accepts the Partnership’s assignment of the Membership Interests pursuant to Section 1(c) and hereby acknowledges and agrees to be bound by the terms of the LLC Agreements as the sole member of the Contributed Entities, and assumes and agrees to perform all of the Partnership’s agreements and obligations existing or arising with respect to the Membership Interests.
3.Effect of Assignment.
(a)    Effective as of the Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) the General Partner and the Partnership shall own the GP Membership Interests and the LP Membership Interests, respectively, in accordance with this Agreement; (ii) the General Partner is hereby admitted as a member of Alpha LLC with respect to the GP Membership Interests, and this Agreement shall be included in the books and records of Alpha LLC to reflect such admission; (iii) the Partnership is hereby admitted as a member of the Contributed Entities with respect to the LP Membership Interests, and this Agreement shall be included in the books and records of the Contributed Entities to reflect such admission; (iv) immediately following the admission of the General Partner and the Partnership as members of the applicable Contributed Entities, PDI hereby ceases to be a member of the Contributed Entities and ceases to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreements, and (v) each of the Contributed Entities is hereby continued without dissolution.
(b)    Effective as of the Interim Effective Time and notwithstanding any provision of the Alpha LLC Agreement to the contrary: (i) the Partnership shall own the GP Membership Interests in accordance with this Agreement; (ii) the Partnership is hereby admitted as a member of Alpha LLC with respect to the GP Membership Interests, (iii) immediately following such admission, the

General Partner hereby ceases to be a member of Alpha LLC and ceases to have any right, title or interest in or to the GP Membership Interests and shall have no further obligations with respect to the GP Membership Interests or otherwise under the Alpha LLC Agreement, (iv) the Partnership hereby continues as the sole member of Alpha LLC, and (v) Alpha LLC is hereby continued without dissolution.
(c)    Effective as of the New Effective Time and notwithstanding any provision of the LLC Agreements to the contrary: (i) Holdings shall own the Membership Interests in accordance with this Agreement; (ii) Holdings is hereby admitted as the sole member of each of the Contributed Entities, and this Agreement shall be included in the books and records of each of the Contributed Entities to reflect such admission; (iii) immediately following the admission of Holdings as a substitute member of the Contributed Entities, the Partnership hereby ceases to be a member of the Contributed Entities and ceases to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreements, (iv) each of the Contributed Entities is hereby continued without dissolution, and (v) all references in the LLC Agreements to PDI are hereby deleted and "Phillips 66 Partners Holdings LLC" is hereby substituted in lieu thereof.
4.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of that state.
5.Further Assurances. The General Partner, Partnership, PDI and Holdings agree to take such further action as may be necessary or appropriate to effect the purposes of this Agreement.
6.General. This Agreement is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. This Agreement is expressly subject to the terms, provisions and limitations of the Contribution Agreement and, in the event of any conflict between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control. This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

PDI:
Phillips 66 Project Development Inc.

By:
Name:
        Title:

THE GENERAL PARTNER:
Phillips 66 Partners GP LLC

By:
Name:
        Title:

THE PARTNERSHIP:
Phillips 66 Partners LP
By: Phillips 66 Partners GP LLC, its General Partner

By:
Name:
        Title:

HOLDINGS:
Phillips 66 Partners Holdings LLC
By: Phillips 66 Partners LP, its Sole Member
By: Phillips 66 Partners GP LLC, General Partner of
Phillips 66 Partners LP

By:
Name:
        Title:

EXHIBIT B

FORM OF ASSIGNMENT OF NOTE

ASSIGNMENT AND ASSUMPTION OF NOTE
THIS ASSIGNMENT AND ASSUMPTION OF NOTE (“Assumption”) is dated effective as of March ___, 2016 by and among Phillips 66 Sweeny Frac Alpha LLC, a Delaware limited liability company (“Assignor”), Phillips 66 Partners LP, a Delaware limited partnership (“Assignee”), and Phillips 66 Company, a Delaware corporation (“Lender”).
WITNESSETH:
WHEREAS, Assignor executed and delivered to Lender a Term Promissory Note dated January 20, 2014, which note was amended and restated by an Amended and Restated Term Promissory Note dated October 15, 2015 (as so amended and restated, the “Note”), which Note is attached hereto as Exhibit A ;
WHEREAS, as partial consideration for the contribution to Assignee of certain assets, including the membership interests in Assignor, Assignee will, with Lender’s consent, assume Assignor’s obligations and liabilities under the Note;
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Assignor hereby irrevocably assigns to Assignee, without recourse to Assignor, all of Assignor’s obligations under the Note. Assignee hereby assumes, as its direct and primary obligation, all of Assignor’s obligations under the Note, and agrees to pay Lender the outstanding principal balance due on, and all interest which accrues on and in accordance with the terms of, the Note. From and after the date hereof, all references in the Note to “Maker” as defined in the Note shall be deemed to be a reference to Assignee as the Maker.

2.The parties hereto agree that, as of the date hereof (a) the outstanding principal balance on the Note is                      and     /100’s Dollars ($                ) and (b) there is no “Event of Default” (as defined under the Note) or any event which, with the passage of time or the giving of notice, or both, would become an “Event of Default.”

3.The parties hereto intend that, except as provided in this Assumption, this Assumption shall not release, diminish, impair, reduce, or, except as expressly stated herein, otherwise affect any of the obligations under the Note. The parties hereto agree to take such further action as may be necessary or appropriate to effect the purposes of this Assignment.

4.Lender hereby consents to the assignment of the Note and releases the Assignor from its obligations under the Note, and agrees that Assignor is no longer a “Maker” under the Note.

5.This Assumption and the rights and obligations of the parties under this Assumption shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws of that state. This Assumption is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.THIS ASSUMPTION REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

ASSIGNOR:
PHILLIPS 66 SWEENY FRAC ALPHA LLC

By:
Name: John D. Zuklic
Title: Vice President and Treasurer

ASSIGNEE:
Phillips 66 Partners LP

By: Phillips 66 Partners GP LLC, its
General Partner

By:
Name: John D. Zuklic
Title: Vice President and Treasurer

LENDER:
Phillips 66 Company

By:
Name: John D. Zuklic
Title: Vice President and Treasurer

EXHIBIT A

[Attach Executed Note]

EXHIBIT C

FORM OF CLEMENS STORAGE AGREEMENT

NATURAL GAS LIQUIDS STORAGE AGREEMENT
(CLEMENS FACILITY)
This Natural Gas Liquids Storage Agreement (this “Agreement”) is entered into as of the ___ day of ___________, 2016 by and between PHILLIPS 66 SWEENY FRAC LLC (“P66SF”), a Delaware limited liability company and PHILLIPS 66 COMPANY (“Customer”), a Delaware corporation.
The parties hereto agree as follows:

(a	Definitions.
The following terms shall have the meaning specified below:

(a)	“API MPMS” shall have the meaning set forth in Section 6.

(b)	“Barrel” shall mean the unit of volume used for the purpose of measurement of liquid. One “Barrel” contains 42 Gallons of liquid.

(c)	“Base Rate” shall have the meaning set forth in Section 11.

(d)	“Business Day” shall mean any day, Monday through Friday, of each week, excluding Federal Reserve Bank holidays.

(e)	“Cavern” shall have the meaning set forth in Section 3(a).

(f)	“Claims” shall have the meaning set forth in Section 15(a).

(g)	“CPI-U” shall have the meaning set forth in Section 9.

(h)	“Cure Period” shall have the meaning set forth in Section 17.

(i)	“Customer Group” shall have the meaning set forth in Section 15(b).

(j)
“Delivery Point” shall mean the interconnection of the Pipelines and the custody transfer meters where the Product enters the Facilities and custody of the Product transfers from Customer (or its designee) to P66SF.

(k)	“Facilities” shall mean the underground liquid or liquefied hydrocarbon storage facility located at the Clemens Salt Dome Lease, Clemens, NE (Frio B) Field, in Brazoria County, Texas.

(l)
“Force Majeure” shall mean: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts, governmental authorities, laws or regulations; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material, equipment, permits or labor; (v) accidental disruption of service; (vi) strikes, lockouts or other industrial or civil disturbances; (vi)  breakage or accident to refinery, other facilities, machinery, caverns, tanks, or lines of pipe; (viii)  breakdowns or accidents, irrespective of the cause thereof and (ix) any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the party claiming suspension and could not have been prevented by such party’s due diligence.

(m)	“Fractionator” shall mean P66SF’s fractionation unit located in Old Ocean, Texas, which is used for the purpose of fractionating Raw Product into Specification Product(s).

(n)
“Gallon” shall mean the unit of volume used for the purpose of measurement of liquid. One U. S. liquid gallon contains 231 cubic inches when the liquid is at a temperature of 60 degrees Fahrenheit and at the vapor pressure of the liquid being measured.

(o)	“H-4 Permit” shall have the meaning set forth in Section 3.

(p)	“Imaged Agreement” shall have the meaning set forth in Section 25.

(q)	“Initial Term” shall have the meaning set forth in Section 2.

(r)	“Pipeline(s)” shall mean the pipelines that interconnect with the Facilities at the Delivery Point and Redelivery Point.

(s)	“Products” shall mean Raw Product and Specification Product(s), collectively. The Products shall meet the quality specifications of the applicable pipeline delivering or receiving such Product.

(t)
“Raw Product” shall mean that mixture of liquid hydrocarbons delivered by pipeline to the Fractionator in accordance with the terms of the Pipeline connection agreements or Pipeline tariffs in effect from time to time.

(u)
“Redelivery Point” shall mean the interconnection of the custody transfer meters and the Pipelines where the Product leaves the Facilities and custody of the Product transfers from P66SF to Customer (or its designee).

(v)	“Renewal Term” shall have the meaning set forth in Section 2.

(w)	“Service Fee” shall have the meaning set forth in Section 9(e).

(x)	“Specification Product(s)” shall mean the liquid hydrocarbons fractionated from the Raw Product delivered to the Fractionator and meeting the specifications required by the applicable Pipeline.

(y)	“Storage Variations” shall have the meaning set forth in Section 13.

(z)	“Term” shall have the meaning set forth in Section 2 below.

(b	Term.
This Agreement shall be a binding agreement of the parties hereto upon execution, but the obligations to store Product will commence on March 1, 2016 (the “Effective Date”), and will continue through and including February 28, 2026 (the “Initial Term”). After expiration of the Initial Term, the Parties may mutually agree to extend the term of this Agreement (the

“Renewal Term”). The Initial Term, together with the Renewal Term, if applicable, shall be referred to in this Agreement as the “Term.”

(c	Cavern Storage
(a)P66SF shall provide to Customer for the storage of Product all of the working capacity, as described below, of each of the eight permitted salt caverns located at the Facilities (each a “Cavern”). The maximum storage capacity for each Cavern (other than the Caverns in the planning stages discussed in the following paragraph) is at or within the working range listed in the table below and is dependent on Customer’s production and discharge forecast and the available brine storage and flow capacity of such Cavern.
Notwithstanding the foregoing, the parties hereto acknowledge and agree that, as of the date of this Agreement, three of the eight Caverns subject to this Agreement (and as indicated below) are in planning stages and will be available for use only if such Caverns become operational. P66SF shall have no liability to Customer if such Caverns do not become available and no obligation to make such Caverns available for Customer’s use. If such Caverns are available for use in the future, P66SF shall store Product for Customer on terms and conditions to be mutually agreed upon by P66SF and Customer.

2
The following is the description of each Cavern (other than the Caverns in the planning stages discussed in the preceding paragraph) listed on the H-4 permit issued on July 9, 2014 by the Railroad Commission of Texas to Phillips 66 Pipeline LLC for Underground Hydrocarbon Storage (the “H-4 Permit”), referencing the cavern number shown therein:

Cavern #	Permit Capacity (Million barrels)	Working Capacity (Million barrels)
1	4
2	4
4	4
5	4
6	4
Total	20

(c)
From and after the date on which a Cavern is placed into commercial service, P66SF may substitute each Cavern with a similar suitable Cavern for Customer’s dedicated use at P66SF’s convenience or if such Cavern is taken out of service for any reason (including, but not limited to emergencies or scheduled or unscheduled maintenance), provided that: (i) Customer shall bear no additional costs for any substitution, except to the extent the maximum capacity of the substitute Cavern is greater than the original Cavern; and (ii) the substituted Cavern has similar receipt, storage, and redelivery facility access capabilities. Except in the event of an emergency or due to unscheduled maintenance, P66SF shall provide Customer with fifteen days’ prior written notice of any substitution. Any substitute Cavern while in use hereunder shall be considered the original Cavern for purposes of this Agreement, and all terms and conditions of this Agreement shall apply to such Cavern. If the original Cavern is unavailable after being placed into commercial service and no substitute Cavern has been provided for Customer’s use, P66SF shall adjust the fees described herein so that such fees will be calculated based on actual Cavern availability. Furthermore, any operational activities undertaken that are not being performed at the Customer’s request, which would otherwise result in an increase in the calculation of fees, may be excluded from the monthly fee calculations.
(d) Beginning in 2018, a Cavern will be taken out of service to establish an annual sequence of inspections to comply with applicable regulatory requirements. P66SF will provide Customer with annual updates of Cavern availability.
(e) At the end of the Term, Customer will bear the cost of returning each Cavern and related Cavern-manifold pipelines to the same condition as on commencement of service to Customer in respect of such Cavern, subject to reasonable wear and tear.
(f)The parties acknowledge that prudent operation of the Caverns includes necessary repairs and maintenance consistent with generally accepted industry standards, which will result in temporary unavailability of the Caverns during which P66SF will be unable to provide the storage contracted for herein. So long as P66SF endeavors to work with Customer to minimize the duration, frequency, and effect of such unavailability on Customer and the duration, frequency, and effect of such unavailability on Customer are consistent with generally accepted industry standards, P66SF shall not be deemed to breach this Agreement in respect thereof and shall not be liable to Customer for any failure to perform its obligations set forth herein.

4.	Product; Deliveries and Redeliveries.
(a) Customer shall make nominations to P66SF no later than the 15th day of the month before delivery or redelivery of quantities of Product that Customer desires to tender for delivery at the Delivery Point or for redelivery at the Redelivery Point. Custody and control of Product (i) delivered hereunder shall be deemed to be transferred to P66SF at the Delivery Point as the Product in question passes the Facilities’ boundary on discharge into the Facilities; and (ii) redelivered hereunder shall be deemed to be transferred to Customer at the Redelivery Point as the Product in question passes the Facilities’ boundary on exit from the Facilities.
(b) P66SF will not recognize sales or assignments of, or other transfers of title to, Product while in storage unless approved in advance in writing by P66SF (such approval not to be unreasonably withheld) and then only to another person or entity that has a valid storage agreement with P66SF for storage of such Product at the Facilities.
(c)    Customer has the right to request delivery and storage of crude oil or other commodities and P66SF’s consent to such requests shall not be unreasonably withheld; provided, however,

that the delivery and storage of the requested crude oil or commodity must be within the authorization granted in the H-4 permit issued on July 9, 2014 by the Railroad Commission of Texas (as may be amended or supplemented) and permitted under all other applicable law, regulation, or administrative requirement. In the event Customer seeks storage of a crude oil or any other commodity, Customer must submit written Notice to P66SF with the details regarding the proposed change in commodity. P66SF shall act in good faith and use commercially reasonable efforts to work diligently to modify the Facilities as necessary, in its sole opinion, to accommodate the change in commodity. All costs and expenses for such modifications, if any, shall be at the sole cost and expenses of the Customer. Any other approvals or authorizations required for such conversion shall be the sole responsibility of Customer.

5.	Allocation.
P66SF shall maintain brine levels sufficient to permit the requested injections and withdrawals of Product; provided, however, that P66SF shall not be obligated to maintain brine levels at a level in excess of the maximum brine system storage capacity of the Facilities of approximately [___] million Barrels and the maximum designed brine flow rate of approximately [____] Barrels per hour (or [________] Barrels per day). Without limiting the foregoing, P66SF’s redelivery of Product to Customer will be subject to operating conditions, rates of delivery, delivery pressures, scheduling and other requirements of the Facilities and the applicable Pipeline to which Product is to be redelivered.

6.	Product Measurement.
Except as described below, measurements, volume corrections, and calibrations shall be performed in accordance with API Manual of Petroleum Measurement Standards (“API MPMS”) latest revision. Volumes shall be based on 42 Gallons per Barrel at 60 degrees Fahrenheit. Measured Product volumes shall be adjusted to a temperature of 60 degrees Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent Gas Processors Association TP-27/API MPMS, Chapter 11 (e.g., Table 24E, 54E, or other table relevant to the applicable Product). Cavern pump-out fees and Cavern pump-over fees will be based on measurement from meters at the Cavern well-head.  The Customer acknowledges that these meters do not meet API measurement standards.

7.	Sampling; Commingling.
(a) P66SF shall have the right to sample all Products nominated by Customer for delivery and may refuse to take delivery of any Product if such Product does not meet the specifications set forth on Exhibit A. If P66SF takes delivery of any Product and within a commercially reasonable period of time determines that such Product does not meet the specifications set forth on Exhibit A, P66SF shall promptly provide notice to Customer. In such event, Customer shall take redelivery of such non-conforming Product and shall indemnify P66SF for any damage or loss to the Facilities caused by such non-conforming Product. If a sample indicates presence of Product that does not meet specifications, Customer shall be promptly informed. The quality of the Product delivered to P66SF will be verified by pipeline batch specifications, a refinery analysis, supplier’s certificate or, at Customer’s request, an independent laboratory’s analysis.

P66SF will be responsible for the appointment and cost of its own sampling, testing, and/or other laboratory services with respect to sampling the Product. Customer will be responsible for any costs associated with an independent laboratory analysis requested by it. For any service or function requested by Customer not specifically provided for in this Agreement, P66SF may provide such service at its actual cost, or may retain a third party to provide such service, as agreed in advance by the parties in writing.
(b) P66SF will make reasonable efforts to minimize any commingling of dissimilar Products transferred within the Caverns’ storage system. Customer acknowledges, accepts, and waives its right to claim damages for contamination of Customer’s Products due to commingling, line displacements and/or use of common lines.

8.	Title
It is understood and agreed that (i) Customer shall retain title to the Products stored hereunder, subject to such Products being commingled with like Products belonging to P66SF or other parties, and (ii) Products redelivered to Customer by P66SF may not be identical to Products delivered by Customer into P66SF’s Facilities, but shall be considered as fungible goods. However, with P66SF’s prior written consent, Customer may allow a third party to store Products in the Caverns by contract or otherwise. In such event, Customer will continue to be liable for all obligations and requirements set forth in this Agreement with respect to such third party Product as if such Product were owned by Customer (including payment of fees with respect thereto), Customer will continue to be liable for its own acts and omissions under this Agreement, and the third party shall warrant in a writing acceptable to P66SF that it has title to all Product received, stored and handled on its behalf by P66SF pursuant to this Agreement.

9.	Storage Fees.
For the services described herein, the following fees shall apply:

(a)	Monthly Storage Fee:

i)
P66SF will invoice Customer at the applicable rate provided in the Storage Commitment Table below for each Barrel of Product stored in the Caverns as measured at the end of the last day of the applicable month.

ii)
If Customer, during any month, stored less Product than the applicable minimum storage volume specified in the Storage Commitment Table below, then Customer will pay P66SF a deficiency payment equal to the applicable monthly storage rate per Barrel for the difference between the actual volume stored during such month and the applicable minimum storage volume.

iii)
For all volume stored in excess of the applicable minimum storage volume, Customer will pay P66SF a fee equal to $[____] per Barrel with respect to such excess volume. For the sake of clarity, this fee is in lieu of clause (i) above with respect to any excess volume stored by Customer under this Agreement.

Storage Commitment Table

Aggregate Working Capacity of the Facilities (million Barrels)	Minimum Storage Volume (million Barrels)	Monthly Storage Rate for volume up to Minimum Storage Volume (Dollars per Barrel)	Monthly Storage Rate for volume in excess of Minimum Storage Volume (Dollars per Barrel)

(b) Cavern to Cavern Transfer Fee: $[___] per Barrel

(c) Cavern Pump-out Fee (Cavern to Pipeline at the Redelivery Point): $[___] per Barrel

(d) Cavern Receipt Fee (Pipeline to Cavern at the Delivery Point): [___]

Each of the above-referenced rates shall be increased, but never decreased, annually on the anniversary date of the Effective Date by an amount equal to 25% of the annual change in the percentage increase in the Consumer Price Index for All Urban Consumers (the “CPI-U”), as reported during the month of January immediately before the effective date of the adjustment, with respect to the 12-month period ending at the end of the month of December immediately preceding such publication.

If applicable, P66SF will provide notice by the 15th day of each month to Customer that the aggregate working capacity of the Caverns has increased or decreased from one tier to another in the Storage Commitment Table above. Any adjustment in Customer’s monthly storage fee and minimum storage volume based on such increase or decrease in the aggregate working capacity will be effective as of the first day of the following month following such notice.

(e) In the fourth quarter of each Year, P66SF shall determine, in good faith, an estimate of the total annual property taxes owed on the improvements owned by P66SF and located on the real property at the Clemens Salt Dome Lease, Clemens, NE (Frio B) Field (the “Improvements”), which include, but are not limited to, the Facilities, for the next Year and then use the estimate to calculate a per-Barrel fee (“Service Fee”) to be assessed on the Customer’s applicable Minimum Storage Volume each month, regardless of whether the Customer stores Product in an amount equal to the Customer’s Minimum Storage Volume. The Service Fee will be calculated by dividing the estimate by the Minimum Storage Volume, i.e., [x] * [y]. P66SF will provide Notice to Customer of the Service Fee to be assessed in the upcoming year in accordance with the notice provisions in Section 18 below. As between the parties, P66SF shall pay all property taxes on the Improvements that become due after the Effective Date. The Service Fee for the remaining portion of Year 2016 shall be calculated in accordance with the Service Fee Table below. The Service Fee shall be included on the monthly invoice described in Article XI below.

2016 Monthly Service Fee Table

Aggregate Working Capacity of the Facilities (million Barrels)	Minimum Storage Volume (million Barrels)	Monthly Applicable Service Fee (Dollars per Barrel)

(f)    Change in Law. If new Laws require P66SF to make substantial and unanticipated expenditures in connection with the services P66SF provides to Customer under this Agreement, P66SF shall use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the time of compliance with the new Law in an effort to secure continued operation under existing applicable Laws during the term of this Agreement. If P66SF is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then P66SF will find a commercially reasonable manner to conform to the new Laws and give Customer commercially reasonable advance notice of any planned expenditures necessary for such compliance. Customer will reimburse P66SF for Customer's proportionate share of the costs of complying with such Laws, or at P66SF’s option, and if the Parties agree, relevant fees will be increased or an alternate mechanism shall be adopted to allow P66SF to recover the amount paid for such costs over time from Customer or another entity. The Customer’s “proportionate share” of the costs of complying with such Laws referenced in the immediately preceding sentence shall be 100% if Customer is P66SF’s sole customer.

10.	Taxes.
Customer shall pay all taxes, if any, levied or assessed on the Product stored or on the services rendered or storage capacity contracted hereunder. In the event it becomes necessary for P66SF to pay any such tax, Customer shall promptly reimburse P66SF for such amount upon receipt of invoice therefor.

11.	Payment Terms.
The fees payable by Customer under this Agreement shall be paid by automated clearing house to the account specified on P66SF’s invoice or to such other account as P66SF may hereafter designate in writing, provided that as long as P66SF is an affiliate of Customer, P66SF and Customer may settle Customer’s financial obligations to P66SF through Customer’s normal inter-affiliate settlement processes. Payment shall be made by the later of two (2) Business Days from the receipt date of P66SF’s invoice and the 22nd day of the month in which such invoice is received, provided that if such day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Any amounts which remain due and owing after the due date shall bear interest thereon at a per annum rate of interest equal to 1.5% per month or the maximum lawful rate of interest, whichever is lower (the “Base Rate”). If a good faith dispute arises as to the amount payable in any invoice, the amount not in dispute shall promptly be paid.

If Customer elects to withhold any payment otherwise due as a consequence of a good faith dispute, Customer shall provide P66SF with written notice of its specific reasons for withholding payment. The parties hereto agree to use all reasonable efforts to resolve any such disputes in a timely manner. If it is subsequently determined, whether by mutual agreement of the parties or otherwise, that Customer is required to pay all or any portion of the disputed amounts to P66SF, in addition to paying over such amounts, Customer also shall pay interest accrued on such amounts at the Base Rate from the original due date until paid in full.

12.	Warehouseman’s Lien.
P66SF shall have a statutory warehouseman’s lien on all Product of Customer stored hereunder to cover any accrued and unpaid amounts payable hereunder and may withhold redelivery of any such Product until such accrued and unpaid amounts are paid. If any undisputed amounts remain unpaid for more than thirty (30) days after notice of failure to pay, P66SF may sell said Product at a public auction at the offices of P66SF on any Business Day not less than forty-eight (48) hours after publication of notice in a daily newspaper of general circulation published near the Facility with copy of such notice sent to Customer, said notice giving the time and place of the sale and the quantity and Product to be sold. P66SF may be a bidder and a purchaser at such sale. From the proceeds of such sale, P66SF may pay itself all charges lawfully accruing and all expenses of such sale (including, without limitation, reasonable attorneys’ fees and court costs), and the net balance may be held for whomsoever may be lawfully entitled thereto.

13.	Product Loss/Risk of Loss.
Customer shall bear any losses or gains that may occur while Customer’s Products are in storage at the Facility (such losses or gains, the “Storage Variations”), except to the extent that Storage Variations result from P66SF’s gross negligence or willful misconduct or the gross negligence or willful misconduct of P66SF’s employees, agents, contractors or subcontractors. P66SF’s maximum liability, if any, for loss or damages to the Products will be limited to the monthly average Non-TET price on the Texas Gulf Coast for such Product on the date of such loss or damage as reported or published by OPIS, multiplied by the volume of the Product lost or damaged. Periodically, P66SF shall determine the physical inventory of Products and calculate the Storage Variation.  Customer’s inventory of Products in storage at the Facilities shall then be adjusted (increased or decreased) to reflect the Storage Variation.

14.	Force Majeure.
(a) As soon as possible upon the occurrence of a Force Majeure, if any party hereto is affected by a Force Majeure event, such party shall provide the other party with written notice of the occurrence of such Force Majeure event. Each party’s obligations (other than a party’s obligation to indemnify the other party or a party’s obligation to pay any amounts due to the other party which have accrued prior to the commencement of such Force Majeure event) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents P66SF from performing its obligations under this Agreement. Each party’s obligations (other than a party’s obligation to indemnify the other party or a party’s obligation to pay any amounts due to the other party which have accrued prior to the commencement of such Force Majeure event) shall be temporarily suspended beginning [___] days after the commencement of, and for the entire remaining duration of, a

Force Majeure event to the extent that such event prevents Customer from performing its obligations under this Agreement. For clarity, fees shall not accrue while each party’s obligations are suspended. At the conclusion of the Force Majeure event, the fees applicable to the month in which the suspension due to the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.
(b) A party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.
(c) The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing person or entity when such course is inadvisable in the discretion of the affected party.
(d) P66SF may suspend performance of the services to the extent reasonably necessary to prevent injuries to persons, damage to property or harm to the environment.
(e) If a Force Majeure event prevents either P66SF or Customer from performing its respective obligations under this Agreement for a period of more than 12 consecutive months, this Agreement may be terminated by either party at any time after the expiration of such 12-month period upon at least 30 days’ notice to the other party.

15.	Indemnity.
(a) EXCEPT AS PROVIDED IN SECTION 7, CUSTOMER SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD P66SF AND ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEY’S FEES, (“CLAIMS”) ARISING OUT OF OR RELATED IN ANY WAY TO INJURY TO OR DEATH OF CUSTOMER’S EMPLOYEES, AGENTS, OFFICERS OR INVITEES ARISING OUT OF OR OCCURRING IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT, REGARDLESS OF THE TIMING OR NATURE OR STYLE OF SUCH CLAIMS AND REGARDLESS OF THE IDENTITY OF THE CLAIMANT, INCLUDING BUT NOT LIMITED TO THE EMPLOYEE OR INVITEE THEMSELVES AND THEIR RESPECTIVE REPRESENTATIVES, AGENTS, HEIRS, BENEFICIARIES, ASSIGNS, AND FAMILY MEMBERS.
(b) SUBJECT TO SECTION 7, P66SF SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD CUSTOMER AND ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS, AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO DAMAGE TO P66SF’S PROPERTY, INJURY TO OR DEATH OF THE P66SF’S EMPLOYEES, PORT AGENTS, AUTHORIZED SUBCONTRACTORS, VENDORS, AGENTS, OFFICERS OR INVITEES ARISING OUT OF OR OCCURRING IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT , REGARDLESS OF THE TIMING OR NATURE OR STYLE OF SUCH CLAIMS AND REGARDLESS OF THE IDENTITY OF THE CLAIMANT, INCLUDING BUT NOT

LIMITED TO THE EMPLOYEE OR INVITEE THEMSELVES AND THEIR RESPECTIVE REPRESENTATIVES, AGENTS, HEIRS, BENEFICIARIES, ASSIGNS, AND FAMILY MEMBERS.

16.	Claims; Limitations.
(a) Notice of Claims by Customer for any liability, loss, damage, or expense arising out of this Agreement must be made to P66SF in writing within one hundred eighty (180) days after the same shall have accrued. Such claims, described in reasonable detail, must be sent to P66SF within said one hundred eighty (180) days and unless so made and filed, P66SF shall be wholly released and discharged therefrom and shall not be liable therefore in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two (2) years and one (1) day after the cause of action accrued.
(b) IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, STRICT LIABILITY, OR NEGLIGENCE, OR IN ANY OTHER MANNER ARISING OUT OF THIS AGREEMENT, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM ANY CLAIM THEREFOR.

17.	Default.
If either party hereto is in material default of the provisions of this Agreement and such default has not been remedied within 60 days after written notice from the non-defaulting party (the “Cure Period”), then the non-defaulting party may, in addition to any other rights or remedies available to it, terminate this Agreement by giving written notice of termination to the defaulting party within five (5) days following expiration of said Cure Period.

18.	Notice.
All notices, demands, requests, and other communications to be given hereunder shall be in writing and deemed given if personally delivered, forwarded by facsimile (with proof of transmission), or mailed by either certified mail, return receipt requested, or sent by overnight carrier to the receiving party at its address below:

If to P66SF:	Phillips 66 Sweeny Frac LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Customer:	Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

19.	Assignment.
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. No party may assign this Agreement, nor any interest herein, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except that either party may (i) assign its rights and delegate its duties hereunder (other than any payment obligations under this Agreement) to an affiliate without the consent of the other or (ii) make collateral assignments of this Agreement to secure working capital or other financing without the consent of the other party. Such assignment shall be effective upon notice sent by the assigning party. Upon the occurrence of a Partnership Change in Control, P66SF shall provide Customer with a notice of any Partnership Change in Control at least 60 days prior to the effective date thereof. Within 180 days following receipt of such Notice, Customer may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control. In the event this Agreement is terminated early as a result of Partnership Change in Control, Customer shall have no further payment obligations to P66SF except for those incurred prior to the early termination date. A “Partnership Change in Control” means Phillips 66 Company ceases to Control the general partner of Phillips 66 Partners LP.

20.	Rules and Regulations.
This Agreement and the provisions hereof shall be subject to all applicable state and federal laws and to all applicable rules, regulations, orders, and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters or things under or incident to this Agreement.

21.	Entire Agreement.
This Agreement embodies the entire agreement between P66SF and Customer and there are no promises, assurances, terms, conditions, or obligations, whether by precedent or otherwise, other than those contained herein. No variation, modification, or reformation hereof shall be deemed valid until reduced to writing and signed by the parties hereto.

22.	Governing Law.
THIS AGREEMENT, AND ANY ACTIONS, CLAIMS, DEMANDS OR SETTLEMENTS HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO ANY CONFLICTS OF LAW PRINCIPLES WHICH MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS (AS APPLICABLE) LOCATED IN HOUSTON, TEXAS, AND TO ALL COURTS COMPETENT TO HEAR AND DETERMINE APPEALS THEREFROM, AND WAIVES ANY OBJECTIONS THAT A SUIT, ACTION OR PROCEEDING SHOULD BE BROUGHT IN ANOTHER COURT AND ANY OBJECTIONS TO INCONVENIENT FORUM.

23.Relationship of the Parties. It is not the intention of the parties to create, and this Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any party to act as an agent, servant or employee for any other party for any purpose whatsoever except as explicitly set forth in this Agreement.

24.	Other Provisions.
(a) This Agreement may be scanned and stored electronically, or stored on computer tapes and disks, as may be practicable (the “Imaged Agreement”). The Imaged Agreement if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties hereto to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party hereto shall object to the admissibility of any Imaged Agreement (or photocopies of the transcription of such Imaged Agreement) on the basis that such were not originated or maintained in documentary form under either the hearsay rule or the best evidence rule. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.
(b)P66SF shall in good faith endeavor to promptly notify Customer of any Product spills or other environmentally polluting discharges. Notice may be sent by email to Customer’s scheduler or operational personnel.
(c) No waiver by either party hereto of any default under this Agreement shall be deemed to be a waiver of any future default, whether of a like or a different character. In the event that one or more of the provisions contained in this Agreement shall be held to be invalid or legally unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.
[The signature page follows.]

The parties hereto have executed this Agreement as of the date hereof.
P66SF:
PHILLIPS 66 SWEENY FRAC LLC
BY:
Name: Robert A. Herman
Title: President
CUSTOMER:
PHILLIPS 66 COMPANY
BY:
Name: Robert A. Herman
Title: Executive Vice President, Midstream

EXHIBIT A
Product Specifications:
(to be added)

EXHIBIT D

FORM OF LEASE

LEASE AGREEMENT WITH OPTION TO PURCHASE

BETWEEN

PHILLIPS 66 COMPANY
AS LESSOR

AND

PHILLIPS 66 SWEENY FRAC LLC
AS LESSEE

DATED AS OF

February ____, 2016

LEASE

7.1	Insurance Coverage	14
7.2	Failure to Obtain Insurance	14
7.3	Lessee’s Right to Self-Insure	14
7.4	Insurance Requirements	14
ARTICLE VIII - INDEMNITIES		15
8.1	Release and Indemnification by Lessee	15
8.2	Release and Indemnification by Lessor	15
8.3	Application of Indemnities	15
8.4	Extension of Releases and Indemnities	16
8.5	Limitation on Indemnities For Personal Injury/Death	16
8.6	Disclaimer of Consequential Damages	16
8.7	Survival	16
ARTICLE IX - PROPERTY TAXES		16
9.1	Payment of Property Taxes	16
9.2	Joint Assessment	17
9.3	Contesting Real Property Tax	17
9.4	Other Taxes	18
ARTICLE X - ASSIGNMENT		18
10.1	Assignment or Subletting	18
10.2	Assignment to an Affiliate or Sale to a Third Party	18
10.3	Covenants Running With The Land	19
ARTICLE XI - DEFAULT		19
11.1	Defaults	19
11.2	Remedies	20
ARTICLE XII - CONDEMNATION		20
12.1	Condemnation in Whole	20
12.2	Condemnation in Part	20
12.3	Application of Condemnation Proceedings	20
12.4	Notice of Condemnation	20
ARTICLE XIII - ENVIRONMENTAL		21
13.1	Release Reporting and Corrective Action	21
13.2	Daily Operations	21
ARTICLE XIV - FORCE MAJEURE		21
14.1	Excused Performance	22
14.2	Burden of Proof	22
ARTICLE XV - NOTICES		22
15.1	Methods of Notice	22
15.2	Notice Addresses	22
15.3	Change of Address	23
ARTICLE XVI - GENERAL PROVISIONS		23
16.1	Estoppel Certificate	23
16.2	Severability	23
16.3	Captions	23
16.4	Amendments	23
16.5	Waivers	23
16.6	Recording	23

16.7	Holding Over	24
16.8	Cumulative Remedies	24
16.9	Binding Effect; Choice of Law	24
16.10	Subordination	24
16.11	Signs and Fences	24
16.12	No Broker	24
16.13	Records and Audit	24
16.14	Counterparts	25
16.15	Confidentiality	25
16.16	Further Assurances	25
16.17	Survival	25

EXHIBIT A - LEGAL DESCRIPTION OF THE LEASED PROPERTY
EXHIBIT B - PERMITTED ENCUMBRANCES
EXHIBIT C - MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

This Lease is made and entered into this __ day of February, 2016 by and between Phillips 66 Company, a Delaware corporation, herein referred to as Lessor, and Phillips 66 Sweeny Frac LLC, a Delaware limited liability company, herein referred to as Lessee.

RECITALS

WHEREAS, Lessor and Lessee’s Affiliates have entered into a Contribution, Conveyance and Assumption Agreement, dated February ______, 2016 (“Contribution Agreement”) for Lessor to sell and Lessee and Lessee’s Affiliates to purchase certain Assets located at or near the Refinery; and

WHEREAS, Lessee wishes to lease the Premises associated with the Assets with an option to purchase the Premises from Lessor, and Lessor desires to lease the Premises associated with the Assets with an option for Lessee to purchase the Premises.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS.

1.1    Definitions. Capitalized terms used in this Lease without other definition shall have the meanings specified in this Section 1.1 unless the context requires otherwise.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Lessor, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include Lessor or any of its Subsidiaries (other than a Group Member).

“Appurtenant Easements” shall mean those third-party easements, licenses, leases or other interests in real property that are in Lessor’s Affiliates names that are located at or near the Refinery and which benefit the Premises or the Assets.

“Assessor” shall mean the Brazoria County (Texas) Chief Appraiser.

“Assets” shall mean the Sweeny Fractionator, and all other assets owned, held for use by Lessor or any of Lessor’s Affiliates in connection with the operation of the Sweeny Fractionator that are necessary for Lessee and Lessee’s Affiliates to use and operate the Sweeny Fractionator after the Effective Date in a manner substantially similar to the use and operation of the Sweeny Fractionator prior to the Effective Date and in a manner contemplated by the Contribution Agreement. However, fee ownership of the real property on which the Sweeny Fractionator is located shall remain vested in Lessor.

“Base Price Index” shall mean the Price Index for the month nearest before the Effective Date for which the Price Index is published.

“Base Term” shall have the meaning as defined in Section 2.2.

“Base Year” shall mean the full calendar year during which the Term of this lease commences.

“Closing” shall have the meaning as defined in Section 3.2(b).

“Closing Date” shall have the meaning as defined in Section 3.2(b).

“Condemnation” shall mean the taking or expropriation of property by any Person in the exercise of the power of eminent domain or a conveyance of property in lieu of such taking or expropriation.

“Corrective Action” shall mean any response action, corrective action, investigation, monitoring, operation and maintenance, abatement, clean up, removal, disposal, treatment, equipment installation, covering or remediation with respect to a Release (other than a Release into the air) at, on, under or from the Premises or the Refinery, including preparing and signing any manifests required for the off-site transportation, treatment or disposal of Hazardous Materials and actions to prevent or abate migration of Hazardous Materials (other than through the air) at or from the Assets to real property owned, leased or used by Lessor or any third party or at or from any of Lessor’s assets at the Refinery to real property owned, leased or used by Lessee or any third party.

“Effective Date” shall mean March 1, 2016, all in accordance with the terms for closing set forth in the Contribution Agreement.

“Environmental Laws” all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.

“Force Majeure” shall mean any cause that is beyond the reasonable control of a Party, and either results from an event or condition which is unforeseeable, or if reasonably foreseeable cannot by the exercise of reasonable diligence be prevented or avoided, including flood, landslide, earthquake, hurricane, tornado, storm or other unusually adverse weather condition, fire, lightning and other acts of God, acts of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection or military or usurped power, martial law, embargo, blockade, riot or civil disturbance, epidemic, famine, sabotage, explosions, theft, casualty, injunction, strikes, lockouts or other labor difficulties; or any restrictions by governmental agencies or authorities or changes in the law which would make the performance of an obligation impossible or illegal. Force Majeure shall not include the non‑availability of financing, lack of funds, or changes in market conditions.

“Group Member” means a member of the Partnership Group.

“Hazardous Material” means a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Improvements” shall mean all improvements, facilities, fixtures, machinery, equipment, buildings and any other property constructed, built, installed, placed, equipped or otherwise located on or within the Premises by Lessee or on Lessee’s behalf, whether classified as real or personal property.

“Invitee” shall mean any Person whose presence at the Premises or Refinery, as applicable, is at the invitation of a Party hereto as a guest and not as a result of a contract or subcontract with such Party.

“Late Payment Rate” shall mean the lesser of the maximum legal interest rate and 1.5% per month.

“Lease” shall mean this Lease.

“Legal Requirements” shall mean any federal, state or local charter, act, statute, law, ordinance, code, rule, regulation or order or other applicable legislative or administrative action of the United States of America or the State of Texas, or any agency, department, authority, political subdivision or other instrumentality thereof, or a final decree, judgment or order of a court.

“Lessee” shall mean Phillips 66 Sweeny Frac LLC.

“Lessee’s Operations” means the operation of the Sweeny Fractionator for the purpose of fractionating raw product into specification product, transportation of raw product and specification product, and for any other uses or activities related to or associated with such operations, subject to any Reasonable Restrictions.

“Lessor” shall mean Phillips 66 Company.

“Option” shall have the meaning as defined in Section 3.1.

“Parties” shall mean Lessor and Lessee, collectively.

“Partnership” shall mean Phillips 66 Partners LP, a Delaware limited partnership.

“Partnership Group” shall mean, collectively, the Partnership and its Subsidiaries.

“Party” shall mean Lessor or Lessee, individually.

“Permitted Encumbrances” shall mean those easements, leases, restrictions, and encumbrances that are described in Exhibit B attached hereto and incorporated herein for all purposes, and any non-material easements, leases, restrictions, and encumbrances that are not filed of record.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, business, trust, estate, government or political subdivision hereof, governmental agency or other entity.

“Premises” shall mean that certain real property that is at or near the Refinery situated in the County of Brazoria, State of Texas, as described on Exhibit A and incorporated herein for all purposes.

“Price Index” shall mean the Consumer Price Index for all Urban Consumers for the Houston-Galveston-Brazoria Metropolitan Area, published by the Bureau of Labor Statistics of the United States Department of Labor (all items figure - 1982-1984 = 100).

“Property Taxes” shall mean all property taxes, and other general and special assessments, of every kind related to the value of the Premises, Assets and Improvements that are levied or assessed upon or against, or attributable to, all or any portion of the Premises, Assets or Improvements.

“Reasonable Restrictions” means, with respect to the Premises, an engineering control, or a deed restriction or institutional control that limits the use of the Premises or the Refinery to industrial uses and/or restricts use of the groundwater, except as needed for Refinery purposes, which is (a) reasonable in scope and extent; and (b) does not unreasonably impair or unreasonably interfere with Lessee’s use of the Assets in accordance with the terms of this Lease.

“Refinery” shall mean the refinery, including the real property, located in Old Ocean, Texas, commonly known as the Phillips 66 Sweeny Refinery, excluding the Premises. The Refinery for purposes of this Lease shall not include Lessor’s facilities and the piping that is located outside of the Refinery fence lines.

“Release” shall mean any presence, spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Material into the environment (including the soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems, but not the air unless such air release is deposited on the Premises) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material. Migration or continued Releasing after the Effective Date of a Release that occurred prior to the Effective Date shall not be considered a new Release for purposes of this Lease and instead shall be considered part of the prior Release.

“Release of a Hazardous Material from its Operations” shall mean Releases from equipment, including pipe lines, owned by either Lessee or Lessor, or their respective Affiliates, as appropriate at the Premises or Refinery.

“Renewal Terms” shall have the meaning as defined in Section 2.3.

“Reportable Quantity” shall mean, with respect to a Release, a Release that is one or more barrels, or less than one barrel if required to be reported to a government agency pursuant to Environmental Laws.

“Shared Services Agreement” shall mean, the Shared Facilities and Services Agreement (Sweeny Frac) dated _________, 2016, entered into by and between Lessor and Lessee.

“Sweeny Fractionator” shall mean the fractionation unit located in Old Ocean, Texas, which is used for the purpose of fractionating raw product into specification product(s).

“Subsidiary” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” shall mean, collectively, the Base Term, plus any additional Renewal Terms if said Renewal Terms are exercised by Lessee, unless terminated earlier pursuant to the terms of this Lease.

“Title Company” shall have the meaning as defined in Section 3.2(b).

1.2    Interpretations. As used in this Lease, the terms “herein”, “herewith” and “hereof” are references to this Lease, taken as a whole, the term “includes” or “including” shall mean “including, without limitation”, and references to a “Section”, “subsection” or “Exhibit”, shall mean a Section, subsection or Exhibit of this Lease, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law, statute, code, regulation, rule, ordinance or similar Legal Requirement includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa.

1.3    Entire Agreement. This Lease consists of this document and the exhibits which are listed in the table of contents and attached hereto or shall be attached hereto in accordance with the provisions hereof, and which are specifically incorporated herein and made a part hereof by this reference. This Lease sets forth the full and complete understanding of the Parties relating to the subject matter contained herein, and shall supersede any and all prior negotiations, understandings, other agreements, representations or warranties by such Parties with respect to the subject matter hereof.

1.4    Conflicting Provisions. In the event of any conflict between this document and the Contribution Agreement, the terms and provisions of the Contribution Agreement, as amended from time to time, shall control.

ARTICLE II

PREMISES; EASEMENTS; TERM

2.1    Premises. As of the Effective Date, Lessor hereby exclusively leases to Lessee and Lessee exclusively leases from Lessor for the Term, at the rental, and upon all of the conditions set forth herein, the Premises.

2.2    Term. The Base Term of this Lease shall be forty (40) years, commencing on the Effective Date and terminating forty (40) years thereafter, unless terminated earlier pursuant to the terms of this Lease; provided, however,

(a)
Lessee shall have the right to terminate this Lease at any time by giving not less than one hundred eighty (180) days prior written notice to Lessor. Upon the expiration or termination of this Lease (except for a termination pursuant to Section 2.2(b) below), unless Lessee exercises the Option under Article III, Lessor shall have the option, exercisable by written notice to Lessee given within sixty (60) days after the effective date of Lessee’s notice of termination or expiration of this Lease, to elect to convey the Premises to Lessee on the effective date of the termination of this Lease, such conveyance to be made in accordance with and closed on the same terms as would be applicable if Lessee had exercised the Option pursuant to Section 3.1 of this Lease; provided, however, that Lessor shall not have the option to convey the Premises to Lessee, if in the subjective good faith judgment of Lessee or its counsel, the sale of the Premises would result in Lessee or the Premises being in violation of any applicable permits or Legal Requirements. Lessee agrees to reasonably cooperate with Lessor to structure lawful and commercially reasonable solutions to the above stated restriction on Lessor’s option to convey the Premises, if applicable;

(b)	if Lessee abandons all or substantially all of Lessee’s Operations on the Premises, this Lease shall automatically terminate on the first (1st) anniversary of the date of such abandonment; and

(c)
if Lessee shall exercise the Option pursuant to Section 3.1 of this Lease, this Lease shall automatically terminate upon the conveyance of fee title to the Premises to Lessee in accordance with Section 3.2(b) of this Lease.

2.3    Renewal Terms. So long as Lessee is not in default under this Lease, Lessee shall have the option to extend this Lease for up to three (3) ten (10) year periods (“Renewal Terms”) commencing upon the expiration of the Base Term. Each successive ten (10) year option shall be deemed exercised by Lessee provided that Lessee gives at least ninety (90) days written notice prior to the expiration of the Base Term or any Renewal Term, as the case may be, of its desire to renew for the next successive Renewal Term. If Lessee elects not to exercise any Renewal Term, then this Lease shall terminate at the end of the then current Base Term or Renewal Term, as the case may be, and in the event of such termination, Lessee’s options for any future Renewal Terms shall also terminate.

2.4    Termination; Expiration. Upon the termination or expiration of this Lease, unless the Premises has been or is to be conveyed to Lessee, then Lessee shall return the Premises to Lessor as follows:

(a)	Lessee shall surrender the Premises to Lessor in the condition in which the Premises is required by this Lease to be maintained and operated during the Term;

(b)	Title to the Premises shall revert to Lessor free and clear of this Lease and any interest of Lessee in and to this Lease or the Premises;

(c)
Lessee shall remain liable for the breach of any of its obligations hereunder that were attributable to periods of time prior to the effective date of such termination or expiration, and for any of its obligations (including, without limitation, indemnities), that were provided herein to survive the expiration or termination of this Lease;

(d)
Lessee shall discharge and cause to be released of record, or otherwise provide security satisfactory to Lessor for, any liens created, incurred or suffered to exist by Lessee under the terms of this Lease and that are then in existence, even if Lessor joined in the creation of such liens;

(e)
If Lessee has not exercised the Option, as defined in Article III, and Lessor has not conveyed the Premises to Lessee pursuant to Section 2.2(a), Lessee shall surrender the Assets remaining on the Premises to Lessor and all of Lessee’s right, title of interest in and to all real property and all tangible and intangible personal property that constitute the Assets, shall immediately vest in Lessor; and

(f)
Lessee shall execute, acknowledge and deliver any releases, deeds (for Improvements on the Premises), bills of sale, assignments or other documents reasonably required by Lessor to evidence the foregoing;

2.5    Quiet Enjoyment. Subject to the provisions of this Lease, and so long as Lessee is not in default under the provisions of this Lease, Lessor covenants and warrants that upon the payment of the rent reserved herein and Lessee’s performance of all of its obligations hereunder, Lessee shall peaceably and quietly hold, use, enjoy and occupy the Premises in accordance with the terms and provisions of this Lease for the Term hereof without disturbance by Lessor or by anyone lawfully claiming by, through or under Lessor.

2.6    Lessee’s Easements and Rights-of-Way. Lessor shall promptly furnish or make available to Lessee or to third parties that are providing services to Lessee, at no additional cost to Lessee, all other easements and rights-of-way over the Refinery reasonably necessary for Lessee’s Operations on the Premises, including pipeline, pipe rack, electrical, communication, roadway and construction easements, to construct any Improvements on the Premises, or to comply with the provisions of this Lease or the Shared Services Agreement; provided, however, all such easements and rights-of-way shall be non-exclusive on Lessor’s standard approved form for granting easements and rights-of-way to third parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessor’s operations on the Refinery. All such easements and rights-of-way shall be recorded at the sole expense of Lessee. Upon completion of any construction, maintenance, replacement or removal operations Lessee shall repair and restore the easements and rights-of-way used by Lessee, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity.

2.7    Lessee’s Access and Use Rights. By execution of this Lease, during the Term Lessor hereby grants to Lessee, its employees, invitees, licensees, agents and contractors, as necessary for Lessee’s Operations on the Premises or the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.6_ above, or for Lessee to comply with the provisions of this Lease or the Shared Services Agreement, the following rights, subject to compliance with Lessor’s applicable Refinery safety, health and security rules and regulations:

(a)
The right of access, ingress or egress on, over and across any and all portions of the Refinery to the Premises, to the Appurtenant Easements, or to the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.6 above; and

(b)	The right to walk on all walkways and drive all types of vehicles on all roads on the Refinery;

2.8    Lessor Reserved Easements and Rights-of-Way. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, the right to maintain, utilize, inspect, operate, protect, repair, replace with same or different size facilities, dismantle and remove any of Lessor’s existing pipe lines, pipe racks, equipment, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways, that are located on the Premises for Lessor’s operations at the Refinery; provided, however, that Lessor hereby agrees, at Lessee’s sole cost and expense, to remove and relocate any of Lessor’s reserved pipe lines, pipe racks, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways to a new and suitable location on the Premises that is specified by Lessee, at any time upon sixty (60) days’ notice in writing from Lessee to Lessor. In addition, Lessee shall promptly furnish or make available to Lessor or to third parties that are providing services to Lessor, at no additional cost to Lessor, all other easements and rights-of-way over and across the Premises that are reasonably necessary for Lessor to conduct its business at the Refinery. All such easements and rights-of-way shall be non-exclusive, on Lessee’s standard approved form for granting easements and rights-of-way to third parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessee’s Operations on the Premises. All such easements and rights-of-way shall be recorded at the sole expense of Lessor. Upon completion of any construction, maintenance, replacement or removal operations Lessor shall repair and restore the rights-of-way used by Lessor, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity.

2.9    Lessor’s Reserved Access Rights. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, as necessary for Lessor’s operations at the Refinery or for Lessor to comply with the provisions of this Lease or the Shared Services Agreement the following rights, subject to compliance with Lessee’s applicable Premises safety, health and security rules and regulations:

(a)	The right of access, ingress or egress on, over and across any and all portions of the Premises, the easements or rights-of-way, and

(b)	The right to walk on all walkways and drive all types of vehicles on all roads on the Premises;

2.10    Access Procedures. Lessor and Lessee shall mutually establish a procedure to enable the other Party and its employees, Invitees, licensees, agents and contractors reasonable access to the Premises and the Refinery, as applicable, to conduct Corrective Action as required by this Lease or by Legal Requirements and to carry out the intent of this Lease and the Contribution Agreement.

2.11    Third Party or Affiliate Easements on the Premises. Lessor shall not grant or assign to any third parties any new easements, rights-of-way, licenses or any similar real property interests on the Premises without the prior written consent of Lessee, which consent shall not be unreasonably withheld, delayed or conditioned.

2.12    Appurtenant Easements. As of the Effective Date, to the extent Lessor has the legal right to do so, Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental and upon all of the conditions set forth herein, the Appurtenant Easements. To the extent that any Appurtenant Easements that would otherwise be leased under this Lease, are not capable of being leased to Lessee without the consent of, or waiver by, any other party thereto or any other Person, or if such lease or attempted lease would constitute a breach thereof or a violation of any Legal Requirement, this Lease shall not constitute a lease, or an attempted lease of any such Appurtenant Easements. Promptly after the Effective Date, and for a period of one (1) year, Lessor shall use reasonable commercial efforts to obtain a consent or waiver to a lease from Lessor to Lessee of each such Appurtenant Easement that, but for the second sentence of this Section, would be leased; provided, however, that Lessor shall not be required to pay or provide any consideration to obtain such consent or waiver. Lessee shall have the right to take any actions necessary to keep such Appurtenant Easements in effect, including obtaining such consent or waiver described above.

ARTICLE III
OPTION TO PURCHASE

3.1    Option. Lessor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants Lessee an exclusive and irrevocable option to purchase the Premises (the “Option”) for the price and upon the terms and conditions specified in this Article III. Lessee may exercise this Option at any time during the Term by giving Lessor written notice of exercise. Upon exercise of this Option by Lessee, Lessor shall be obligated to sell and convey the Premises to Lessee, and Lessee shall be obligated to purchase the Premises for the price and upon the terms and conditions specified in this Article III; provided, however, that Lessee shall not have the right to exercise this Option, if in the subjective good faith judgment of Lessor or its counsel, the sale of the Premises would result in Lessor or the Premises being in violation of any applicable permits or Legal Requirements. Lessor agrees to reasonably cooperate with Lessee (but at no cost or liability to Lessor) in Lessee’s efforts to structure lawful and commercially reasonable solutions to the above stated restriction on Lessee’s right to exercise the Option, if applicable.

3.2    Terms of Sale and Conveyance; Closing. If Lessee exercises the Option in accordance with Section 3.1 above, the following covenants and agreements shall apply:

(a)	The purchase price for the Premises shall be the then current fair market value, as determined by a neutral, third party appraiser, to be reasonably agreed upon by Lessor and Lessee;

(b)
The consummation of the purchase and sale of the Premises (“Closing”) shall occur within ninety (90) days after the date on which Lessee exercises the Option (“Closing Date”) through an escrow to be established by Lessee with a title company selected by Lessee (“Title Company”). Lessor shall convey the Premises to Lessee (i) by a conveyance instrument customarily used in Brazoria County, Texas, at the time of conveyance, (ii) except for the Permitted Encumbrances, attached hereto as Exhibit B and incorporated herein, warranting title thereto only against the claim of every person whomsoever claiming by, through or under Lessor, but not otherwise by, and (iii) free and clear of any liens created or caused on or after the Effective Date of this Lease by Lessor or its employees, agents or contractors without the consent of Lessee, but otherwise subject to all liens and encumbrances of record, and subject to taxes for the year in which such Closing occurs; and

(c)	Lessor and Lessee shall cause the following to occur on the Closing Date:

(i)
Lessor’s executed and acknowledged conveyance instrument, conveying title to the Premises to Lessee shall be recorded in the Official Public Records of Real Property of Brazoria County, Texas, such instrument to include an express disclaimer of all warranties and representations by Lessor (except the special warranty of title), sufficient to evidence the “AS-IS, WHERE-IS” nature of the transaction;

(ii)	Lessee shall pay Lessor the purchase price for the Premises in cash;

(iii)
If Lessee so elects, the Title Company shall issue to Lessee, at Lessee’s sole cost and expense, an owner’s title insurance policy in such amount as Lessee reasonably requests, insuring Lessee’s title to the Premises;

(iv)
Lessee shall pay any documentary transfer tax, sales tax or other conveyance tax imposed by Brazoria County (or any other governmental authority) in respect to the conveyance of the Premises, the cost of the title insurance premium, any escrow and recording fees and all other customary closing costs; and

(v)
Lessee shall pay or reimburse Lessor for the costs incurred by Lessor associated with any issuance, re-issuance or transfer of any permits, any new or amended contracts with service providers, or any additional agreements required in order to implement such sale and conveyance.

3.3    Assignment by Lessee. Lessee shall have the right to assign the Option only in connection with a permitted assignment of all of Lessee’s rights, interests and estates under this Lease. The Option is appurtenant to and cannot be separated from the leasehold estate of Lessee without prior written consent from Lessor (which consent may be granted, withheld, delayed or conditioned in Lessor’s sole and absolute discretion).

3.4    Rule Against Perpetuities. The rights granted to Lessee under this Article III are intended to be fully and immediately vested as of the date hereof. However, in the event it should ever be determined that the rule against perpetuities is applicable to the Option, then notwithstanding any of the other provisions of this Article III, it is agreed that the term of the Option shall expire on the soonest occurrence of (a) the date that is twenty-one years after the date of death of the last to die of all of the present members of the United States House of Representatives, as of the date hereof, and all of their presently existing lineal descendants, or (b) the date of expiration of the Term.

ARTICLE IV
RENT AND PAYMENTS

4.1    Rent. Lessee shall pay to Lessor as rent for the Premises and the Appurtenant Easements for the Term the sum of $_________ per year, payable in annual installments. The first installment shall be due and payable on March 16th, 2016. Each subsequent installment shall be due and payable on the anniversary date of the Effective Date. Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other Persons or at such other places as Lessor may designate in writing.

4.2    Rent Adjustment. Rent payable pursuant to Section 4.1 above will be adjusted on each anniversary of the Effective Date by a fraction whose numerator is the Price Index published for the then most recent anniversary month of the first month of the Term and whose denominator is the Base Price Index. Rent shall not be reduced below the amount first due pursuant to Section 4.1.

4.3    Additional Rent.

(a)    This Lease is what is commonly called a “triple net lease”, it being understood that Lessor shall receive the rent set forth in Section 4.1 and Lessee shall pay any and all Property Taxes and other costs or expenses of any nature whatsoever to the extent related to Lessee’s lease or Lessee’s Operations of the Premises. All of such charges, costs and expenses shall constitute additional rent, and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent.

(b)    If Lessee should default as defined in Article XI of this Lease in performing any term, covenant or condition of this Lease which involves the expenditure of money by Lessee to third parties, Lessor may (but shall not be obligated to) make such payment or, on behalf of Lessee, expend such sum as may be necessary to perform or fulfill such term, covenant or condition. Any sums so paid or expended by Lessor, with interest at the Late Payment Rate from the date of such payment or expenditure, shall be additional rent and shall be payable by Lessee on demand. No such payment or expenditure by Lessor shall be construed as a waiver of Lessee’s default or of Lessee’s obligation to perform any term, covenant or condition of this Lease nor shall it affect any other right or remedy of Lessor under this Lease.

(c)    No abatement, diminution or reduction in additional rent shall be claimed by or allowed to Lessee for any inconvenience or interruption, cessation, or loss of business caused directly or indirectly, by any present or future Legal Requirements, or by Force Majeure; and no diminution in the amount of the space used by Lessee caused by legally required changes in the construction, equipment, fixtures, operation or use of the Premises shall entitle Lessee to any abatement, diminution or reduction of additional rent required to be paid by Lessee under this Lease.

4.4    Late Payments. Any amounts not paid by one Party to the other Party when due under any provisions of this Lease shall bear interest at the Late Payment Rate from the date such payment is due until the date payment is made in full.

ARTICLE V- USE OF THE PREMISES

5.1    Use. The Premises may be used and occupied by Lessee for Lessee’s Operations, offices, and for any other uses or activities related to or associated with Lessee’s Operations, subject to any Reasonable Restrictions.

5.2    Acknowledgment of Potential Future Restrictions. Lessor and Lessee acknowledge that any Corrective Action may be conducted pursuant to governmental order or action, agreement with the governmental agencies or on a voluntary basis. Lessee acknowledges that any such activity may result in a restriction on the future use of the land beneath the Refinery, including the Premises, to non-residential, industrial or particular commercial uses, restriction on the use of groundwater, imposition of institutional controls, or imposition of engineering controls. This Lease is hereby made subject to any governmental order or action, or agreement with the governmental agencies concerning such Corrective Action. After consultation with Lessee, Lessor shall use reasonable efforts to ensure such restrictions are Reasonable Restrictions.

5.3    Compliance with Legal Requirements Other than Environmental Laws. Lessee shall, at Lessee’s expense, comply with all applicable Legal Requirements (other than Environmental Laws) in effect during the Term or any part of the Term hereof regulating the use and occupancy by Lessee of the Premises. Compliance with Environmental Laws is addressed in Section 13.2 below. In the event Lessee requires access to the Premises after the termination of this Lease to comply with its obligations under this Lease, Lessor shall provide such access to the Premises, at no cost to Lessee, as is reasonably necessary for Lessee to complete its obligations. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in supplying information and signing documentation as Lessee may reasonably request in order to satisfy its requirements under this Section 5.3, and Lessee shall indemnify and defend Lessor from and against any liability resulting from such cooperation with Lessee; provided, however, if Lessor’s action or inaction is the sole factor necessitating compliance with any Legal Requirements affecting the Premises, in which event Lessor shall pay the reasonable costs, charges and expenses connected with or arising out of such need to comply.

5.4    Indemnity for Compliance with Legal Requirements Other than Environmental Laws. Subject to the terms and provisions of Article VIII of the Contribution Agreement, Lessee shall indemnify, release, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Premises. Lessor shall indemnify, release, defend and hold Lessee harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Refinery.

ARTICLE VI - MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS

6.1    Lessee’s and Lessor’s Obligations. Lessee shall, at its sole cost and expense, maintain or cause to be maintained all Assets and Improvements located on the Premises. Any Party committing any injury to the Premises during the Term shall be responsible, to the extent it causes such injury, for repairing and/or restoring the Premises at its sole cost and expense to the condition that existed prior to such injury. Lessor shall, at its sole cost and expense, maintain all of Lessor’s personal property located within the Premises.

6.2    Utilities Obligations. Lessor agrees to provide certain utilities and services to the Premises pursuant to the Shared Services Agreement. Lessee agrees to provide certain services to the Lessor pursuant to the Shared Services Agreement.

6.3    Improvements.

(a)    Subject to the terms and conditions of this Section 6.3, Lessee may, at any time and from time to time, at its sole cost and expense, construct, build, place, install, equip, maintain, operate, locate or remove any Improvements deemed desirable by Lessee on or within the Premises, provided that the Improvements shall be made or removed in accordance with all applicable Legal Requirements. Lessor, as the landlord of the Premises, shall reasonably cooperate (at no cost or liability to Lessor) with Lessee in applying for and obtaining any permits, licenses or approvals needed to construct, build, place, install, equip, maintain, operate or remove the Improvements.

(b)    Ownership and title to the Improvements shall be and remain the sole property of Lessee regardless of whether such Improvements constitute fixtures or personalty. Subject to Lessor’s rights under Section 2.4(f) above, Lessee may add or remove all or any portion of the Improvements, or any part thereof, at any time and from time to time during the Term, irrespective of the manner or method of attachment of the same to the Premises.

(c)    The Parties agree that title to all Improvements at any time on the Premises have been severed by the agreement and intention of the Parties and shall remain severed from the Premises, shall be considered with respect to the interests of the Parties hereto as the personal property of Lessee and, even though attached to or affixed to or installed upon the Premises, shall not be considered to be fixtures or a part of the Premises.

6.4    Liens.

(a)    Except for services provided by Lessor to Lessee under the Shared Services Agreement, if any lien shall at any time be filed against the Premises by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessee or anyone holding the Premises through or under Lessee, Lessee shall cause the same to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessor) within forty-five (45) days after receipt of notice of the lien filing from Lessor. If Lessee shall fail to do so, then, Lessor may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessor may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessor for any such purpose, and all other reasonable expenses of Lessor, including reasonable attorney’s fees and disbursements, together with interest at the Late Payment Rate from the date paid or deposited, shall be additional rent and shall be paid by Lessee on demand. Lessee shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease. If requested by Lessor, Lessee shall post on behalf of Lessor, and keep posted on the Premises, any notices that Lessor may require for the protection of Lessor and of the Premises from any such lien.

(b)    Except for services provided by Lessee to Lessor under the Shared Services Agreement, if any lien shall at any time be filed against the Premises, by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessor or anyone holding the Refinery through or under Lessor, Lessor shall cause the same (at least as it pertains to the Premises) to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessee) within forty-five (45) days after receipt of notice of the lien filing. If Lessor shall fail to do so, then, Lessee may, but shall not be obligated to, procure the discharge of the same, in whole or in part, either by paying all or a portion of the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessee may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay all or a portion of the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessee for any such purpose, and all other reasonable expenses of Lessee, including reasonable attorney’s fees and disbursements, together with interest at the Late Payment Rate from the date paid or deposited, shall be promptly paid by Lessor on demand. Lessor shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease.

(c)    Nothing in this Lease shall be deemed to be, or be construed in any way as constituting, the consent or request of Lessor, expressed or implied, by inference or otherwise, to any Person for the performance of any labor or the furnishing of any materials for any Improvement of or to the Premises, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessor’s interest in the Premises or giving Lessor any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessee’s interest in the Premises, including the Assets and Improvements located thereon.

ARTICLE VII - LESSEE’S INSURANCE

7.1    Insurance Coverage. Lessee shall during the Term of this Lease provide and maintain at Lessee’s sole cost and expense the following:

(a)    Commercial General Liability insurance, including contractual liability, with limits of $1,000,000 each claim;

(b)    Workers' Compensation insurance as required by laws and regulations applicable to Lessee and its employees hereunder and Employer's Liability insurance protecting Lessee against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of $1,000,000 each claim;

(c)    Business Automobile Liability insurance covering all vehicles used in Lessee’s Operations with a limit of $1,000,000 each accident; and

(d)    Excess Liability insurance covering Commercial General Liability, Workers' Compensation and Business Automobile Liability with a limit of $9,000,000 aggregate.

7.2    Failure to Obtain Insurance. If Lessee shall fail to keep in effect any insurance required under Section 7.1 above, Lessor may (but shall not be obligated to) obtain and pay for such insurance. However, Lessor will provide Lessee thirty (30) days prior written notice of such intent and allow Lessee thirty (30) days to comply with such insurance requirement(s).

7.3    Lessee’s Right to Self-Insure. Notwithstanding anything to the contrary contained herein, Lessee shall have the right, but not the obligation, to self-insure any and all liabilities arising out of this Lease and/or the insurance required in Section 7.1. Lessee may exercise such right by providing Lessor with a letter of self-insurance referencing the obligations and liabilities of this Lease with any financial information reasonably requested by Lessor to demonstrate the self-insuring Party’s ability to self-insure.

7.4    Insurance Requirements. On or before the Effective Date, Lessee shall provide Lessor with certificates or other documentary evidence reasonably satisfactory to Lessor of the insurance coverages and endorsements set forth above that are required to be obtained by Lessee. The above insurance shall include a requirement that Lessee’s insurer provide Lessor with thirty (30) days advance written notice of cancellation, material change, or non-renewal. Lessee’s insurance shall be primary, without right of contribution from any other insurance carried by or on behalf of Lessor with respect to its interest in the Premises. Lessee’s Workers Compensation insurance shall contain a waiver of subrogation against Lessor. Lessee’s Commercial General Liability and Business Automobile Liability insurance shall name Lessor as an additional insured with respect to this Lease.

ARTICLE VIIIARTICLE VIII - INDEMNITIES
INDEMNITIES

8.1    Release and Indemnification by Lessee. Subject to the limitation set forth in Section 8.5, Lessee shall release, indemnify, defend and hold Lessor and Lessor’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court costs and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessee, Lessee’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees arising out of, in connection with or resulting from activities or operations on the Premises, the Appurtenant Easements or the Refinery, and

(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessee or Lessee’s Affiliates arising out of, in connection with or resulting from activities or operations on the Premises, the Appurtenant Easements or the Refinery.

8.2    Release and Indemnification by Lessor. Subject to the limitation set forth in Section 8.5, Lessor shall release, indemnify, defend and hold Lessee and Lessee’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessor, Lessor’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery, and
(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessor or Lessor’s Affiliates arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery.

8.3    Application of Indemnities.

(a)    THE PARTIES HEREBY EXPRESS THEIR INTENT THAT THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 ABOVE BE LIBERALLY CONSTRUED. SUCH RELEASES OF LIABILITY AND INDEMNITIES SHALL APPLY TO ANY LOSS, DAMAGE, PERSONAL INJURY OR DEATH WHICH ARISES FROM THE PERFORMANCE OF THIS LEASE, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING STRICT LIABILITY, BREACH OF WARRANTY (EXPRESS OR IMPLIED), IMPERFECTION OF MATERIALS, CONDITION OF ANY SITE, OR THE NEGLIGENCE OF THE INDEMNITEE (OR RELEASED PARTY), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER THE CLAIM THEREFOR IS BASED ON COMMON LAW, CIVIL LAW, MARITIME LAW, STATUTE OR CONTRACTUAL OBLIGATION BETWEEN THE INDEMNITEE AND A THIRD PARTY

(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 SHALL NOT APPLY TO ANY CLAIM OR LIABILITY CAUSED BY THE WILLFUL MISCONDUCT OF THE INDEMNIFIED OR RELEASED PARTY AND FURTHER SHALL NOT IN ANY EVENT APPLY TO AWARDS OR ASSESSMENTS OF PUNITIVE DAMAGES.

8.4    Extension of Releases and Indemnities. To the maximum extent permitted by applicable law, the releases of liability and indemnities contained in Sections 8.1 through 8.3 above that are afforded to a Party shall extend to (a) the directors, employees, contractors, subcontractors and Invitees of such Party, and (b) to such Party’s Affiliates and to their respective directors, employees, contractors, subcontractors and Invitees.

8.5    Limitation on Indemnities For Personal Injury/Death. Liability under the indemnities contained in Sections 8.1 and 8.2 above for the aggregate total of personal injuries and/or deaths arising from any single occurrence shall be limited to Five Million Dollars ($5,000,000). If in the course of defense by either Party of any claims subject to this Section 8.5 either Party believes its potential liability under the indemnity is likely to exceed the Five Million Dollar ($5,000,000) limitation, said Party shall have the option of notifying the other Party that it will unconditionally agree to pay the other Party the first Five Million Dollars ($5,000,000.) of judgments, losses, expenses and costs (including court costs and attorneys' fees). Said Party shall transfer the defense of all pending suits and claims subject to this Section 8.5 to the other Party, and will cooperate in arranging for an orderly transition in the responsibility for handling such suits and claims. The other Party may, at its option, require that said Party provide security in a form satisfactory to the other Party to guarantee payment of Five Million Dollars ($5,000,000) less any amount of judgments, expenses and costs already incurred by said Party (all of which will be credited against the Five Million Dollar ($5,000,000) maximum liability).

8.6    Disclaimer of Consequential Damages. Neither Party shall be liable to the other Party for any incidental, special, indirect or consequential damages of any nature howsoever caused, including loss of profits or business interruptions, connected with or arising out of this Lease.

8.7    Survival. The provisions of this Article VIII shall survive the termination or expiration of this Lease.

ARTICLE IX - PROPERTY TAXES

9.1    Payment of Property Taxes.

(a)    Except as otherwise provided in Section 9.1(b), so long as the Premises, Assets and Improvements are taxed as a separate parcel from the Refinery, Lessee will pay and discharge, as and when the same shall become due and payable without penalty, the Property Taxes with respect to any period during the Term in which they shall be or become due and payable and which:

(i)    shall be levied, assessed or imposed on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements; or

(ii)    shall be or become liens on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements;

(b)    Nothing in this Lease shall require Lessee to pay any estate, inheritance, succession or transfer tax of Lessor or any income, excess profits or revenue tax on the rent payable by Lessee under this Lease; provided, however, that if at any time during the Term the methods of taxation prevailing at the Effective Date shall be altered so that in lieu of, as a supplement to, or a substitute for the whole or part of any Property Tax which Lessee has agreed to pay pursuant to this Section 9.1, there shall be levied, assessed or imposed (i) a tax, assessment, levy imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received under this Lease or (ii) a license fee measured by the rent payable by Lessee under this Lease, then Lessee shall pay the same.

c.Upon written request from Lessor, Lessee shall promptly furnish Lessor with satisfactory evidence that such Property Taxes have been paid. If any Property Taxes paid by Lessee shall cover any period of time prior to or after the expiration of the Term hereof, Lessee’s share of such Property Taxes shall be equitably pro-rated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such Property Taxes by their due date, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor on demand, together with any interest charge actually incurred by Lessor as to such Property Taxes.

9.2    Joint Assessment. If the Premises, Assets and Improvements are not separately assessed, Lessor shall pay the Property Taxes, but Lessor shall forward a copy of the property tax bills to Lessee within five (5) business days of Lessor’s receipt of the tax bills and, subject to Section 9.3 below, Lessee shall reimburse Lessor within thirty (30) days of receipt of Lessor’s invoice, together with proof of payment thereof, an amount equal to Lessee’s pro-rata share of the Property Taxes for the parcel on which the Premises are located, as more particularly described in Exhibit A, Attachment A-2, for that tax year and, with the express understanding and agreement between Lessor and Lessee that there will be a subsequent true-up of Lessee’s ultimate liability for Lessee’s proportion of the Property Taxes in accordance with the subsequent terms of this Section 9.2, and that this Section 9.2 sets no precedent in the subsequent determination of the allocation. In the event the Premises, Assets and Improvements are subsequently separately assessed, the aforementioned true-up shall occur within thirty (30) days of receipt by either Party of such separate assessment. Lessee’s liability shall be an equitable proportion of the Property Taxes for the Premises, Assets and Improvements. Lessor and Lessee hereby agree that such proportion will be mutually agreed to by Lessor and Lessee, acting in good faith. In the event that Lessor and Lessee are unable to mutually agree upon such proportion, the Parties shall mutually engage a competent, independent appraiser, whose opinion of proportion shall be binding upon both Parties. The apportionment set forth in this Section 9.2 is solely for the Parties’ benefit in estimating the liability for Property Taxes between them, and each Party hereby covenants and agrees to keep such allocation confidential and to not disclose, communicate or otherwise provide such apportionment at any time to any independent appraiser engaged under this Section 9.2 or in any court proceeding related thereto. The cost of engaging such appraiser shall be borne equally by Lessor and Lessee. These agreed upon allocated assessed values shall remain in effect until changed by the Parties, with either Party having the right to request a review of the allocation on an annual basis. Additionally, if the Premises, Assets or Improvements are not separately assessed, Lessor and Lessee also shall jointly attempt to have the Assessor separately assess the Premises, Assets and Improvements in such a way as to clearly and separately identify the value of the Premises, Assets and Improvements.

9.3    Contesting Real Property Tax. Lessor and Lessee shall each have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets and Improvements, but only with the knowledge and consent of the other Party, it being the express intent of the Parties that they shall work together in cooperation with each other with any such contest or review. For Property Taxes that pertain to the years 2016 and beyond, Lessee shall have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets or Improvements by appropriate legal proceedings provided that if the contested Property Tax is not paid before the start of legal proceedings, then before instituting any proceedings Lessee shall furnish to Lessor a surety company bond, cash deposit or other security mutually agreed upon by Lessor and Lessee as reasonably satisfactory, as security for the payment of the Property Tax, in an amount sufficient to pay the Property Tax, that may be assessed against the Premises, Assets or Improvements in the legal proceedings. If the property valuation contested is jointly assessed, Lessee shall have a responsibility for surety bond only for that portion of valuation that constitutes the Premises, Assets or Improvements and in an amount determined by mutual consent of Lessor and Lessee. On termination of the legal proceedings or at any time when Lessor and Lessee shall reasonably deem the security to be insufficient for the purpose, Lessee shall, upon demand, deliver to Lessor additional security as is reasonably sufficient for the purpose, and upon failure of the Lessee to do so, the security originally deposited shall be applied to the payment, removal and discharge of the Property Tax and any interest, penalties, charges, and costs accruing in the legal proceedings and the balance, if any, shall be paid by Lessee. If the security shall be insufficient for this purpose, Lessee shall promptly pay over to Lessor an amount sufficient, together with the security originally deposited hereunder, to pay the same. In the event of any default by Lessee as defined in Article XI of this Lease, for failure to pay the Property Taxes, Lessor is authorized to use the security deposited under this Section 9.3 to apply on account of such default or to pay the Property Tax. The balance, if any, shall be paid to Lessee. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in connection with Lessee’s contesting or reviewing any Property Taxes pursuant to this Section 9.3, provided that Lessor shall not be subject to any liability arising out of any such cooperation, including any liability for the payment of any Property Taxes, costs or expenses.

9.4    Other Taxes. Lessee shall pay, prior to delinquency, any franchise taxes, excise taxes, business and occupation taxes, gross sales taxes, gross receipt taxes, occupational license taxes and similar taxes that are assessed or levied on Lessee’s use or operation of the Premises.

ARTICLE X - ASSIGNMENT

10.1    Assignment or Subletting. Neither this Lease nor the leasehold created hereby shall be assigned or transferred by either Party, nor shall Lessee enter into any sublease of the Premises by any third party without the prior written consent of Lessor, which consent may be withheld at Lessor’s sole discretion.

10.2    Assignment to an Affiliate or Sale to a Third Party. Notwithstanding Section 10.1,

(a) Lessor may assign or sell its rights under this Lease to an Affiliate without Lessee’s consent, provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article III, (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessor is still liable to Lessee in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessee under this Lease.

(b) Subject to Lessee’s rights under Article III, Lessor may assign or sell its rights under this Lease to a third party purchaser of all or substantially all of its interest in the Refinery without Lessee’s consent, provided (i) such third party is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article III and (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment.

(c) Lessee may assign or transfer its rights and obligations hereunder to an Affiliate without Lessor’s consent provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessor’s rights under Article III, (ii) any such assignment shall not relieve the Lessee from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessee is still liable to Lessor in the event of a default by such Affiliate, its successors or permitted , of any of the obligations to be performed by Lessee under this Lease.

10.3     Covenants Running With The Land. Subject to Section 10.1 above, all of the limitations, covenants, conditions, restrictions, rights, duties, powers and obligations created or which arise by reason of this Lease shall constitute covenants which shall run with the property burdened and benefited, and shall be binding on all Persons having any right, title or interest in the property burdened or any part thereof, their heirs, successors and assigns. By acceptance of a deed of conveyance or any other instrument granting an interest in property benefited or burdened by the interests or estates granted herein, each grantee or transferee, including mortgagees taking title by foreclosure, consents to and agrees to be so bound.

ARTICLE XI - DEFAULT

11.1    Defaults. A Party shall be in default under this Lease upon the occurrence of any one or more of the following events:

(a)    The failure by such Party to make any payment of any amount required to be made by such Party hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; or

(b)    The failure by such Party to observe or perform any other material covenants, conditions or provisions of this Lease to be observed or performed by such Party, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; provided, however, that if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then such Party shall not be deemed to be in default if such Party commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

(c)    If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

(d)    If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property; or

11.2    Remedies. In the event of any such default by a Party, the other Party may, upon the occurrence thereof and during the continuation of such default, exercise any right or remedy which the other Party may have under the laws of the State of Texas by reason of such default, but excluding any right to terminate or rescind this Lease or evict Lessee.

ARTICLE XII - CONDEMNATION

12.1    Condemnation in Whole. In the event of Condemnation of the entire Premises, this Lease shall terminate upon the final vesting of title in the condemning Person.

12.2    Condemnation in Part. If a portion of the Premises shall be taken in Condemnation, this Lease shall not automatically terminate but shall, at the option of Lessee, continue with respect to the portion of the Premises that was not so condemned or transferred, unless Lessee provides Lessor with written notice of its election to terminate this Lease within thirty (30) days after such Condemnation.

12.3    Application of Condemnation Proceedings. Any awards made in any Condemnation proceeding described herein shall be paid as follows:

(a)    Lessor shall be entitled to the award made for, or equitably attributable to, the value of its fee interest in the Premises and any personal property of the Lessor on the Premises;

(b)    Lessee shall be entitled to the award made for, or equitably attributable to, (i) the value of its leasehold estate in the Premises, (ii) the value of any Assets and Improvements and damages to any of Lessee’s other personal property on the Premises, and (iii) any other compensation or benefits paid as a consequence of the interruption of Lessee’s business or operations on the Premises; and

(c)    If all or any part of the Premises shall be condemned for a temporary use, Lessee shall be entitled to the award.

12.4    Notice of Condemnation. If either Party receives notice of any proposed Condemnation of the Premises, such Party shall promptly provide the other Party with notice of any impending proceeding related to such Condemnation and shall not, in the absence of the other Party, settle with the condemning Person or agree on just compensation for such Condemnation. Each Party shall have the right to make a claim against the condemning Person in any Condemnation proceeding for the amount of the actual provable damage suffered as a result of the Condemnation.

ARTICLE XIII - ENVIRONMENTAL

13.1    Release Reporting and Corrective Action.

(a)Lessee shall report any Release of a Hazardous Material from Lessee’s Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessor and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies). Lessor shall report any Release of a Hazardous Material from its Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessee and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies).

(b)    Lessee shall be responsible for prompt response to Releases of a Hazardous Material from Lessee’s Operations in accordance with Environmental Laws. Lessor shall be responsible for prompt response to Releases of a Hazardous Material from its Operations in accordance with Environmental Laws.

(c)    Lessee shall simultaneously provide to Lessor a copy of any information submitted to such governmental agency or authority. To the extent practicable, Lessee will also provide Lessor with drafts of such reports prior to submitting them to such governmental agency or authority. Lessor shall simultaneously provide to Lessee a copy of any information submitted to such governmental agency or authority in connection with a Release at or on the Refinery.

(d)    In the event a Release of Hazardous Material occurs from Lessee’s Operations that affects an area of the Premises or Refinery, Lessee will be responsible to remediate such affected areas to the degree required under Environmental Laws. In the event a Release of Hazardous Material occurs from Lessor’s Operations that affects an area of the Premises, Lessor will be responsible to remediate such affected area to the degree required under Environmental Laws.

(e)     Lessee shall immediately notify Lessor in the event that a governmental agency shall require additional response measures in response to a Release that occurs after the Effective Date.

13.2    Daily Operations. Lessee shall, at its sole cost and expense, comply with all Environmental Laws applicable to the Assets and the Improvements.

ARTICLE XIV - FORCE MAJEURE

14.1    Excused Performance. Each Party shall be excused from performance hereunder and shall not be considered to be in default or be liable in damages or otherwise with respect to any obligation hereunder, except the obligation to pay money in a timely manner for liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an occurrence of Force Majeure, provided that:

(a)    Such Party gives the other Party written notice describing the particulars of the occurrence causing the Force Majeure, including the expected duration, as soon as is reasonably practicable;

(b)    The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the occurrence of the Force Majeure;

(c)    The Party affected by the occurrence of Force Majeure shall act diligently and use reasonable efforts to remedy or remove the same and to mitigate the effects thereof, provided that such Party shall not be required to settle any labor dispute on unfavorable terms;

(d)     No obligations of the Party which arose before the occurrence of Force Majeure causing the suspension of performance are excused as a result of the occurrence; and

(e)     When the affected Party is able to resume performance of its obligations under this Lease, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

14.2    Burden of Proof. If the Parties are unable in good faith to agree there has been an occurrence of Force Majeure, the Party claiming Force Majeure shall have the burden of proof as to whether there was an occurrence of Force Majeure.

ARTICLE XV - NOTICES

15.1    Methods of Notice. Unless otherwise specifically provided to the contrary in this Lease, all notices, instructions, requests, correspondence or other communications permitted or required to be given under this Lease shall be in writing and shall be deemed to be effective upon delivery and receipt as follows: (a) upon delivery when being delivered by hand to an authorized representative of the Party to whom directed; (b) upon delivery when delivered by United States certified mail, postage prepaid, return receipt requested, to the address of the receiving Party set forth below; (c) upon delivery when delivered by overnight delivery service, charges prepaid.

15.2    Notice Addresses.

(a)	If to Lessee, to:

Phillips 66 Sweeny Frac LLC
3010 Briarpark Drive
Houston, TX 77042

Attn: _________________

(b)    If to Lessor, to:

Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: __________________

15.3    Change of Address. Each Party may change its address at any time by giving written to the other Party in accordance with this Article XV.

ARTICLE XVI - GENERAL PROVISIONS

16.1    Estoppel Certificate. Lessor and Lessee each agree that from time to time, upon not less than fifteen (15) days’ prior written notice from the other Party, to execute, acknowledge and deliver to the other Party a statement in writing certifying and stating (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating such modifications, (b) the dates to which the rent and additional rent have been paid and the current amount of the rent and additional rent, (c) whether or not, to the best knowledge of the signer, the other Party is in default in keeping, observing or performing any term, covenant, or condition contained in this Lease and, if in default, specifying each such default, (d) whether the signing party currently has any claim against the other Party under this Lease and, if so, the nature and the dollar amount, if any, of such claim, (e) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of the signing party to be performed, and, if so, specifying the same, and (f) such further information with respect to this Lease as the other Party may reasonably request, it being intended that any statement delivered pursuant to this Section 16.1 shall be binding on the signing Party and may be relied upon by the other Party, any prospective purchaser of the Premises or any prospective mortgagee.

16.2    Severability. Every provision of this Lease is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.3    Captions. The table of contents, section headings and other captions contained in this Lease are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Lease or any provision hereof.

16.4    Amendments. No change, amendment or modification of this Lease shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

16.5    Waivers. Any failure of either Party to enforce any of the provisions of this Lease or to require compliance with any of its terms at any time during the Term of this Lease, shall in no way affect the validity of this Lease, or any part hereof, and shall not be deemed a waiver of any of the rights of such Party thereafter to enforce any and each such provision or of any subsequent breach by the other Party of the same or any other provision. Each Party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such Party’s consent to or approval of any subsequent act by the other Party. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent. Any consent or approval given pursuant to this Lease shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.

16.6    Recording. Contemporaneously with the execution of this Lease, Lessor and Lessee shall execute, acknowledge and record in the Official Records of Brazoria County, Texas, a Memorandum of Lease With Option to Purchase in the form of Exhibit C attached hereto and incorporated herein. Upon termination of this Lease, Lessee agrees to execute a memorandum acknowledging such termination. All recording costs shall be borne by Lessee.

16.7    Holding Over. This Section 16.7 is made expressly subject to Lessee’s rights set forth in this Lease to remove its Assets and Improvements from the Premises, to restore the surface of the Premises and to perform any required environmental remediation under this Lease upon the termination or expiration of this Lease, and the exercise of such rights provided for under this Lease shall not be deemed to constitute a holdover under this Section 16.7. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term or the termination of this Lease without the express written consent of Lessor, which consent can be withheld by Lessor in its sole discretion, such occupancy shall be a tenancy from month to month at a rental rate to be determined at the time of said expiration or termination based on actual fair market value per month plus additional rent and all other charges payable hereunder, and upon all the terms hereof applicable to the month to month tenancy.

16.8    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

16.9    Binding Effect; Choice of Law. This Lease shall bind and inure to the benefit of the parties, their successors and assigns. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Texas, including with respect to matters of construction, validity and performance, without giving effect to any choice of law rules that may direct the application of the laws of another jurisdiction.

16.10    Subordination. This Lease shall be superior in interest to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidation, replacements and extensions thereof.

16.11    Signs and Fences. Lessee shall be permitted to place any sign upon the Premises and/or erect a fence around all or any portion of the Premises without Lessor’s prior written consent, provided that any such sign or fence shall comply with all Legal Requirements. Lessee shall be permitted to place a sign or signs upon the Refinery only with the Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

16.12    No Broker. Lessor and Lessee each warrant and represent to the other that no broker was involved in the negotiation and/or consummation of this Lease. Lessor and Lessee each agrees to indemnify, defend and hold the other harmless from and against any claims, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or connected with a breach of the foregoing warranty and representation.

16.13    Records and Audit. Lessor shall maintain a true and correct set of records pertaining to any bills, statements or invoices sent to Lessee under this Lease and all transactions related thereto. Lessor further agrees to retain all such records for a period of not less than five (5) years after the date of such bill, statement or invoice. Any representative or representatives authorized by Lessee may audit, at its own cost and during reasonable business hours, any and all such records at any time or times during the Term of this Lease and during the five (5) year period following its termination or expiration. The foregoing obligations in this Section 16.13 shall survive the termination or expiration of this Lease.

16.14    Counterparts. This Lease may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

16.15    Confidentiality. During the Term of this Lease, it may become necessary or desirable, from time to time, for either Party to provide or disclose to the other Party non-public information that is either confidential or proprietary. The disclosing Party may orally request such information to be kept confidential if such information is not in a written format, and in such case shall identify and confirm such confidential information in writing to the other Party no later than fifteen (15) days after such disclosure. If the confidential or proprietary information is in a written format, the disclosing Party shall label such information as either confidential or proprietary. The other Party shall not reproduce, copy, use or disclose (except when required by Legal Requirements) any such information in whole or in part to a third party for any purpose without the consent of the disclosing Party. The other Party shall restrict the internal disclosure of any such confidential or proprietary information to only those employees, officers and directors who have a "need to know" such information, and shall restrict those individuals from disclosing, using or permitting the disclosure of such information. In the event the other Party is required by Legal Requirements to disclose any such confidential or proprietary information, the other Party shall cooperate with the disclosing Party to minimize the amount of such information furnished. At the specific request of the disclosing Party, the other Party shall endeavor to secure the agreement of the receiving Person to maintain specified portions of such information in confidence. In the case of any disclosure of any such confidential or proprietary information, whether or not such disclosure is permitted by this Section 16.15, the other Party shall promptly give written notice thereof to the disclosing Party.

16.16    Further Assurances. Each Party agrees to take or cause to be taken such further actions to execute, deliver and file all further documents and instruments, and to take any further action that may be reasonably necessary or requested in order to fully effectuate the purposes, terms, conditions and intent of this Lease.

16.17    Survival. Notwithstanding any provision of this Lease to the contrary, the expiration or other termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination, whether or not specifically stated herein, including any indemnities, payment obligations, confidentiality, and audit rights.

IN WITNESS WHEREOF, this Lease has been signed on behalf of each of the Parties hereto on the date or dates shown below.

LESSOR:
PHILLIPS 66 COMPANY
a Delaware corporation

By:

Name: Robert A. Herman
Title: Executive Vice President, Midstream

LESSEE:
PHILLIPS 66 SWEENY FRAC LLC
a Delaware limited liability company

By:

Name: Robert A. Herman
Title: President

EXHIBIT A TO THE LEASE

LEGAL DESCRIPTION OF THE LEASED PROPERTYEXHIBIT A - LEGAL DESCRIPTION OF THE LEASED PROPERTY

A 12.07 ACRE SITE, BEING LOCATED IN SECTION 35, JOSEPH H. POLLEY AND SAMUEL CHANCE SURVEY, ABSTRACT NO. 119, BRAZORIA COUNTY, TEXAS, BEING LOCATED IN A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, OFFICIAL PUBLIC RECORDS, BRAZORIA COUNTY, TEXAS, (O.P.R.B.C.T.) AND BEING LOCATED IN A CALLED 37.63 ACRE TRACT OF LAND, PROPERTY ID RE052676/000, TRACT No. 4, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN INSTRUMENT NO. 2014010509, (O.P.R.B.C.T.) AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS

BEGINNING (P.O.B.) AT A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE NORTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A FROM WHICH A 4-INCH BY 4-INCH CONCRETE MONUMENT FOUND FOR AT THE INTERSECTION OF THE SOUTHEAST RIGHT-OF-WAY LINE OF COUNTY ROAD 371, A CALLED 75 FOOT RIGHT-OF-WAY AND THE SOUTHWEST RIGHT-OF-WAY LINE OF FARM TO MARKET ROAD 524 (A CALLED 100 FOOT WIDE RIGHT-OF-WAY) AND ALSO BEING THE NORTH CORNER OF A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN DOCUMENT NO. 2012021275 (O.P.R.B.C.T.), BEARS NORTH 40°36'04" EAST, A DISTANCE OF 2,047.80 FEET;

THENCE SOUTH 48°11'59" EAST, A DISTANCE OF 491.81 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE EAST CORNER OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 186.29 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°40'44" WEST, A DISTANCE OF 93.63 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°55'46" WEST, A DISTANCE OF 407.56 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 47°59'14" EAST, A DISTANCE OF 97.19 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 721.57 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE SOUTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A 5/8-INCH IRON ROD WITH CAP FOUND FOR THE SOUTH CORNER OF A CALLED 35.72 ACRE TRACT OF LAND, PROPERTY ID RE051898/000, IN SAID DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, O.P.R.B.C.T., SAID 5/8-INCH IRON

ROD ALSO BEING IN THE APPARENT WEST RIGHT-OF-WAY LINE OF OLD COUNTY ROAD No. 514 (AN APPARENT 75' WIDE RIGHT-OF-WAY) ;

THENCE NORTH 48°10'42" WEST, A DISTANCE OF 237.11 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE MOST SOUTHERLY WEST CORNER OF SAID 12.07 ACRE SITE;

THENCE NORTH 42°49'44" EAST, A DISTANCE OF 331.45 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°17'24" WEST, A DISTANCE OF 268.91 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN ITERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 41°47'03" EAST, A DISTANCE OF 985.48 FEET TO POINT OF BEGINNING (P.O.B) CONTAINING 12.07 ACRES OR 525,834 SQUARE FEET, MORE OR LESS

EXHIBIT A
ATTACHMENT A-1

PLAT OF THE PREMISES

EXHIBIT A

ATTACHMENT A-2
TAX PARCEL MAP

EXHIBIT B TO THE LEASE

PERMITTED ENCUMBRANCES

1.	The lien of taxes and assessments for the current year and subsequent years;

2.	Taxes or special assessments that are not shown as existing liens by the public records;

3.	Matters that would be shown by an accurate survey and inspection of the property; and

4.	All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable; and

5.	All covenants, restrictions, conditions, easements, reservations, and rights-of-way, records of which are in Grantee’s custody or control, to the extent valid, subsisting and enforceable.

EXHIBIT C TO THE LEASE

MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

STATE OF TEXAS         §
§
COUNTY OF BRAZORIA     §
MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

THIS MEMORANDUM OF LEASE WITH OPTION TO PURCHASE (this "Memorandum of Lease") is effective as of the ________ day of __________, 2016, between Phillips 66 Company ("Lessor") and Phillips 66 Sweeny Frac LLC ("Lessee").
W1TNESETH:
1.LEASE. Upon and subject to the covenants, conditions, agreements and limitations set forth in that certain unrecorded written lease (the "Lease") of even date herewith between Lessor and Lessee, Lessor hereby leases and demises to Lessee and Lessee hereby leases and takes from Lessor the leased Premises in Brazoria County, Texas, described in Exhibit A attached hereto and hereby made a part hereof, for a term of forty (40) years with three (3) renewal options of ten (10) years each, unless terminated earlier pursuant to the terms of the Lease.
2.OPTION TO PURCHASE THE LEASED PROPERTY. Reference is particularly made to Article 3 of the Lease whereby Lessor grants to Lessee an option to purchase the Premises for the price and on and subject to the provisions and conditions more particularly specified in the Lease.
3.INCORPORATION OF LEASE. The Lease is, by this reference, incorporated in and made part of this Memorandum as if fully set forth herein. This Memorandum of Lease is recorded in the Official Records of Brazoria County, Texas solely for the purpose of providing public notice of the Lease, and does not alter, modify, amend or change in any way the Lease. The Lease shall determine and govern the rights and duties of Lessor and Lessee with respect to the Premises.

4.COUNTERPARTS. This Memorandum of Lease may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Memorandum of Lease as of the date first written above.

LESSOR:                         LESSEE:
PHILLIPS 66 COMPANY                PHILLIPS 66 SWEENY FRAC LLC
a Delaware corporation                    a Delaware limited liability company

By:                            By:

Name: ___________________________        Name: ___________________________

Title: ___________________________            Title: ____________________________
STATE OF ________________ §
§
COUNTY OF ______________ §

Before me, the Before me, the undersigned, a Notary Public in and for said County and State, on this _________ day of _________, 2016, personally appeared __________________________, to me known to be the identical person whose name is subscribed to the foregoing instrument as the ________________ of ___________________________, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of ________________________, for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

_____________________________________________
Notary Public

My Commission Expires:
_________________________

STATE OF ________________ §
§
COUNTY OF ______________ §

Before me, the Before me, the undersigned, a Notary Public in and for said County and State, on this _________ day of _________, 2016, personally appeared __________________________, to me known to be the identical person whose name is subscribed to the foregoing instrument as the ________________ of ___________________________, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of ________________________, for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

_____________________________________________
Notary Public

My Commission Expires:
_________________________

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

A 12.07 ACRE SITE, BEING LOCATED IN SECTION 35, JOSEPH H. POLLEY AND SAMUEL CHANCE SURVEY, ABSTRACT NO. 119, BRAZORIA COUNTY, TEXAS, BEING LOCATED IN A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, OFFICIAL PUBLIC RECORDS, BRAZORIA COUNTY, TEXAS, (O.P.R.B.C.T.) AND BEING LOCATED IN A CALLED 37.63 ACRE TRACT OF LAND, PROPERTY ID RE052676/000, TRACT No. 4, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN INSTRUMENT NO. 2014010509, (O.P.R.B.C.T.) AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS

BEGINNING (P.O.B.) AT A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE NORTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A FROM WHICH A 4-INCH BY 4-INCH CONCRETE MONUMENT FOUND FOR AT THE INTERSECTION OF THE SOUTHEAST RIGHT-OF-WAY LINE OF COUNTY ROAD 371, A CALLED 75 FOOT RIGHT-OF-WAY AND THE SOUTHWEST RIGHT-OF-WAY LINE OF FARM TO MARKET ROAD 524 (A CALLED 100 FOOT WIDE RIGHT-OF-WAY) AND ALSO BEING THE NORTH CORNER OF A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN DOCUMENT NO. 2012021275 (O.P.R.B.C.T.), BEARS NORTH 40°36'04" EAST, A DISTANCE OF 2,047.80 FEET;

THENCE SOUTH 48°11'59" EAST, A DISTANCE OF 491.81 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE EAST CORNER OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 186.29 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°40'44" WEST, A DISTANCE OF 93.63 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°55'46" WEST, A DISTANCE OF 407.56 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 47°59'14" EAST, A DISTANCE OF 97.19 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 721.57 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE SOUTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A 5/8-INCH IRON ROD WITH CAP FOUND FOR THE SOUTH CORNER OF A CALLED 35.72 ACRE TRACT OF LAND, PROPERTY ID RE051898/000, IN SAID DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, O.P.R.B.C.T., SAID 5/8-INCH IRON ROD ALSO BEING IN THE APPARENT WEST RIGHT-OF-WAY LINE OF OLD COUNTY ROAD No. 514 (AN APPARENT 75' WIDE RIGHT-OF-WAY) ;

THENCE NORTH 48°10'42" WEST, A DISTANCE OF 237.11 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE MOST SOUTHERLY WEST CORNER OF SAID 12.07 ACRE SITE;

THENCE NORTH 42°49'44" EAST, A DISTANCE OF 331.45 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°17'24" WEST, A DISTANCE OF 268.91 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN ITERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 41°47'03" EAST, A DISTANCE OF 985.48 FEET TO POINT OF BEGINNING (P.O.B) CONTAINING 12.07 ACRES OR 525,834 SQUARE FEET, MORE OR LESS

EXHIBIT E

FORM OF OMNIBUS AGREEMENT AMENDMENT

FOURTH AMENDMENT TO THE
OMNIBUS AGREEMENT
This Fourth Amendment (this “Fourth Amendment”) to the Omnibus Agreement (as amended, the “Omnibus Agreement”) by and among Phillips 66 Company (“Company”), on behalf of itself and the other Phillips 66 Entities (as defined in the Omnibus Agreement), Phillips 66 Pipeline LLC (“Pipeline”), Phillips 66 Partners LP (the “Partnership”), Phillips 66 Partners Holdings LLC (“Holdings”), Phillips 66 Carrier LLC (“Carrier”) and Philips 66 Partners GP LLC (the “General Partner”) is dated as of the 1st day of March, 2016.
WHEREAS, the Parties entered into the First Amendment, Second Amendment, and Third Amendment to the Omnibus Agreement effective as of March 1, 2014, December 1, 2014, and March 1, 2015, respectively; and
WHEREAS, the Parties seek to amend the Omnibus Agreement to include certain additional assets acquired by the Partnership in the first quarter of 2016.
NOW THEREFORE, for and in consideration of the forgoing, the mutual covenants, terms and conditions of the Agreement, as amended by this Fourth Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Omnibus Agreement.

2.	Section 4.01(a) of the Omnibus Agreement is hereby amended and restated in its entirety as follows:

“(a) Company agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner and for the Partnership Group’s benefit, the Services (such Services to be provided, to the extent applicable, in connection with the Assets and any other assets acquired or developed by the Partnership Group from time to time). As consideration for the Services, the Partnership will pay Company an operational and administrative support fee of $2,999,166.67 per Month (as adjusted pursuant to Section 4.01(b) and (c), the “Operational and Administrative Support Fee”), payable without discount no later than the 21st Day of the Month in which Services are rendered, provided that if such Day is not a Business Day, then the Partnership shall pay such amount without interest on the next Business Day. If the Effective Date is any day other than the first day of a Month, or if this Agreement is terminated on any day other than the last day of a Month, then the Operational and Administrative Support Fee for the relevant Month shall be prorated based on the ratio of the number of days in the relevant partial Month to the number of days in the relevant full Month.”

3.	This Fourth Amendment shall be effective as of March ___, 2016.

4.	Except as expressly set forth herein, all other terms and conditions of the Omnibus Agreement shall remain in full force and effect.

[Signature Pages Follow]

| Signature Page to Fourth Amendment to the Omnibus Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Fourth Amendment as of the date first above written.

PHILLIPS 66 COMPANY
By:
Robert A. Herman
Executive Vice President, Midstream

PHILLIPS 66 PIPELINE LLC
By:
Todd Denton
President
PHILLIPS 66 CARRIER LLC
By:
Todd Denton
President

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS GP, LLC
By:
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

EXHIBIT F

FORM OF OPERATIONAL SERVICES AGREEMENT AMENDMENT

THIRD AMENDMENT TO THE OPERATIONAL SERVICES AGREEMENT
This Third Amendment to the Operational Services Agreement (“Third Amendment”) is made and entered into as of the ___ day of March 2016, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”). Carrier and Holdings are collectively referred to herein as “Company.”
WITNESSETH:
WHEREAS, Company and Operator are parties to that certain Operational Services Agreement dated June 26, 2013, as amended by the First Amendment and the Second Amendment effective as of March 1, 2014 and December 1, 2014, respectively (the “Operational Services Agreement”);
WHEREAS, Company is acquiring certain additional assets during the first quarter of 2016; and
WHEREAS, Company and Operator desire that Operator maintain, operate, manage and administer such assets for Company, and the parties hereto wish to amend the Operational Services Agreement accordingly.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company and Operator, Company and Operator agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Operational Services Agreement.

2.	Sections 1.01(nn), Section 1.01(oo), Section 1.01(pp), and Section 1.01(qq) are hereby renumbered as Section 1.01 (oo), Section 1.01(pp), Section 1.01(qq), and Section 1.01 (rr), respectively.

3.	Section 1.01(nn) is hereby added to the Operational Services Agreement as follows:
“(nn)    Refinery and Natural Gas Liquid Facilities” means fractionators, processors, refineries and other related facilities identified in Exhibit A hereto, and any other fractionators, processors, refineries and other related facilities used to fractionate, process, or refine commodities that Operator agrees to operate on behalf of Company upon reasonable request by Company.”

4.
Unless otherwise determined by context, all occurrences of the term “Pipeline and Terminals” (or singular versions thereof) in the Operational Services Agreement shall be deemed to include reference to “Refinery and Natural Gas Liquid Facilities.”

5.	The First Amended Exhibit A to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

6.	This Third Amendment shall be effective as of March ___, 2016.

7.	Except as expressly set forth herein, all other terms and conditions of the Operational Services Agreement (including the exhibits attached thereto) shall remain in full force and effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be signed by their duly authorized officers as of the date first set forth above.

PHILLIPS 66 PIPELINE LLC
By:
Todd Denton
President

PHILLIPS 66 CARRIER LLC
By:
Todd Denton
President

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

3

Exhibit A
Description of Pipelines, Terminals, Storage Facilities, and Refinery and Natural Gas Liquid Facilities
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:
Crude Oil Pipelines
Clifton Ridge to Lake Charles Refinery - a 20” crude oil pipeline extending from the Clifton Ridge marine terminal to the Lake Charles Refinery, in Calcasieu Parish, Louisiana.
Pecan Grove to Clifton Ridge - a 12” crude oil pipeline extending from the Pecan Grove marine terminal to the Clifton Ridge marine terminal, in Calcasieu Parish, Louisiana.
Shell to Clifton Ridge - a 20” crude oil pipeline extending from Shell’s Houma to Houston pipeline to the Clifton Ridge marine terminal, in Calcasieu Parish Louisiana.
Refined Product Pipelines
Sweeny to Pasadena - a 12” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.
Sweeny to Pasadena - a 18” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.
Wood River to Hartford - a 12” refined products pipeline extending from the Wood River Refinery, in Madison County, Illinois to the Hartford terminal, in Madison County, Illinois.
Hartford to Explorer - a 24” refined products pipeline extending from the Hartford terminal, in Madison County, Illinois to the Explorer Pipeline system in Madison County, Illinois.
Gold Line - a multi-diameter refined products pipeline system extending from the Rocky Station fence line at Phillips 66 Pipeline LLC’s Borger Products Terminal located in Borger, Texas, to terminal facilities located in Wichita, Kansas, Paola, Kansas, Kansas City, Kansas, Jefferson City, Missouri and Cahokia, Illinois.
Cross Channel Connector - a 20” refined products pipeline extending from the Pasadena Terminal in Pasadena, Texas, to terminal facilities located at Kinder Morgan’s Pasadena Terminal and the Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas.

Terminals
Hartford Terminal. Hartford Terminal is located at or near Hartford, Illinois. The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity, 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity. The Hartford barge dock consists of a single-berth barge loading facility, approximately 0.8 miles of 8-inch pipeline and approximately 0.8 miles of 14-inch pipeline from the Hartford terminal to the Hartford barge dock for delivery.
Pasadena Terminal. Pasadena Terminal is located at or near Pasadena, Texas and consists of a five-bay truck rack and tankage with 65,000 barrels per day of active terminaling capacity, 22 above ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit.
Clifton Ridge Terminal. Clifton Ridge Terminal is located at or near Sulphur, Louisiana and consists of a single-berth ship dock, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility.
Pecan Grove Terminal. Pecan Grove terminal is adjacent to the Clifton Ridge Terminal. The facility consists of a single-berth barge dock and three above-ground storage tanks with 142,000 barrels of total storage capacity.
Wichita North Terminal. Wichita North Terminal is located in Wichita, Kansas adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 12,000 barrels of total storage capacity.
Paola Terminal. Paola Terminal is located in Paola, Kansas adjacent to the Gold Line pipeline system. It consists of 98,000 barrels of total storage capacity.
Kansas City Terminal. Kansas City Terminal is located in Kansas City, Kansas adjacent to the Gold Line pipeline system. It consists of a five bay truck rack with 66,000 barrels of total storage capacity.
Jeff City Terminal. Jeff City Terminal is located in Jefferson City, Missouri adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 16,000 barrels of total storage capacity.
East St. Louis Terminal. East St. Louis Terminal is located in Cahokia, Illinois adjacent to the Gold Line pipeline system. It consists of a six bay truck rack with 78,000 barrels of total storage capacity.
Bayway Terminal. Bayway Terminal is located in Linden, New Jersey adjacent to the Bayway Refinery. It consists of a four-track, 120 rail car crude oil receiving facility with a planned unloading capacity of 75,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.
Ferndale Terminal. Ferndale Terminal is located in Ferndale, Washington adjacent to the Ferndale Refinery. It consists of a two-track, 54 rail car crude oil receiving facility with a planned unloading capacity of 30,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.

Storage Facilities
Medford Storage Spheres. Medford Storage Spheres are two above ground storage facilities located at the Central Division pipeline facility in Medford, Oklahoma. The working capacity of each sphere is 35,000 barrels, and the spheres are capable of receiving and storing natural gas liquids and petrochemicals, including refinery grade propylene.
Storage Tank Nos. 1001, 1002 and 1004 at the Wichita North Terminal. These storage tanks have a nominal shell capacity of 107,000 barrels, 107,000 barrels, and 108,000 barrels, respectively.
Storage Tank Nos. 8005 and 8010 at the Kansas City Terminal. These storage tanks have a nominal shell capacity of 80,000 barrels and 101,000 barrels, respectively.
Storage Tank Nos. 1503, 2001, 1302 at the East St. Louis Terminal. These storage tanks have a nominal shell capacity of 172,000 barrels, two hundred thousand 200,000 barrels and 135,000 barrels, respectively.
Storage Tank No. 4901 at the Paola Terminal. This storage tank has a nominal shell capacity of 98,000 barrels.
Storage Tank Nos. 6813 and 6818 at the East St. Louis Terminal. Each of these storage tanks has a nominal shell storage capacity of 80,000 barrels.
Clemens Facility. The Clemens Facility includes underground salt dome storage caverns for LPG storage, brine ponds, a leach plant, multiple buildings, associated pipes/pumps, water supply wells, associated properties, and off-site disposal wells. These facilities are located near Brazoria, Texas. Products produced at the Sweeny Fractionator are stored in the underground caverns and then transported via pipeline to the Freeport LPG Export Terminal or the Mount Belvieu market hub.

Refinery and Natural Gas Liquid Facilities
Sweeny Fractionator. The Sweeny Fractionator is a Natural Gas Liquid fractionation facility located in Old Ocean, Texas, close to the Sweeny Refinery. The Sweeny Fractionator includes the associated cooling tower (G0054022) and flare (G0056044), the substation (G006MID), and the offplots (G0068044). It processes y-grade (mixed natural gas liquids) and produces purity ethane, propane, isobutane, normal butane and natural gasoline (C5+) for sale in local petrochemical markets or to supply the Freeport LPG Export Terminal.

EXHIBIT G

FORM OF SHARED SERVICES AGREEMENT (SWEENY FRAC)

SHARED FACILITIES AND SERVICES AGREEMENT
(SWEENY FRAC)

This Shared Facilities and Services Agreement is made and entered into as of the Effective Date, by and between PHILLIPS 66 SWEENY FRAC LLC, a Delaware limited liability company (“Sweeny Frac”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”).
WITNESSETH:
WHEREAS, Sweeny Frac owns the Fractionator (as defined below), which is located immediately adjacent to other facilities and equipment, including the Sweeny Refinery (the “Refinery”), at the Sweeny Complex (as defined below);
WHEREAS, Company owns or controls certain facilities and equipment at the Sweeny Complex which Sweeny Frac has requested, and Company has agreed, to use to provide certain services for the Fractionator; and
WHEREAS, Sweeny Frac owns or controls certain facilities and equipment at the Fractionator which Company has requested, and Sweeny Frac has agreed, to use to provide certain services to Company.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sweeny Frac and Company agree as follows:

Article I.	Defined Terms

1.01Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement (as defined below):

(a)
“Affiliate” means with respect to any Person: (i) any other Person that beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in clause (i) above. Other than solely for the purpose of Section 3.02(b), Sweeny Frac and Company shall not be considered Affiliates of one another.

(b)
“Agreement” means this Shared Facilities and Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)
“Bankruptcy” means, with respect to any Person, that: (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary Bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person, a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced, and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or all or any substantial part of such Person’s properties has been appointed and 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

(d)	“Business Day” means any Day except for Saturday, Sunday or a bank holiday in the State of Texas.

(e)
“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(f)	“Claim Notice” has the meaning set forth in Section 4.04 hereof.

(g)	“Company” has the meaning set forth in the preamble to this Agreement.

(h)	“Company Indemnified Party” or “Company Indemnified Parties” has the meaning set forth in Section 4.01.

(i)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(j)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to Houston, Texas, local time.

(k)	“Difference” has the meaning set forth in Section 2.02(b).

(l)	“Effective Date” means March 1, 2016.

(m)	“Force Majeure” has the meaning set forth in Section 6.02.

(n)	“Fractionator” means the Sweeny Fractionator (G0044) located in the Sweeny Complex, the associated cooling tower (G0054022) and flare (G0056044), the substation (G006MID) and the offplots (G0068044).

(o)
“Governmental Authority” means any applicable government, governmental administration agency, instrumentality or other instrumentality or other political subdivision thereof or any applicable court, commission or other governmental authority of competent jurisdiction.

(p)	“Indemnified Party” or “Indemnified Parties” means the Sweeny Frac Indemnified Parties or the Company Indemnified Parties, as applicable.

(q)	“Initial Term” has the meaning set forth in Section 5.01.

(r)
“Law” means any applicable constitutional provision, treaties, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration issued by any Governmental Authority, including judicial or administrative orders, consents, decrees and judgments, published directives, guidelines, or other restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Party, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(s)
“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or (iii) with respect to Company, its failure to approve any budgetary expense or capital project involving any integrity, compliance or regulatory issue that Sweeny Frac, in its reasonable judgment, deems necessary or required by any Law.

(t)
“Month” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to Houston, Texas, local time.

(u)	“Monthly Fee” has the meaning set forth in Section 2.02(a).

(v)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to Houston, Texas, local time.

(w)
“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article VII, or received from a Person who is not a Party.

(x)	“Parties” means Sweeny Frac and Company, collectively.

(y)	“Partnership Change of Control” means Company ceases to Control the general partner of Phillips 66 Partners LP.

(z)	“Party” means Sweeny Frac or Company, individually.

(aa)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(ab)	“PPI-FG” has the meaning set forth in Section 2.03.

(ac)	“Quarter” means a three (3) Month time period beginning January 1, April 1, July 1, or October 1.

(ad)	“Refinery” has the meaning set forth in the recitals to this Agreement.

(ae)	“Renewal Term” has the meaning set forth in Section 5.01.

(af)	“Service” means any of the Services individually.

(ag)	“Services” has the meaning set forth in Section 2.01(a).

(ah)
“Sweeny Complex” means the physical site located at or near State Highway 35 and FM 524, Old Ocean, Texas, 77463, which contains the Sweeny Refinery, the Fractionator, a chemical plant, and other facilities, structures, and equipment which the respective Parties or their Affiliates own and/or operate.

(ai)	“Sweeny Frac” has the meaning set forth in the preamble to this Agreement.

(aj)	“Sweeny Frac Indemnified Party” or “Sweeny Frac Indemnified Parties” has the meaning set forth in Section 4.01.

(ak)	“Term” has the meaning set forth in Section 5.01.

(al)	“Utility” means any of the Utilities individually.

(am)	“Utilities” has the meaning set forth in Section 2.01(b).

(an)
“Year” means a period of three hundred sixty five (365) consecutive Days, commencing January 1 , unless otherwise specified, and it shall also include each successive three hundred sixty five (365) Day period; provided, however, that any Year that contains a date of February 29 shall consist of three hundred sixty six (366) Days.

1.02Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or other Law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).

Article II.Shared Services and Utilities; Fees

2.01Services and Utilities to be Provided by Company to Sweeny Frac. During the Term, and subject to the terms and conditions herein, Company agrees to use commercially reasonable efforts to provide, or cause to be provided, the following Services and Utilities (each as defined below), including use of the following equipment and facilities, to Sweeny Frac in support of the operations of the Fractionator. The Services are included in calculating the Monthly Fee described in Section 2.02.

(a)
Services. The services listed below (“Services”) are included in calculating the Monthly Fee described in Section 2.02(a) based on the Company’s estimated cost to provide each such Service multiplied by an estimate of the Fractionator’s actual use of such Service.

Name of Service	Description
Electrical Distribution System	Maintenance and preventive maintenance on the electrical distribution system owned or controlled by Company to maintain reliable electricity supply.
Equipment Inspection
Providing assurance of mechanical integrity of stationary and rotating equipment. This includes mechanical integrity, inspection of equipment, metal thickness tracking, failure analysis, relief valve data base, Advanced Corrosion Technology Trained personnel, corrosion and metals engineer services, weld inspection and procedures, positive material identification of new and in-service equipment, and corrosion under insulation monitoring.

Instrument Shop
DCS and SIS system maintenance and troubleshooting, preventive maintenance, system patching, graphics maintenance, and internal program and logic changes. Maintenance of fenceline monitoring, security systems (badge readers and cameras). Coordinate Honeywell’s Solution Enhancement Support Program for process control assets annual program and contract.

Dispatch C Sweeny
Fuel trucks, delivery of lubricants chemicals to units, environmental waste disposal oils/ lubricants, pest control, storm prep, trash pickup, mowing, drainage, plant roads, heavy equipment (cranes and hoists) rental and repair.

Water Treater Unit	Treating of raw water for use in cooling towers/ pretreatment for boiler feed water.
Waste Water Treater	Treating of effluent water from the Sweeny Complex.
Central Services Maintenance	Building maintenance and tank maintenance.
Process Controls	Process and advanced process control of process units.
Service Shops
Includes the weld, machine and insulator/painter/carpenter. Costs associated with maintaining functional shops and shop equipment for maintenance/fabrication work that must be completed in a shop atmosphere.

Energy Management Team	Oversees the Sweeny Complex steam, fuel gas and electrical system to optimize energy efficiency and coordinate load changes associated with the Sweeny Complex unit startups and shutdowns.
CEMS Unit	Personnel and equipment for continuous emission monitoring equipment maintenance and preventive maintenance.
Centralized Control Room	Houses operators for Refinery operators, including those supplying services to the Fractionator.
San Bernard Reservoir & Pumps	Raw water storage and pumps from San Bernard River and to the Sweeny Complex.
Automotive Garage	Costs associated with maintaining functional shop and shop equipment for maintenance of vehicles owned or controlled by Company at the Sweeny Complex.
Water Well System	Wells to supplement surface water for the Sweeny Complex process and domestic water.
New Gulf Reservoir & Pumps	Raw water storage, pumps, etc. for the Sweeny Complex.
Laboratory	Analyzes samples on a routine and as needed basis.

(b)	Utilities.
i.Subject to the terms and provisions of this Agreement, Company shall use commercially reasonable efforts to provide, or cause to be provided, electricity, fuel gas, steam, and nitrogen (collectively, the “Utilities”) necessary to operate and maintain the Fractionator. Notwithstanding anything to the contrary herein, it is understood that certain

Utilities (such as electricity) will be furnished by utility service providers who supply utility services to Company and/or the Sweeny Complex.
ii.The costs associated with the Utilities are not included in the calculation of the Monthly Fee described in Section 2.02(a). Company shall bill Sweeny Frac on a monthly basis for each Utility based on Company’s actual cost to supply, or cause to be supplied, each Utility to the Fractionator.
iii.In the event of a shutdown or reduced availability of a Utility, Company shall immediately notify Sweeny Frac of the situation and develop a plan to promptly resolve the situation to minimize the impact on the Parties’ respective operations on a non-discriminatory basis and to expedite the return of such Utility to full availability. Company shall provide its Load Shed Plan to Sweeny Frac in the same manner as such information is provided to other parties with facilities at the Sweeny Complex. The Load Shed Plan will dictate the order in which operational units are shut down or subject to reduced operations.
2.02Monthly Fee.

(a)
Company will calculate the Monthly Fee (as defined below) based on Company’s good faith estimate of the annual cost of Services to be provided to Sweeny Frac hereunder, which cost will then be divided by twelve (12). Sweeny Frac shall pay Company such amount as a fixed monthly fee, as adjusted pursuant to Section 2.03 (the “Monthly Fee”). The Parties agree that, as of the Effective Date, the Monthly Fee is an amount equal to $[_________].

(b)
In the event Company determines in good faith that the aggregate Monthly Fees paid by Sweeny Frac during the current Year will differ from Company’s actual cost of providing Services to Sweeny Frac hereunder during the fourth Quarter of the previous Year and the first three Quarters of the current Year by an amount greater than (10%), Company shall provide notice to Sweeny Frac of the difference between the aggregate Monthly Fees paid to Company and Company’s actual cost of providing Services during such time period (the “Difference”). Such notice shall state that the Difference will be either added to or credited against, as applicable, the Monthly Fee payable by Sweeny Frac for each Month in the following Year in order to reimburse Company or Sweeny Frac, as applicable, for the amount of such Difference. Such notice shall include commercially reasonable documentation of the actual costs incurred by Company in providing the Services and Company’s calculation of the Difference. Company shall provide such notice to Sweeny Frac on or before the end of the third Quarter of the applicable Year, and the applicable adjustment to the Monthly Fee shall be effective beginning on January 1 of the following Year. Once Company or Sweeny Frac has been reimbursed the amount of the Difference, the Monthly Fee shall revert to the amount determined pursuant to Section 2.02(a), unless Company again provides notice as set forth in this Section 2.02(b).

(c)
No more than once every three (3) Years, either Party may request to renegotiate the Monthly Fee. Such request shall include commercially reasonable support for a modification and a proposed effective date for any such modification, which effective date shall be no later than one hundred and twenty (120) Days following the other Party’s receipt of the request. The Parties shall negotiate the proposed modifications in good faith and, if the Parties are unable to reach resolution, the current Monthly Fee shall continue in effect, provided that Sweeny Frac may terminate this Agreement by providing sixty (60) Days prior written notice of such termination to Company.
2.03Annual Adjustment. As of each anniversary date of the Effective Date while this Agreement is in effect, Company may increase the Monthly Fee annually by a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (the “PPI-FG”), as reported during the Month of January immediately before the effective date of the adjustment, with respect to the twelve (12) Month period ending at the end of the Month of December immediately preceding such publication, provided that if, with respect to any such twelve (12) Month period or periods, the PPI-FG decreased at any time since the most recent previous increase in the Monthly Fee, then Company may increase the Monthly Fee only to the extent that the percentage change in the PPI-FG since the most recent previous increase in the Monthly Fee is greater than the aggregate amount of the cumulative decreases in the PPI-FG during the intervening period or periods.
2.04Company’s Responsibility. Unless otherwise specifically identified herein, as between Company and Sweeny Frac, all costs of operating, maintaining, repairing, and replacing the equipment and facilities located at the Sweeny Complex (other than at the Fractionator) shall be borne by Company.
2.05Capital Improvements and Replacement. If Sweeny Frac requests improvements or replacements to any of the facilities or equipment that are necessary to perform the Services or to provide Utilities, or if Company undertakes, or causes to be undertaken, capital improvements or replacements that will benefit Sweeny Frac and, in either event, Sweeny Frac’s proportionate share of the cost of such improvements or replacements equals or exceeds $50,000.00, then Company shall provide prior written notice to Sweeny Frac of Sweeny Frac’s proportionate share of the cost of such improvements or replacements and the Parties shall cooperate in good faith to design and implement a mechanism to allow Company to recover, over a period of twenty-five (25) Years, Sweeny Frac’s proportionate share of such costs. In the event of any termination or expiration of this Agreement prior to Sweeny Frac’s reimbursement of the Company in full for any costs for which Sweeny Frac is responsible pursuant to this Section 2.05, such costs shall be due immediately upon such termination or expiration unless otherwise agreed by the Parties in writing. Any costs that may be recovered by Company pursuant to this Section 2.05 shall not also be recoverable through the Monthly Fee or adjustments thereto as described in Section 2.02(b).

2.06    Emergency. In the event of an emergency situation requiring immediate non-routine work, Company shall perform, or cause to be performed, any work necessary to address or resolve the emergency situation. To the extent Sweeny Frac’s proportionate share of any such emergency, non-routine work will equal or exceed $50,000.00, Company shall promptly notify Sweeny Frac of the emergency situation requiring such non-routine work.
2.07    Laws. If new Laws require Company to make substantial and unanticipated expenditures in connection with the provision of the Services and/or Utilities, Company shall use commercially reasonable efforts to attempt to obtain a waiver, exception, or extension for the time period of compliance with the new Law in an effort to secure continued operation under the applicable Laws during the Term of this Agreement. If Company is unable to obtain such a waiver, exception or extension, then Company will use commercially reasonable efforts to comply with such new Law and will provide Sweeny Frac with commercially reasonable advance notice of any planned expenditures necessary for compliance. Sweeny Frac will reimburse Company for Sweeny Frac’s proportionate share of the costs incurred by Company in complying with such Law or, at Sweeny Frac’s option and if the Parties agree in writing, an alternate mechanism will be adopted to allow Company to recover over time Sweeny Frac’s proportionate share of the costs incurred by Company in complying with such Laws.
2.08    Records of Services. Company shall maintain a true and correct set of records pertaining to all activities relating to its performance of the Services and Utilities and any work hereunder. Company agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Services, Utilities, or any non-routine work was performed. Sweeny Frac, or its authorized representative or representatives, shall have the right during Company’s Normal Business Hours, to audit, copy and inspect, at Sweeny Frac’s sole cost and expense, any and all records of Company relating to its performance of its obligations hereunder (but not any other books and records of Company). Audits shall not be commenced more than once by Sweeny Frac during any calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Sweeny Frac may request information from Company’s books and records relating to the obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Sweeny Frac shall have two (2) Years after the end of a calendar Year during which to conduct an audit of Company’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.
2.09    Manner of Performing/Providing Services. Company shall provide, or cause to be provided, the Services and Utilities in accordance with applicable standards and quality of work as are in place at the Fractionator as of the Effective Date or as may be reasonably requested by Sweeny Frac. The Services and Utilities shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that Company would exercise in providing, or causing to be provided, similar services with respect to its own operations and in all respects in accordance with all applicable Laws relating to Sweeny Frac and Company. Company shall provide, or shall cause to have provided, the Services and Utilities to be provided by it hereunder in a safe, professional and economical manner and shall advise Sweeny Frac in a timely fashion of all matters of significance that could affect the safety or economics relating to such Services and Utilities so that Sweeny Frac can make appropriate decisions with respect thereto.
2.10Services to be Provided by Sweeny Frac to Company. During the Term, and subject to the terms and conditions herein, Sweeny Frac agrees to use commercially reasonable efforts to provide, or cause to be provided, Company with access to and the use of any unused pipeline racks at the Fractionator to the extent such access and use by Company does not interfere, disrupt, or otherwise interfere with Sweeny Frac’s operations or its use of the pipeline racks as currently existing or as may be contemplated at any time in the future. To the extent any costs are actually incurred by Sweeny Frac due to Company’s access to or use of the pipeline racks, Sweeny Frac shall promptly notify Company of such costs and Company shall promptly pay such costs, or if already paid, reimburse Sweeny Frac for the amount of such costs.

Article III.Financial Accounting and Billing Practices

Section 3.01    Monthly Statement.
Promptly after the end of each Month during the Term, Company shall provide Sweeny Frac with an invoice showing the current Monthly Fee and the fees applicable to the Utilities.

Section 3.02     Payment.

(a)
Payment of the amount(s) identified on each Monthly statement provided to Sweeny Frac pursuant to Section 3.01 shall be due, without discount, on the later of (i) two Business Days after such Monthly Statement is received and (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Any amount not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)
All payments shall be made to Company by automated clearing house to an account specified by Company from time to time, provided that as long as Company is an Affiliate of Sweeny Frac, the Parties may settle Sweeny Frac’s financial obligations to Company through Sweeny Frac’s normal interaffiliate settlement processes. Any bank charges incurred by Sweeny Frac in remitting funds by automated clearing house shall be for Sweeny Frac’s account. Acceptance by Company of any payment from Sweeny Frac for any charge or service after termination or expiration of this Agreement shall not be deemed to be a renewal of this Agreement or a waiver by Company of any default by Sweeny Frac hereunder.

(c)
If Sweeny Frac reasonably disputes any Monthly statement, in whole or in part, Sweeny Frac shall promptly notify Company in writing of the dispute and shall pay the Monthly Fee and any additional undisputed portion of such Monthly statement according to the terms of this Section 3.02, and shall promptly seek to resolve the dispute through good faith negotiations with Company.

3.03    Taxes. All Services and Utilities provided pursuant to this Agreement are provided exclusive of any applicable Texas sales or use tax. Any applicable sales/use tax will be billed separately on the invoice and is the responsibility of Sweeny Frac.

Article IV.	Liability Standard and Indemnification

4.01.Liability Standard. Notwithstanding anything herein to the contrary, Company shall only be liable to Sweeny Frac for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER COMPANY NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS,

TRANSFEREES AND ASSIGNEES (EACH, A “Company INDEMNIFIED PARTY” AND COLLECTIVELY, THE “Company INDEMNIFIED PARTIES”) SHALL BE LIABLE TO SWEENY FRAC OR PERSONS WHO HAVE ACQUIRED INTERESTS IN SWEENY FRAC, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE COMPANY INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

4.02.Indemnification.

a.
FROM AND AFTER THE DATE OF THIS AGREEMENT, COMPANY SHALL INDEMNIFY AND HOLD HARMLESS THE SWEENY FRAC INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN COMPANY ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY COMPANY ANY OF THE SERVICES OR utilities, OR THE FAILURE BY COMPANY TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF SWEENY FRAC OR ANY OF THE SWEENY FRAC INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE SWEENY FRAC INDEMNIFIED PARTIES.

b.
FROM AND AFTER THE DATE OF THIS AGREEMENT, SWEENY FRAC SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN SWEENY FRAC ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY SWEENY FRAC ANY OF THE SERVICES OR utilities, OR THE FAILURE BY SWEENY FRAC TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF COMPANY OR ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE COMPANY INDEMNIFIED PARTIES.

4.03.Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including loss of profits or business interruptions, however they may be caused.
4.04.Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article IV, such Indemnified Party shall provide Notice to the other Party (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section 4.04, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party that gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to the indemnifying Party of the receipt of such Notice as provided in the first sentence of this Section 4.04; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that the indemnifying Party is materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article IV.
Article V.Term and Termination
5.01.Term. Unless terminated in accordance with Section 5.02, Section 5.03, Section 5.04 or Section 11.02, this Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) Years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive five-Year renewal terms (each a “Renewal Term”) unless terminated by Company or Sweeny Frac upon Notice from the terminating Party to the other Party no less than one hundred and eighty (180) Days prior to the end of the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term, together with any Renewal Term, shall be referred to in this Agreement as the “Term.”
5.02.Termination Following a Force Majeure Event.
If a Force Majeure event prevents either Sweeny Frac or Company from performing its respective obligations under this Agreement for a period of more than twelve (12) consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such twelve (12) Month period upon at least thirty (30) Days prior Notice to the other Party.

5.03.	Special Termination by Company.
If operations at the Fractionator are suspended for a period of at least twelve (12) consecutive Months, then after a public announcement of such suspension is made by Sweeny Frac or its Affiliates, Company may provide Notice to Sweeny Frac of its intent to terminate this Agreement with respect to the services provided by Sweeny Frac hereunder and this Agreement with respect to the services provided by Sweeny Frac hereunder will be so terminated twelve (12) Months following the date such Notice is received by Sweeny Frac. In the event, prior to the expiration of such twelve (12) Month period, a public announcement is made that operations will be resumed at the Fractionator, then such Notice shall be deemed revoked and this Agreement with respect to the

Services provided by Sweeny Frac hereunder shall continue in full force and effect as if such Notice had never been delivered.

5.04.Termination for Cause. Either Party shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of the other Party; or (ii) upon a finding by a Party that the other Party (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Refinery or the Fractionator or the Services and/or Utilities to be provided hereunder, or (B) has engaged in a continued or regular pattern of gross negligence or willful or wanton misconduct that a Party reasonably determines to pose a risk of resulting in a material adverse effect on the Refinery, the Fractionator or the Services and/or Utilities to be provided hereunder; provided that a Party shall deliver to the other Party Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.
5.05.Right of Termination by Either Party. Any Party may terminate this Agreement at any time upon sixty (60) Days prior Notice to the other Party if:

a.	the other Party is in Material Default of any of its obligations under this Agreement; and

b.	the non-defaulting Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

c.
the defaulting Party fails to cure the Material Default within thirty (30) Days, or, for a Material Default not reasonably susceptible to cure within that period, to undertake to cure such Material Default and thereafter to diligently continue such efforts until the Material Default is cured.

5.06.Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, Company shall promptly make available to Sweeny Frac the books and records relating to the Services and/or Utilities provided by Company hereunder.
Article VI.Force Majeure
6.01.Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majeure shall be remedied with all reasonable dispatch.
6.02.Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, crevasses, subsidences, floods, washouts; arrests and restraints of the government, necessity for compliance with any court order, Law promulgated by any governmental authority having jurisdiction, either federal or state, civil or military; civil disturbances; shutdowns for purposes of necessary repairs; relocation or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority or as deemed necessary by the testing Party for the safe operation thereof), the necessity of making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns, inability of either Party to obtain necessary material, supplies, permits or labor to perform or comply with any obligation or condition under this Agreement, or rights of way; and any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the Party claiming suspension and could not have been prevented by such party’s due diligence.
6.03.Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 6.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.
6.04.Performance by Company or Third Parties. If, because of an event of Force Majeure, Company is unable to perform any part of the Services and/or Utilities to be provided by Company hereunder, Sweeny Frac may perform such Services and/or Utilities itself or arrange for such Services and/or Utilities to be performed by a third party, but only for the duration of such event of Force Majeure.
Article VII.Notices
7.01.Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

If to Sweeny Frac:	Phillips 66 Sweeny Frac LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Company:	Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

7.02.Effective Date. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.
7.03.Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 7.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

Article VIII.Applicable Law

8.01.Applicable Law; Venue. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the Law of another jurisdiction. The Parties agree that any federal or state court of competent jurisdiction sitting in Harris County, Texas, shall have exclusive jurisdictional venue over any dispute coming under this Contract.

Article IX.Confidentiality

9.01.Confidentiality. During the Term, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section 9.01 will be inoperative as to particular portion of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or (iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.

Article X.	Miscellaneous

10.1.Assignability. Neither Party may assign its rights under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably delayed or withheld). However, either Party may assign this Agreement to any of its Affiliates by providing Notice to the other Party. Except as provided for herein, nothing in this Agreement is intended to confer any rights, benefits or obligations upon any Person other than the Parties and their respective successors and assigns.
10.2.Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all rules, regulations and relevant orders of the United States Department of Labor. Notwithstanding the provisions of any other

Section of this Agreement, Sweeny Frac shall not have any liability hereunder for any fines, penalties, or other assessments by regulatory agencies if and to the extent such fines, penalties, or other assessments result from Company’s sole negligence in performing its obligations hereunder.
10.3.Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
10.4.Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.
10.5.Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.
10.6.Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.
10.7.Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.
10.8.Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.
10.9.Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
10.10.Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof
10.11.Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.

10.12.Relationship. The Parties agree that Company shall provide the Services and/or Utilities to be provided by Company to Sweeny Frac hereunder as an independent contractor and not as an agent or representative of Sweeny Frac. This Agreement is not intended to and shall not create or otherwise form a partnership or joint venture between Company or any of its Affiliates, on the one hand, and Sweeny Frac or any of its affiliates, on the other hand.
10.13.Partnership Change in Control. Upon the occurrence of a Partnership Change of Control, Sweeny Frac shall provide Company with Notice of such Partnership Change of Control at least sixty (60) Days prior to the effective date thereof. At any time within one hundred and eighty (180) Days following receipt of such Notice, Company may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change of Control.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the Effective Date.

PHILLIPS 66 COMPANY

By:
Robert A. Herman
Executive Vice President, Midstream

PHILLIPS 66 SWEENY FRAC LLC

By:
Robert A. Herman
President

EXHIBIT H

FORM OF SWEENY FRACTIONATION AGREEMENT

FRACTIONATION AGREEMENT
This Fractionation Agreement (“Agreement”) is made and entered into as of this ___ day of ______, 2016 by and between PHILLIPS 66 SWEENY FRAC LLC (“Processor”), a Delaware limited liability company and PHILLIPS 66 COMPANY (“Supplier”), a Delaware corporation.
WHEREAS, Processor operates a Fractionator (hereinafter defined), and Supplier has quantities of natural gas liquids recovered from natural gas processing facilities available for fractionation;
WHEREAS, Processor has capacity to fractionate Raw Product (hereinafter defined); and
WHEREAS, the parties hereto desire that Processor fractionate Supplier’s Raw Product into the Specification Product(s) (hereinafter defined) utilizing the Fractionator;
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
When the following terms or expressions are used in this Agreement, they shall have the meanings defined below:

A.	“API MPMS” shall have the meaning set forth in Section 5.1.

B.	“Barrel” shall mean the unit of volume used for the purpose of measurement of liquid. One “Barrel” contains 42 Gallons of liquid.

C.	“Base Rate” shall have the meaning set forth in Article IX.

D.	“Business Day” shall mean any day, Monday through Friday, of each week, excluding Federal Reserve Bank holidays.

E.
“Component(s)” shall mean the individual hydrocarbon constituents of Raw Product, including but not limited to: methane, ethane, propane, isobutane, normal butane, isopentane, normal pentane, hexanes and heavier hydrocarbons, as well as any allowable non-hydrocarbon components.

F.
“Contract Quantity” shall mean the Daily average of the volume of Raw Product delivered during each delivery Month during the term of this Agreement, which volume shall be equal to or less than 100,000 Barrels per Day.

G.	“CPI-U” shall have the meaning set forth in Section 6.1(a).

H.	“Cure Period” shall have the meaning set forth in Article XI.

I.	“Day” or “Daily” shall mean with respect to the determination of the Contract Quantity, a period of 24 consecutive hours commencing at 7:00 a.m. on the calendar day and ending at 7:00 a.m. Central Standard Time or Central Daylight Savings Time, as applicable, on the next succeeding calendar day, and for all other purposes, a calendar day.

J.	“Effective Date” shall have the meaning set forth in Article II.

K.
“Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts, governmental authorities, laws or regulations; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material, equipment, permits or labor; (v) accidental disruption of service; (vi) strikes, lockouts or other industrial or civil disturbances; (vi)  breakage or accident to refinery or other facilities, machinery, tanks, or lines of pipe; (vii)  (viii) breakdowns or accidents, irrespective of the cause thereof and (ix) any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the party claiming suspension and could not have been prevented by such party’s due diligence.

L.	“Fractionator” shall mean Processor’s fractionation unit located in Old Ocean, Texas, which is used for the purpose of fractionating Raw Product into the Specification Product(s).

M.
“Gallon” shall mean the unit of volume used for the purpose of measurement of liquid. One U. S. liquid gallon contains 231 cubic inches when the liquid is at a temperature of 60 degrees Fahrenheit and at the vapor pressure of the liquid being measured.

N.	“GPA” shall have the meaning set forth in Section 5.1.

O.	“Imaged Agreement” shall have the meaning set forth in Section 14.1.

P.	“Improvements” shall have the meaning set forth in Section 7.2.

Q.	“Initial Term” shall have the meaning set forth in Article II.

R.
“Laws” or “Law” shall mean all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any governmental authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any governmental authority having jurisdiction over the matter in question and binding on a given person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

S.	“Minimum Contract Quantity” shall be defined as 97,000 Barrels per Day.

T.
“Month”, “Months”, or “Monthly” shall mean with respect to the determination of Contract Quantity, the period commencing at 7:00 a.m. on the first Day of a calendar month and ending at 7:00 a.m. on the first Day of the next succeeding calendar month, and for all other purposes, a calendar month.

U.	“Operational Imbalance(s)” shall mean the difference between the volume of Raw Product delivered by Supplier to Processor at the Raw Product Delivery Point, and the volume of the Specification Product(s) delivered by Processor to the Specification Product(s) Delivery Point.

V.	“Partnership Change in Control” shall have the meaning set forth in Section 14.5.

W.	“Payment Default” shall have the meaning set forth in Article IX.

X.
“Pipeline” shall mean that pipeline which delivers Supplier’s Raw Product to the Fractionator at the Raw Product Delivery Point and/or the pipeline that accepts delivery of the Specification Product(s) at the applicable Specification Product(s) Delivery Point.

Y.	“Product" shall mean the Raw Product and the Specification Product(s), collectively.

Z.
“Raw Product” shall mean that mixture of liquid hydrocarbons delivered by Pipeline to the Fractionator at the Raw Product Delivery Point in accordance with the terms of Processor’s Pipeline connection agreements or Pipeline tariffs in effect from time to time.

AA.	“Raw Product Delivery Point” shall mean the Seagas meter location site near the Fractionator where the Raw Product is delivered to the Fractionator by Pipeline.

AB.	“Renewal Term” shall have the meaning set forth in Article II.

AC.	“Service Fee” shall have the meaning set forth in Section 7.2(a).

AD.	“Specification Product(s)” shall mean the liquid hydrocarbons fractionated from the Raw Product delivered to the Fractionator and meeting the specifications required by the Pipeline.

AE.	“Specification Product(s) Delivery Point” shall mean either the Seagas meter location site at which each Specification Product(s) is delivered from the Fractionator or the Sweeny Refinery.

AF.	“Term” shall have the meaning set forth in Article II.

AG.	“Year” or “Yearly” shall mean a period of 365 consecutive Days; provided, however that any year which contains the date of February 29 shall consist of 366 consecutive Days.
ARTICLE II
TERM

This Agreement shall be a binding agreement of the parties hereto upon execution. The period during which the fractionation services described herein will commence on March 1, 2016 (the “Effective Date”), and will continue through and including February 28, 2026 (the “Initial Term”). After expiration of the Initial Term, the Parties may mutually agree to extend the term of this Agreement (the “Renewal Term”). The Initial Term, together with the Renewal Term, if applicable, shall be referred to in this Agreement as the “Term.”

ARTICLE III
PERFORMANCE OBLIGATIONS
3.1    Subject to Section 6.2 and Article X, each Day during the term of this Agreement, Supplier shall deliver or cause to be delivered at least the Minimum Contract Quantity of Raw Product to the Raw Product Delivery Point for fractionation under the terms of this Agreement. Such Raw Product shall meet the quality specifications and requirements of the Fractionator, which shall match the specifications and requirements of the delivering Pipelines unless otherwise agreed.
3.2.     Supplier warrants that it has the right to cause to be delivered and fractionated, the Raw Product delivered hereunder. Custody of the Raw Product shall transfer to Processor at the Raw Product Delivery Point, and custody of the Specification Product(s) shall transfer to Supplier at the Specification Product(s) Delivery Point(s). At no time shall Processor take title to the Product(s) in the custody of Processor.
3.3    Processor shall accept custody of and shall provide fractionation of Supplier’s Raw Product received from Supplier up to the Contract Quantity and any additional volumes to which the parties hereto may mutually agree from time to time. Volumes above the Contract Quantity will be accepted by Processor for fractionation on a space available basis.
3.4.    The Specification Product(s) to be redelivered by Processor during each Month will equal the Raw Product containing such Components delivered to Processor during such Month minus the applicable Operational Imbalance for such Month, so long as Pipeline deliveries and Pipeline capacity allow for fractionation of said Raw Product at a rate approximating the Daily average Pipeline delivery rate for such Month. Subject to Section 3.6, the volume of the Specification Product(s) redelivered during any Month shall be deemed to be equal to the volume of Raw Product delivered to Processor by the Pipeline for Supplier’s account during such Month.
3.5.    In accordance with written authorizations and instructions given from time to time by Supplier with reasonable advance notice, Processor shall be responsible for preparation and timely distribution of all shipping papers pertaining to movement of the Specification Product(s) from the Fractionator to the Specification Product(s) Delivery Point.
3.6.    The parties acknowledge that Operational Imbalances may occur each Month. Each party agrees to use commercially reasonable efforts to keep such imbalances to a minimum and to clear any Operational Imbalance remaining at the end of any applicable Month within thirty (30) Days following the end of such Month. To minimize Operational Imbalances, Processor and Supplier shall each use commercially reasonable efforts to adjust estimates of supply and delivery throughout the Month in accordance with the Fractionator’s actual performance and expected operating conditions.
3.7    During the period of time that Processor has custody of Supplier’s Product, Processor is not responsible for (a) the loss of or damage to such Product unless and then only to the extent such loss or damage is caused by Processor’s willful misconduct or gross negligence; (b) any loss of or damage to such Product that occurs naturally through the fractionation process; or (c) subject to Section 3.4, any loss to Supplier resulting from delays in redelivering such Product when requested.

Processor’s maximum liability, if any, for loss or damages to Product will be limited to the Monthly average Non-TET price on the Texas Gulf Coast for such Product(s) as reported or published by OPIS on the date of such loss or damage, multiplied by the volume of Product(s) lost or damaged.
3.8    The parties acknowledge that prudent operation of the Fractionator includes necessary repairs and maintenance consistent with generally accepted industry standards, which will result in temporary outages of the Fractionator during which Processer will be unable to perform the services contracted for herein. So long as Processor endeavors to work with Supplier to minimize the duration, frequency, and effect of such outages on Supplier and the duration, frequency, and effect of such outages on Supplier are consistent with generally accepted industry standards, Processor shall not be deemed to breach this Agreement in respect thereof and shall not be liable to Supplier for any failure to perform its obligations set forth herein.

ARTICLE IV
STORAGE
This Agreement does not provide for and does not include any storage services. It is the intention of the parties to enter into a separate agreement with respect to storage of the Specification Product in Processor’s facility in Brazoria County. However, the performance obligations described in this Agreement are not in any way contingent upon the execution of such storage agreement.

ARTICLE V
MEASUREMENT AND QUALITY
5.1    Measurements, volume corrections, and calibrations shall be performed in accordance with the API Manual of Petroleum Measurement Standards (“API MPMS”) latest revision. In accordance with the definitions of Gallon and Barrel set forth above, volumes shall be based on 42 Gallons per Barrel at 60 degrees Fahrenheit. Measured product volumes shall be adjusted to a temperature of 60 degrees Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent Gas Processors Association (“GPA”) TP-27/API MPMS Chapter 11 (e.g., Table 24E, 54E or other table relevant to the applicable Product(s)).

5.2    Quality testing will be performed by a certified laboratory in accordance with latest published ASTM and GPA methods. Testing reports will be made available to Supplier during normal business hours. The quality of both Raw Product received by Processor for Supplier’s account and the Specification Product(s) received by Supplier will meet applicable Pipeline specifications for such Raw Product and/or the Specification Product(s). Quality will be verified by pipeline batch specifications, a refinery analysis, supplier’s certificate, or by an independent laboratory’s analysis. At Supplier’s request and cost, an appointed representative may provide sampling and testing services. For any service or function requested by Supplier not specifically provided for in this Agreement, Supplier will pay a prompt charge if the service is able to be provided by Processor or a third-party as agreed in advance by the parties hereto in writing. Notwithstanding the foregoing, Supplier waives any right to claim damages for contamination of Supplier’s products due to line displacement and/or use of common lines.

ARTICLE VI
COMPENSATION TO PROCESSOR
6.1    Supplier shall pay to Processor the following fees in connection with Processor’s provision of the services described herein:

(a) (i) a fixed fractionation fee equal to [_____] cents per Gallon for the Contract Quantity, plus (ii) for any volumes in excess of the Contract Quantity that are delivered to the Fractionator, an excess fractionation fee equal to [_____] cent per Gallon. In either case, the fixed fractionation fee and excess fractionation fee will be increased, but never decreased, by an amount equal to 50% of the annual change in the Consumer Price Index for All Urban Consumers (the “CPI-U”), as reported during the Month of January immediately before the effective date of the adjustment with respect to the 12-Month period ending at the end of the Month of December immediately preceding such publication;

(b) a variable fractionation fee equal to (x) Houston Ship Channel Price Index for the natural gas price as reported by Inside FERC’s Gas Market report for the delivery Month (in dollars per million BTUs) multiplied by (y) [_____] (in cents per gallon) multiplied by (z) the total number of Gallons of Raw Product processed by Processor; and

(c) a Service Fee (as calculated pursuant to Section 7.2 below).
6.2    For each delivery Month, if Supplier shall deliver less than the Minimum Contract Quantity, Supplier shall pay the fixed fractionation fee and the Service Fee on the Minimum Contract Quantity; provided that, for the avoidance of doubt, if the Effective Date is a date other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then the Minimum Contract Quantity shall only be applicable to the Days during such Month that this Agreement is in effect.
ARTICLE VII
TAXES AND OTHER PAYMENTS
7.1    Supplier shall be responsible for the payment of any royalties, overriding royalties and other payments due or to become due on the hydrocarbons which are subject to this Agreement. Any tax applicable to the Raw Products or the Specification Product(s) (including but not limited to any tax applicable to stored volumes of the Specification Product(s), but excluding, for the avoidance of doubt, any income or similar taxes imposed on the income of Processor) shall be borne and paid by Supplier unless such tax is by Law imposed upon Processor, in which event, such tax shall be paid by Processor and charged to and reimbursed by Supplier. SUPPLIER SHALL INDEMNIFY AND HOLD PROCESSOR, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES

HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS OR CAUSES OF ACTION OF ANY KIND, TOGETHER WITH ALL LOSS, DAMAGE AND EXPENSE (INCLUDING COURT COSTS AND ATTORNEY’S FEES) ARISING WITH RESPECT TO THE PAYMENT OF ANY TAXES, ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS DUE OR TO BECOME DUE ON THE HYDROCARBONS WHICH ARE SUBJECT TO THIS AGREEMENT.
7.2    In the fourth quarter of each Year, Processor shall determine, in good faith, an estimate of the total annual property taxes owed on the improvements owned by Processor and located on the real property at the Sweeny Refinery near State Highway 35 and FM 524, in Old Ocean, Texas 77463 (the “Improvements”), which include, but are not limited to, the Fractionator, associated cooling tower and flare, substation and offplots, for the next Year and then use the estimate to calculate a per-Gallon fee (“Service Fee”) to be assessed on the Supplier’s Minimum Contract Quantity, regardless of whether the Minimum Contract Quantity is actually delivered. The Service Fee will be calculated by dividing the estimate by the Minimum Contract Quantity, i.e., [x] Barrels per Day * [y] Days per Year * [z] Gallons per Barrel. Processor will provide Notice to Supplier of the Service Fee to be assessed in the upcoming year in accordance with the notice provisions in Section 14.8 below. As between the parties, Processor shall pay all property taxes on the Improvements that become due after the Effective Date. The Service Fee shall be $[_____] per-Gallon on the Supplier’s Minimum Contract Quantity for the remaining portion of Year 2016 The Service Fee shall be included on Supplier’s monthly invoice described in Article IX below.
ARTICLE VIII
REPORTING AND AUDIT
8.1     Processor shall furnish the following reports to Supplier: (1) volumes of Supplier’s Raw Product delivered to Processor each Month; (2) the Specification Product(s) volumes delivered to Supplier each Month; and (3) Supplier’s inventories of Raw Product(s) at the end of each Month.
8.2    Volume and payment reconciliations shall be prepared by each of Supplier and Processor on a Monthly basis. Supplier and Processor shall then cooperate in good faith to identify and reconcile volume balances and amounts owed. As each party hereto completes each Month’s reconciliation, a copy of the reconciliation shall be sent to the other party hereto.
8.3    Either party hereto, upon notice in writing to the other party hereto, shall have the right at normal business hours to audit the accounts and records relating to the accounting or billing under the provisions of this Agreement for any Year during the 24-Month period following the end of such Year; provided, however, that the auditing party must take written exception to and make claim upon the other party hereto for all discrepancies disclosed by such audit within such 24-Month period. Such audit shall be conducted by the auditing party’s representative or auditor at the auditing party’s expense. Any volume statements, payments, reconciliations or other related documents shall be final as to all of the parties hereto unless disputed in writing within the 24-Month period following the end of the calendar Year in which payment has been made thereon.

ARTICLE IX
BILLING AND PAYMENT
Each Month, Processor shall invoice Supplier for all applicable fees and charges due hereunder. Supplier shall pay Processor, without discount, on the later of (a) two Business Days after receipt of invoice at the rates provided in Article VI of this Agreement and (b) the 22nd day of the Month such invoice is received, provided that, if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Payments shall be made by automated clearing house to the account specified on Processor’s invoice or to such other account as Processor may hereafter designate in writing, provided that as long as Processor is an affiliate of Supplier, Processor and Supplier may settle Supplier’s financial obligations to Processor through Supplier’s normal inter-affiliate settlement processes. If Supplier shall fail to pay to Processor any amount due hereunder by the payment due date (a “Payment Default”), such past due amount shall bear interest at the lesser of the maximum legal interest rate and 1.5% per month (the “Base Rate”). In addition, if Supplier fails to cure such Payment Default within ten (10) Business Days after receipt of notice from Processor, Processor may suspend performance; provided however, that a Payment Default shall not include the non-payment of any fee or charges invoiced hereunder are being disputed in good faith, and no interest will be charged by Processor on any such disputed amount which is ultimately resolved in favor of Supplier; provided, further, that all amounts not being disputed in good faith have been paid promptly (but, in any event, within five Days). If Supplier elects to withhold any payment otherwise due as a consequence of a good faith dispute, Supplier shall provide Processor with written notice of its specific reasons for withholding payment, and the parties hereto agree to use all reasonable efforts to resolve any such disputes in a timely manner. If it is subsequently determined, whether by mutual agreement of the parties or otherwise, that Supplier is required to pay all or any portion of the dispute amounts to Processor, in addition to paying over such amounts, Supplier also shall pay interest accrued on such amounts at the Base Rate from the original due date until paid in full.
ARTICLE X
FORCE MAJEURE
10.1 As soon as possible upon the occurrence of a Force Majeure, if any party hereto is affected by a Force Majeure event, such party shall provide the other party with written notice of the occurrence of such Force Majeure event. Each party’s obligations (other than a party’s obligation to indemnify the other party or a party’s obligation to pay any amounts due to the other party which have accrued prior to the commencement of such Force Majeure event) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Processor from performing its obligations under this Agreement. Each party’s obligations (other than a party’s obligation to indemnify the other party or a party’s obligation to pay any amounts due to the other party which have accrued prior to the commencement of such Force Majeure event) shall be temporarily suspended beginning [_____] Days after the commencement of, and for the entire remaining duration of, a Force Majeure event to the extent that such event prevents Supplier from performing its obligations under this Agreement. For clarity, the fees set forth in Article VI shall not accrue while each party’s obligations are suspended. At the conclusion of the Force Majeure event, the fees applicable to the Month in which the suspension due to the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.

10.2 A party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.

10.3 The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing person or entity when such course is inadvisable in the discretion of the affected party.

10.4 Processor may suspend performance of the services to the extent reasonably necessary to prevent injuries to persons, damage to property or harm to the environment.

10.5 If a Force Majeure event prevents either Processor or Supplier from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either party hereto at any time after the expiration of such 12-Month period upon at least 30 Days’ notice to the other party.

ARTICLE XI
DEFAULT

If either party hereto is in material default of the provisions of this Agreement and such default has not been remedied within 60 Days after written notice from the non-defaulting party (the “Cure Period”), then the non-defaulting party may, in addition to any other rights or remedies available to it, terminate this Agreement by giving written notice of termination to the defaulting party within five (5) Days following expiration of said Cure Period.

ARTICLE XII
INDEMNIFICATION
12.1.    EXCEPT AS PROVIDED IN SECTION 3.7, SUPPLIER RELEASES AND AGREES TO DEFEND, PROTECT, INDEMNIFY AND HOLD PROCESSOR, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITY, LOSS, DAMAGE AND EXPENSE, INCLUDING COURT COSTS AND ATTORNEY’S FEES IN CONNECTION THEREWITH, ARISING OUT OF SUPPLIER’S CUSTODY OR USE OF THE RAW PRODUCT AND THE SPECIFICATION PRODUCT(S).
12.2.    SUBJECT TO SECTION 3.7, PROCESSOR RELEASES AND AGREES TO DEFEND, PROTECT, INDEMNIFY AND HOLD SUPPLIER, ITS DIRECTORS, OFFICERS, AGENTS

AND EMPLOYEES HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITY, LOSS, DAMAGE AND EXPENSE, INCLUDING COURT COSTS AND ATTORNEY’S FEES IN CONNECTION THEREWITH, ARISING OUT OF PROCESSOR’S CUSTODY OR USE OF THE RAW PRODUCT AND THE SPECIFICATION PRODUCT(S).
12.3    NEITHER PARTY WILL BE LIABLE FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, LOST PROFITS OR SPECIAL, INDIRECT, INCIDENTAL, TREBLE, SPECULATIVE, REMOTE, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE OR BUSINESS INTERRUPTION, WHETHER BASED UPON STATUTE, CONTRACT, TORT, STRICT LIABILITY, OR NEGLIGENCE (INCLUDING, BUT NOT LIMITED TO THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE), OR IN ANY OTHER MANNER ARISING OUT OF THIS AGREEMENT, ANY INDEMNITY PROVISION, OR OTHERWISE.
12.4    Notice of Claims by Supplier or Processor for any liability, loss, damage, or expense arising out of this Agreement must be made to the other party in writing within 180 Days after the same shall have accrued. Such claims, described in reasonable detail, must be sent to the other party within said 180 days and unless so made and filed, the other party shall be wholly released and discharged therefrom and shall not be liable therefore in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two years and one Day after the cause of action accrued.
ARTICLE XIII
CHANGE IN LAW

If new Laws require Processor to make substantial and unanticipated expenditures in connection with the services Processor provides to Supplier under this Agreement, Processor shall use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the time of compliance with the new Law in an effort to secure continued operation under existing applicable Laws during the term of this Agreement. If Processor is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then Processor will find a commercially reasonable manner to conform to the new Laws and give Supplier commercially reasonable advance notice of any planned expenditures necessary for such compliance. Supplier will reimburse Processor for Supplier’s proportionate share of the costs of complying with such Laws, or at Processor’s option, and if the parties agree, the relevant fees will be increased or an alternate mechanism shall be adopted to allow Processor to recover the amount paid for such costs over time from Supplier or another entity. The Supplier’s “proportionate share” of the costs of complying with such Laws referenced in the immediately preceding sentence shall be 100% if Supplier is Processor’s sole customer for services of the type that Processor provides under this Agreement.

ARTICLE XIV
MISCELLANEOUS
14.1.    This Agreement may be scanned and stored electronically, or stored on computer tapes and disks, as may be practicable (the “Imaged Agreement”). The Imaged Agreement if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall object to the admissibility of any Imaged Agreement (or photocopies of the transcription of such Imaged Agreement) on the basis that such were not originated or maintained in documentary form under either the hearsay rule or the best evidence rule. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.
14.2    Processor shall in good faith endeavor to promptly notify Supplier of any product spills or other environmentally polluting discharges. Notice may be sent by email to Supplier’s scheduler or operational personnel.
14.3.    THIS AGREEMENT, AND ANY ACTIONS, CLAIMS, DEMANDS OR SETTLEMENTS HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO ANY CONFLICTS OF LAW PRINCIPLES WHICH MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS (AS APPLICABLE) LOCATED IN HOUSTON, TEXAS, AND TO ALL COURTS COMPETENT TO HEAR AND DETERMINE APPEALS THEREFROM, AND WAIVES ANY OBJECTIONS THAT A SUIT, ACTION OR PROCEEDING SHOULD BE BROUGHT IN ANOTHER COURT AND ANY OBJECTIONS TO INCONVENIENT FORUM.
14.4    No waiver by either party of any default under this Agreement shall be deemed to be a waiver of any future default, whether of a like or a different character.
14.5    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. No party may assign this Agreement, nor any interest herein, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except that either party hereto may (i) assign its rights and delegate its duties hereunder to an affiliate without the consent of the other party or (ii) make collateral assignments of this Agreement to secure working capital or other financing without the consent of the other party. Such assignment shall be effective upon notice sent by the assigning party. Upon the occurrence of a Partnership Change in Control (as hereinafter defined), Processor shall provide Supplier with a notice of any Partnership Change in Control at least 60 Days prior to the effective date thereof.  Within 180 Days following receipt of such notice, Supplier may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control. In the event this Agreement is terminated early as a result of Partnership Change in Control, Supplier shall have no further payment obligations to Processor except for those incurred prior to the date of such early termination.  A “Partnership Change in Control” means Phillips 66 Company ceases to control the general partner of Phillips 66 Partners LP.

14.7    It is not the intention of the parties to create, and this Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any party to act as an agent, servant or employee for any other party for any purpose whatsoever except as explicitly set forth in this Agreement.
14.8    Any notice, request, instruction, correspondence, or other documentation to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested or facsimile as follows:
If to Processor, addressed to:
Phillips 66 Sweeny Frac LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Supplier, addressed to:

Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Day and Year first above written.

PHILLIPS 66 SWEENY FRAC LLC By: Name: Robert A. Herman Title: President	PHILLIPS 66 COMPANY By: Name: Robert A. Herman Title: Executive Vice President, Midstream

EXHIBIT I

GOVERNANCE TERMS

Partners
Partners; Percentage Interests
Following the Closing, Opco General Partner will be the sole general partner of P66 Opco and will own a non-economic general partner interest in P66 Opco.
Each of Alpha LLC, Bravo LLC, Charlie LLC and Delta LLC will own a 25% limited partner interest in P66 Opco.
The respective interests of the limited partners of P66 Opco will be adjusted from time to time to reflect any transfer of a limited partner’s interest or the admission of a new limited partner.

Management and Voting
Management
The management of the business and affairs of P66 Opco will be vested solely in Opco General Partner, and no limited partner will be entitled to any management power over the business and affairs of P66 Opco. Opco General Partner may not be removed as the general partner of P66 Opco without its consent.
Notwithstanding the foregoing, each of the following matters will require either the unanimous approval or the approval of the limited partners of P66 Opco representing greater than 75% of the limited partnership interests (collectively, the “Required Approval Matters”), which approval shall not be unreasonably withheld, conditioned or delayed:
any reorganization, merger, consolidation or similar transaction of P66 Opco or the sale of all or substantially all of P66 Opco’s assets;
the creation of any new class of P66 Opco equity interests, issuance of additional P66 Opco equity interests or the issuance of any security that is convertible into a P66 Opco equity interest;
admission of new partners or the withdrawal of any person as a partner of P66 Opco;
the filing of voluntary bankruptcy proceedings, or consenting to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of P66 Opco or any of its subsidiaries or for any substantial part of P66 Opco’s or any of its subsidiaries’ property, or the making of any general assignment for the benefit of creditors;
any modification to the amount, timing, frequency or method of calculation of distributions to the partners of P66 Opco;
(i) approval of any distribution in kind of P66 Opco’s assets to its partners; (ii) approval of any distribution in kind of P66 Opco’s cash and property on a non-pro rata basis; and (iii) the determination of the value assigned to in-kind distributions of property;
changing P66 Opco’s tax elections;
transfers of a partner’s interest in P66 Opco to any third party; and
any other matter expressly requiring the approval of a supermajority of limited partners.

Allocations and Other Tax Matters
Allocations of Profits and Losses; Tax Matters
Generally, profits and losses for any allocation year will be allocated among the partners in proportion to their respective economic percentage interests.
P66 Opco will be taxed as a partnership.
Opco General Partner is designated as the Tax Matters Partner. The Tax Matters Partner is required to provide the other partners with copies of notices or other materials or proceedings from the IRS or other taxing authorities.

Distributions

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Distributions of Distributable Cash
The limited partners will mutually agree upon an acceptable distribution policy that provides for the pro rata distribution of all Distributable Cash to the limited partners each quarter unless otherwise agreed by the limited partners.
“Distributable Cash” means, with respect to any quarter:
(i) the sum of all cash and cash equivalents of P66 Opco and its subsidiaries on hand at the end of such quarter, less
(ii) the amount of any cash reserves established by Opco General Partner to (A) provide for the proper conduct of the business of P66 Opco and its subsidiaries (including reserves for future capital expenditures and for anticipated credit needs of P66 Opco and its subsidiaries) or (B) comply with applicable law or any loan agreement, security agreement, debt instrument or similar agreement or obligation to which P66 Opco or any of its subsidiaries is a party or otherwise bound.

Capital Contributions
Withdrawal of Capital; Interest	No partner may withdraw capital or receive any distributions from P66 Opco except as provided in the Amended Partnership Agreement. No interest will be paid on any partner’s capital contributions.
Capital Calls
Opco General Partner shall have the right to call capital from P66 Opco’s limited partners from time to time in an aggregate amount equal to the P66 Opco Construction Obligation Cap as of the Closing.
For the avoidance of doubt, the Contribution Agreement shall not be deemed to limit a limited partner’s obligation to make capital contributions to P66 Opco following a valid capital call made by Opco General Partner in accordance with the Amended Partnership Agreement.

Officers
Election and Removal	P66 Opco may have a President and such other officers that Opco General Partner may designate from time to time. Opco General Partner may remove any officer at any time, with or without cause.
Meetings and Voting
Opco General Partner will be member-managed with no managers or board of directors.
Meetings of limited partners shall be at the time and location determined in the sole discretion of Opco General Partner. Opco General Partner may provide notice of a meeting to the limited partners in any manner it deems appropriate.

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SCHEDULE 1.1(A)

EXCLUDED ASSETS

1.	Construction support assets to be used for development of other ongoing projects for Phillips 66 Company or its subsidiaries.

2.	The new East End Shop built at the Phillips 66 Sweeny Refinery.

3.
Steel added to existing pipe racks at the Phillips 66 Sweeny Refinery and new sections of pipe rack to interconnect the existing racks, as well as new piping to the Phillips 66 Sweeny Refinery including the following:

•	505 - Lines North of Storage Road

◦	Piping

▪	4008-BAAA1-6"-NG

•	506 - Sleeper piping West of the Sweeny Fractionator

o	Piping

▪	007-AAAA1-6"-N Pentane

•	507 - Rack South along NGL Road

o	Piping

▪	4005-TAAG1-2"-UA

▪	4009-BAAA1-6"-NG

•	508 - Rack to Interface

•	511 - Sleeper Rack North of the Sweeny Fractionator

o	Piping

o	4007-AAAA1-6"- Pentane

4. The 524 and Seagas assets located outside the Phillips 66 Sweeny Refinery perimeter.

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5. A nitrogen line and tie-in near the Clemens Caverns downstream of a third party custody transfer meter. The Phillips 66 Sweeny Refinery owns and maintains that line.

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SCHEDULE 3.9(B)

PERMITTED LIENS

Subject to the following:

2.	All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable; and;

3.
All other covenants, restrictions, conditions, easements, reservations, and rights-of-way, records of which have been delivered to or obtained by the Partnership pursuant to this Agreement to the extent valid, subsisting and enforceable, and all matters shown on any surveys delivered to or obtained by the Partnership.

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